EXHIBIT 10.2

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended.

AMENDED AND RESTATED INTERNATIONAL DISTRIBUTION COORDINATION AGREEMENT

This AMENDED AND RESTATED INTERNATIONAL DISTRIBUTION COORDINATION AGREEMENT (this “Agreement”) is entered into as of June 12, 2015 (the “Effective Date”), between MONSTER ENERGY LTD. (formerly TAURANGA, LTD.), a company organized and existing under the laws of the Republic of Ireland, with offices at South Bank House, Barrow Street, Dublin 4, Ireland and MONSTER ENERGY COMPANY (formerly known as Hansen Beverage Company) (collectively, “MEL”) and THE COCA-COLA COMPANY, a Delaware corporation (“KO”).  This Agreement amends and restates in its entirety that certain Monster Energy International Distribution Coordination Agreement between MEL and KO as of October 3, 2008 (the “Original Agreement”).  Capitalized terms not otherwise defined in this Agreement shall have the meaning defined in Section 2 below.

1.                                    Recitals.  This Agreement is made with reference to the following recitals of essential facts:

1.1.                        MEL and KO (each, a “Party” and collectively, the “Parties”), and their respective Affiliates (as defined below), are both engaged in the manufacture and sale of beverages.  For purposes of this Agreement, “Affiliate” shall have the meaning ascribed to such term in the Transaction Agreement (as defined below).

1.2.                        MEL is a wholly owned subsidiary of Monster Energy Company (formerly known as Hansen Beverage Company), a Delaware corporation (“MEC”).  MEC or its applicable Affiliate owns the exclusive right, title and interest in and to the MEC Marks (as defined below).  MEL has been authorized by MEC or its applicable Affiliate to use the MEC Marks (as defined below) and manufacture, promote, market, distribute and sell, including without limitation through distributors appointed by MEL, the Products (as defined below) throughout the Territory (as defined below).

1.3.                        Prior to the execution of this Agreement, (i) Company (as defined in the Transaction Agreement), Parent (as defined in the Transaction Agreement) and NewCo (as defined in the Transaction Agreement) entered into the Asset Transfer Agreement (as defined below), pursuant to which Parent agreed to transfer to NewCo or one or more of NewCo’s designated Subsidiaries the KO Energy Assets (as defined in the Asset Transfer Agreement) and to assume the Assumed KO Energy Liabilities (as defined in the Asset Transfer Agreement) and Company agreed to sell to Parent or one or more of Parent’s designated Subsidiaries the Monster Non-Energy Assets and Parent agreed to assume the Assumed Monster Non-Energy Liabilities (each as defined in the Asset Transfer Agreement) (the “Asset Transfer Agreement”) and (ii) Company, NewCo, Merger Sub (as defined in the Transaction Agreement) and Purchaser (as defined in the Transaction Agreement) entered into the Transaction Agreement, pursuant to which (a) Company reorganizes into a new holding company structure by merging Merger Sub with and into Company, with Company surviving as the wholly-owned subsidiary of NewCo, (b)

upon the effective time of the merger, each outstanding share of Company’s common stock converts into one share of NewCo’s common stock (“NewCo Common Stock”), and (c) immediately after the effective time of the merger, Purchaser purchases from NewCo a number of newly issued shares of NewCo Common Stock representing one share less than 16.666% of the total number of then issued and outstanding shares of NewCo Common Stock measured on a post-issuance basis (the “Transaction Agreement”), each as more fully described therein.  As a condition to consummating the transactions contemplated by the Asset Transfer Agreement and the Transaction Agreement, the Parties have agreed to enter into, simultaneously with the consummation of the transactions contemplated by the Asset Transfer Agreement and the Transaction Agreement, this Agreement with respect to distribution related matters.

1.4.                        KO has relationships with an extensive worldwide network of owned, partially owned or independent distributors and/or bottlers that engage in the manufacture, distribution and/or sale of KO-branded beverages. Each such distributor or bottler that is a party to an agreement with KO regarding the distribution of beverage products (as it may be amended, restated, and/or replaced from time to time, in each case a “KO Bottler Agreement”) is referred to in this Agreement as a “KO Distributor” and some or all of such distributors are collectively referred to as the “KO Distributors.”

1.5.                        Certain KO Distributors entered into various exclusive agreements with KO pursuant to which they need consent from KO to distribute competitive products offered by third parties.  Certain KO Distributors (“Pre-Coordination Distributors”) previously entered into distribution agreements (“Pre-Coordination Agreements”) with MEL (i) prior to the effective date of the Original Agreement and (ii) in the case of Coca Cola Hellenic and/or its Affiliates (“Hellenic”), after the effective date of the Original Agreement but before the Effective Date of this Agreement.  Certain KO Distributors (“Existing KO Distributors”) previously entered into distribution agreements (“Existing Distribution Agreements”) with MEL pursuant to the Original Agreement.  Through this Agreement, and subject to the provisions contained herein, MEL desires to enter into, and KO desires to consent to (to the extent necessary), (a) new distribution agreements with KO Distributors designated by KO for Products (as defined below) in, and/or (b) add to Existing Distribution Agreements specific sub-territories (each a “Sub-Territory” and collectively “Sub-Territories”) designated by MEL that are within the Territory (as defined below), in each case as provided hereunder (subject to the last sentence of Section 3.2 hereof) and/or (c) new distribution agreements with Pre-Coordination Distributors and those distributors that have entered into Existing Distribution Agreements with MEL prior to the Effective Date in Sub-Territories designated by MEL and agreed to by such KO Distributors, but only to the extent of such Sub-Territories that become subject to such New Distribution Agreement.

1.6.                        Subject to the terms of this Agreement, (i) MEL shall use its Best Efforts (as defined below) to enter into (a) new distribution agreements for Sub-Territories substantially in the form of attached Exhibit A, (b) amendments to Existing Distribution Agreements adding Sub-Territories to such Existing Distribution Agreements as may be agreed upon in writing and/or (c) to the extent applicable Existing KO Distributors are agreeable, amendments to applicable Existing Distribution Agreements to make them substantially identical to the form of attached Exhibit A.  The new distribution agreements in the form of attached Exhibit A or amendments referred to in this Recital 1.6 shall be effective from their respective effective dates, in each case, and shall be subject to such modifications as may be agreed upon in writing by MEL, the applicable KO Distributor, and to the extent required in accordance with Section 7.2 below, by KO, and are collectively referred to as the “New Distribution Agreements,” (ii) KO shall use its Best Efforts (as defined below) to, recommend and consent to and shall, upon MEL’s reasonable request, use good faith efforts to reasonably assist, the entering into of such New Distribution Agreements as set forth in Section 3.2 below, (iii) subject to the last sentence of Section 3.3 below, MEL shall use its Best Efforts to respond to KO’s or a KO Distributor’s reasonable inquiries and cooperate with KO in response to KO’s reasonable requests in relation to MEL’s relationship with KO and KO Distributors, including with respect to discussing in good faith potential resolutions of any material issues with KO Distributors relating to KO Distribution Agreements (as defined below) and any material disputes or performance issues thereunder, as set forth in Section 3.3 below, and (iv) MEL shall consider, in good faith, any reasonable requests by a KO Distributor to amend the form of Exhibit A, without any obligation on MEL to agree to such amendment/s that MEL determines to be unacceptable in its sole and absolute discretion.  Without limiting the foregoing, as used herein, the term “New Distribution Agreements” shall also include (A) amendments to Pre-Coordination Agreements to make them substantially identical with the form of attached Exhibit A, but only with respect to such Sub-Territories that become subject to such New Distribution Agreement, with effect from the respective effective dates of such amendments, in each case subject to such modifications as may be agreed upon in writing by MEL, KO and the applicable Pre-Coordination Distributor, and (B) any other agreement that the parties otherwise agree in writing will constitute a New Distribution Agreement hereunder.

1.7.                        All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.  In accordance with Section 23.2 of the Original Agreement, the Parties desire to supersede the Original Agreement in its entirety, which shall no longer be in force and effect, as set forth herein.

Now, therefore, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein, the Parties hereby agree that the Original Agreement is hereby superseded in its entirety as follows:

2.                                    Definitions.  For the purposes of this Agreement, the following additional definitions shall apply:

“Applicable Sub-Territory/ies” means any Sub-Territory within the Territory.

“Best Efforts” means the efforts a prudent Person (as defined below) desiring in good faith to achieve a result would use in the circumstances to ensure such result is achieved as expeditiously as possible but does not require the Person subject to such obligation to take actions that would result in any materially adverse change, or any financial change which in the aggregate, or over a period of time, would result in any materially adverse change, in the benefits to such Person under this Agreement or require such Person to expend funds or extend other economic incentives, unless otherwise expressly required under this Agreement.

“KO Distribution Agreements” means (a) Pre-Coordination Agreements, (b) Existing Distribution Agreements, and (c) New Distribution Agreements to be entered into between MEL and a KO Distributor in the Territory after the Effective Date of this Agreement (“New Distributor/s”); in each case, together will all exhibits, appendices, and schedules thereto and as such agreements may be amended or modified.

“Energy Drink/s” means any shelf-stable, in ready-to-drink, powdered, drops or concentrate form, non-alcoholic beverage that satisfies all of the following conditions: (a) it is marketed or positioned to consumers as an energy beverage, (b) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by KO, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients) and (c) it has at least five (5) milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (i) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (ii) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final law applicable to MEL in such territory imposing restrictions on the on-going business activities of MEL is enacted by a Governmental Entity (as defined below) having jurisdiction over such territory that either (A) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such law) or (B) is reasonably expected, based on the good faith judgment of MEL, to have an adverse impact on MEL’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact); it being agreed that affected Products in any affected territory may be reformulated by MEL to the extent necessary to comply with any such law or to avoid such adverse impact.

“MEC Marks” means the trademarks, trade names, brand names, and logos (whether or not registered), copyright material and other intellectual property owned by MEC or its applicable Affiliate and used by it on the Products and/or in connection with the production, labeling, packaging, marketing, sale, advertising, and promotion of the Products.

“KO Competitor” means the Persons identified on attached Exhibit J and any Affiliates and successors thereof, it being agreed that KO may propose to MEL for MEL’s written approval to supplement or amend Exhibit J from time to time to add additional Person/s who are significant competitors of KO who own, operate or control a distribution network for alcoholic and/or non-alcoholic beverage products or own or license alcoholic and/or non-alcoholic beverage product brands, and MEL shall not unreasonably withhold approval to such supplement or amendment (and in all cases, including any of such Person’s respective Affiliates and successors).

“KO/MEL Distributor/s” means (a) Pre-Coordination Distributors, but only in relation to New Distribution Agreements that such Pre-Coordination Distributors may enter into pursuant to this Agreement, (b) Existing KO Distributors under Existing Distribution Agreements and (c) KO Distributors that enter into New Distribution Agreements pursuant to this Agreement, in each case, for so long as such agreements remain in effect, but only during the period in which a KO Bottler Agreement is in effect between KO and such KO/MEL Distributor.

“Products” collectively means (excluding, for purposes of this Agreement, any Products (as such term is defined in the KO Legacy Brands Coordination Agreements (as defined below))) (a) all Energy Drinks, in any form, that are offered, packaged and/or marketed by MEL or any of its Affiliates at any time, under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and/or containing the “” as a primary brand component, and which may, but are not required to contain the “” mark, and/or the “M” icon (“Monster Energy Drink/s”), (b) all drinks other than Energy Drinks, in any form, that are offered, packaged and/or marketed by MEL or any of its Affiliates at any time, under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and which may, but are not required to contain the “ “ mark, and/or the “M” icon (“Other Monster Drink/s”), as MEL and KO may agree upon in writing and as identified on attached Exhibit C-1 which may be amended from time to time by MEL and KO executing a mutually agreed upon amended Exhibit C-1, including any Other Monster Drinks added to a KO Distribution Agreement pursuant to Section 4.6.2 below and (c) all other beverages not specified in (a) or (b) of this definition of Products, in any form, including, without limitation, Energy Drinks, that are offered, packaged and/or marketed by MEL or any of its Affiliates at any time, but not under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and that do not contain the “” mark, and/or the “M” icon (“Other Products”), as MEL and KO may agree upon in writing and identified on attached Exhibit C-2 which may be amended from time to time by MEL and KO executing a mutually agreed upon amended Exhibit C-2.  The Products shall include all sizes of SKUs as may be determined by MEL and offered, packaged and/or marketed by MEL or any of its Affiliates in good faith from time to time, subject to Section 4.6 below (the “Product SKUs”).

“Territory” means the countries, regions or geographical areas described on attached Exhibit B, as may be amended from time to time by mutual agreement of the Parties in writing.

3.                                    Agreement.

3.1.                        The Parties acknowledge and agree that, subject to the terms of this Agreement, and in exchange for the consideration described in the Transaction Agreement, it is their mutual intent (a) to procure and facilitate a smooth and uninterrupted transition of the distribution of all Products to applicable KO Distributors throughout the Territory and (b) that the transition will happen in due course, as KO provides Identification Notices (as defined below) pursuant to and in accordance with the Distributor Negotiation Process (as defined below).

3.2.                        KO Efforts; Access to Distributors.  To the extent permissible under applicable law (a) KO agrees to use its Best Efforts to recommend and consent to the entering into of such New Distribution Agreements, and shall, upon MEL’s reasonable request, use good faith efforts to reasonably assist the entering into of such New Distribution Agreements and the on-going relationship between MEL and such KO/MEL Distributors that have executed New Distribution Agreements with MEL, including, without limitation, by KO taking the following actions when required during the Term: (i) reasonably requesting that Proposed Distributors meet with representatives of KO (or KO and MEL) to attempt to resolve material issues related to the relationship (or failure to reach agreement with respect to a New Distribution Agreement) between MEL and such KO Distributor, (ii) participating in a reasonable number of such meetings described in clause (i), whether in person or via teleconference or video conference, at mutually agreed upon times with reasonable advance notice to KO, (iii) communicating to KO Distributors KO’s recommendation of, and consent to, the entering into of New Distribution Agreements, as well as, upon MEL’s reasonable request, sending an applicable KO Distributor a letter or email substantially in a form to be reasonably agreed upon by the Parties as set forth in Exhibit X, and (iv) refraining from discouraging, preventing and/or intentionally delaying the entry into of New Distribution Agreements between MEL and Proposed Distributors; (b) and to the extent KO has express consent rights under a KO Bottler Agreement with respect to the KO Distributor’s right to distribute products other than KO products, KO will grant such consent in the Sub-Territories with respect to the Monster Energy Drink/s designated by MEL, and with respect to the Other Monster Drink/s and the Other Products that are included in the Products, as may be agreed to between MEL, KO and such KO Distributors in a New Distribution Agreement with such KO Distributor; and (c) KO shall use reasonable efforts to permit MEL to make presentations to KO/MEL Distributors in relation to its Energy Drink business from time to time throughout the Term (as defined below), under circumstances deemed reasonably appropriate by KO.  For the avoidance of doubt, KO’s Best Efforts and MEL’s Best Efforts hereunder shall not obligate either KO or MEL, as the case may be, to expend funds or extend other economic incentives to convince KO Distributors to enter into New Distribution Agreements with MEL; it being understood by MEL that KO does not control all KO Distributors, who will independently negotiate distribution agreements directly with MEL.  Notwithstanding anything to the contrary herein, KO does not consent to (and shall have no obligation hereunder with respect to) any KO Distributor distributing Products in any Sub-Territory in which such KO Distributor does not distribute Products as of the Effective Date, unless and until such KO Distributor and all of its applicable Affiliates enter into New Distribution Agreements in the form of Exhibit A in accordance with this Agreement covering each and every Sub-Territory in which such KO Distributor or any of its Affiliates distribute or intend to distribute Products (including any Sub-Territories in which such KO Distributor or any of its Affiliates distributed Products prior to the Effective Date); provided that, in the event of any addition or intended addition of Sub-Territories (in which Coca-Cola Enterprises does not distribute Products as of the Effective Date)

to the distribution territory of Coca-Cola Enterprises under New Distribution Agreements, if Coca-Cola Enterprises wishes to continue to distribute Products pursuant to its Existing Distribution Agreements in the Sub-Territories in which Coca-Cola Enterprises distributes Products as of the Effective Date, Coca-Cola Enterprises shall not be required to enter into New Distribution Agreements in the form of Exhibit A with respect to the Sub-Territories in which Coca-Cola Enterprises distributes Products as of the Effective Date.

3.3.                        MEL Efforts.  MEL shall reasonably respond to KO’s or a KO Distributor’s reasonable inquiries and cooperate with KO in response to KO’s reasonable requests in relation to MEL’s relationship with KO and KO Distributors, including, without limitation, with respect to discussing in good faith potential resolutions of any material issues with KO Distributors relating to KO Distribution Agreements and any material disputes or performance issues thereunder or any perceived material issues relating to the commercialization of MEL’s Products, including, without limitation, by taking the following actions when required during the Term: participating in a reasonable number of meetings with representatives of KO (or KO and the applicable KO Distributor) to attempt to resolve material issues related to the relationship between MEL and such KO Distributor or MEL and KO (or failure to reach agreement with respect to a New Distribution Agreement), whether in person or via teleconference or video conference, at mutually agreed upon times with reasonable advance notice to MEL.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, MEL’s obligations under this Section 3.3 shall not (a) limit, delay or otherwise affect MEL’s rights and remedies relating to any breach or failure by a KO/MEL Distributor under an applicable KO Distribution Agreement, (b) constitute a basis for a defense by a KO/MEL Distributor to any claim by MEL for such KO/MEL Distributor’s breach or failure to perform under the applicable KO Distribution Agreement therewith or (c) excuse, suspend or delay a KO/MEL Distributor’s obligations under an applicable KO Distribution Agreement.

3.4.                        Manufacturing.  The Parties acknowledge and agree that it is their current mutual intention that they will consider in due course entering into a written agreement (with a KO Affiliate or a KO Distributor identified by KO) on mutually acceptable terms to provide for the manufacture of certain Products in the Territory.  This Section 3.4 shall not be deemed to be an agreement by the Parties for such manufacture and the Parties shall not have any obligations with respect thereto unless and until a written agreement has been duly executed.

4.                                    Procedures for Appointment of Distributors.

4.1.                        Designation and Identification. Without limiting the Parties’ respective obligations under the Transaction Agreement, to the extent permissible under applicable law and subject to Section 4.6.2:

4.1.1.            MEL and KO, subject to the penultimate sentence of Section 3.2, shall use their respective Best Efforts to cause New Distribution Agreements to be entered into on terms and conditions mutually agreeable between MEL and KO Distributors for the distribution of all Products in the Sub-Territories, pursuant to the following process:

(a)                               At any time after the Effective Date of this Agreement, (i) MEL may decide to have KO Distributors distribute Products in any additional territory/ies in the Territory, in which event MEL will deliver written notice (the “MEL Designation Notice”) to KO designating the specific Sub-Territory/ies in which MEL desires KO Distributors to distribute the Products and/or (ii) KO may determine, in consultation with MEL, that it is economically feasible to terminate an existing distributor in the Applicable Sub-Territory/ies, in which event KO will deliver written notice (the “KO Designation Notice”, and together with the MEL Designation Notice, the “Designation Notice”) to MEL designating such Applicable Sub-Territory/ies.  Within seven (7) days of its receipt of the MEL Designation Notice or delivery of the KO Designation Notice, KO will deliver written notice (the “Identification Notice”) to MEL identifying the specific KO Distributors (the “Proposed Distributors”) proposed to be appointed to distribute the Products in the respective Sub-Territory/ies identified in the Designation Notice (subject to the last sentence of Section 3.2 hereof) and any additional relevant information as may be in KO’s possession concerning such Proposed Distributor or the Sub-Territory covered by it that is reasonably requested by MEL (provided that KO shall not be required to deliver information that KO is obligated to keep confidential).  In the event that KO fails to deliver an Identification Notice in accordance with this Section 4.1.1 within the prescribed period and does not cure such failure within seven (7) days written notice thereof, such failure shall be deemed to be a failure to deliver a Distribution Commitment (as defined below) with respect to the applicable Sub-Territory/ies.

(b)                              MEL shall, within twenty-one (21) days of receipt of the Identification Notice (or Identification Notice amendment, as applicable), deliver to each such Proposed Distributor accepted by MEL, a New Distribution Agreement that provides for the applicable KO Distributor to obtain exclusive distribution rights for all accounts and classes of accounts in the applicable Sub-Territory/ies, except to the extent approved in advance in writing by KO or otherwise agreed between MEL and such Proposed Distributor, along with the relevant details and instructions sufficiently explaining to such Proposed Distributor the requirements relating to submitting a Distribution Commitment (as defined below) in accordance herewith and providing requirements with respect to pricing, margins and promotional contribution commitments, including equipment requirements (the “Commercial Requirements”).  MEL shall not reject (nor refuse to accept) a KO Distributor holding the exclusive right to distribute (or that otherwise is the primary distributor of) “Coca-Cola” brand products in an applicable Sub-Territory (“Primary KO Distributor”), subject to compliance with the other provisions of this Section 4.1.1.  MEL shall diligently and in good faith negotiate the terms of such New Distribution Agreement using its Best Efforts to enter into such New Distribution Agreement with such Proposed Distributor for a period of at least forty-five (45) days (the “Initial Negotiation Period”), subject to such modifications to such form as may be agreed upon in writing by MEL, the Proposed Distributor and KO.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, MEL’s “Best Efforts” under Sections 4.1 and 4.5(c) shall not obligate MEL to (i) agree to any amendments to such New Distribution Agreements which MEL, in good faith, deems inappropriate or unacceptable in its sole and absolute discretion, (ii) enter into any such New Distribution Agreement with respect to any Sub-Territory in which MEL is then party to an existing Third Party Agreement (as defined below) that would provide economic and other material operational terms (that are not addressed under the terms of Exhibit A) that are materially less favorable to MEL in the aggregate than the economic and other material operational terms of such Third Party Agreement, or (iii) violate, or incur any material liabilities arising under, the Third Party Agreement or any applicable laws or regulations in the applicable

Sub-Territory.  Exhibit I sets forth certain additional terms and conditions applicable to negotiation of New Distribution Agreements that constitute amendments of Existing Distribution Agreements in accordance with Exhibit A.

(c)                               If the Proposed Distributor does not deliver, or refuses to deliver, to MEL a Distribution Commitment (as defined below) within such Initial Negotiation Period, KO shall have the right to participate or otherwise assist in further negotiations between MEL and such Proposed Distributor for an additional period of at least fifteen (15) days, and MEL shall diligently and in good faith negotiate the terms of such New Distribution Agreement using its Best Efforts to enter into such New Distribution Agreement with such Proposed Distributor during such additional fifteen (15) day period (the “Second Negotiation Period”); provided that MEL may reject any proposed amendments to such New Distribution Agreement in its sole and absolute discretion.

(d)                             If the Proposed Distributor fails to deliver such Distribution Commitment (as defined below) following the process set forth in clauses (a)-(c) above; provided that MEL used good faith efforts to meet and confer with the applicable KO Distributor to resolve any differences, then such failure shall be deemed a Distribution Refusal (as defined and provided for in Section 4.6 below).  The process set forth in clauses (a)-(d) of this Section 4.1.1 shall be referred to herein as the “Distributor Negotiation Process”.

(e)                               “Distribution Commitment” means (i) a duly executed New Distribution Agreement (including acceptance of the Commercial Requirements) in the form provided by MEL or another form acceptable to MEL (provided that MEL shall consider, in good faith, any reasonable requests by a Proposed Distributor to amend the form of Exhibit A, without any obligation on MEL to agree to any such amendment/s that (A) MEL determines to not be acceptable in its sole and absolute discretion, (B) with respect to any Sub-Territory in which MEL is then party to an existing Third Party Agreement (as defined below), would provide economic and other material operational terms (that are not addressed under the terms of Exhibit A) that are materially less favorable to MEL in the aggregate than the economic and other material operational terms of such Third Party Agreement (as defined below), or (C) violate, or incur any material liabilities arising under, the Third Party Agreement or any applicable laws or regulations in the applicable Sub-Territory), which entitles MEL to accept and execute such New Distribution Agreement, but only after the effective termination of any Third Party Agreement/s (as defined below) for the Sub-Territory/ies applicable to such New Distribution Agreement (provided that such entitlement to accept and execute shall be irrevocable for a period of one hundred twenty (120) days after MEL’s receipt thereof and, thereafter, such Proposed Distributor may revoke such Distribution Commitment in its sole discretion upon written notice to MEL) and, to the extent there is a Third Party Agreement in effect in the applicable Sub-Territory, together with (ii) a Severance Commitment (as defined below).  MEL shall notify such Proposed Distributor if the duly executed New Distribution Agreement submitted by the Proposed Distributor is not in a form and substance acceptable to MEL, identifying in general why such New Distribution is not acceptable to MEL and in the event that MEL fails to so respond within ten (10) days of receipt of a duly executed New Distribution Agreement, the Proposed Distributor shall have the right to revoke such Distribution Commitment upon written notice to MEL.  If the Proposed Distributor delivers the Distribution Commitment, then immediately after the effective termination of any applicable Third Party Agreements (and, to the extent provided in a Severance Commitment, such Proposed Distributor pays any amounts agreed to be paid under the Severance Commitment) for the Sub-Territory/ies applicable to the applicable Distribution Commitment (or if there are no such Third Party Agreements, immediately upon receipt thereof), MEL shall execute such Distribution Commitment to the extent not previously revoked by such Proposed Distributor in accordance herewith (which thereupon shall constitute the applicable New Distribution Agreement), and deliver the fully executed New Distribution Agreement to such Proposed Distributor with a copy to KO promptly following the execution thereof.  For the avoidance of doubt, MEL shall not approach or engage any KO Distributors without first notifying KO in writing.

4.1.2.            The provisions of this Section 4.1.2 are set forth on attached Exhibit E and are incorporated in this Section 4.1.2 by this reference.

4.1.3.            In the event that there is a Third Party Agreement (as defined below) in effect in the Sub-Territory that is the subject of a Distributor Negotiation Process, MEL shall (a) reasonably consult with the Proposed KO Distributor to determine whether it would be permissible and lawful under the applicable Third Party Agreement and applicable law, and economically feasible for MEL and the Proposed KO Distributor for MEL to terminate such Third Party Agreement (as defined below), and (b) negotiate in good faith with the Proposed KO Distributor to attempt to reach a reasonable agreement regarding the form and substance of what would constitute an acceptable Severance Commitment (as defined below) under such circumstances (collectively, the “Severance Discussions”).  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, unless the Proposed KO Distributor and MEL reach agreement regarding the acceptable form and substance of the Severance Commitment for the applicable Sub-Territory pursuant to the Severance Discussions (or MEL otherwise accepts a Distribution Commitment for the applicable Sub-Territory that includes a Severance Commitment (as defined below) pursuant to the Distributor Negotiation Process), (i) the Proposed KO Distributor shall not be required to pay or agree to pay any such Severance Payment (as defined below) or other amounts to such Third Party Distributor (as defined below), and (ii) MEL shall not be required to terminate the applicable Third Party Agreement (as defined below) to the extent that MEL determines, in its sole and absolute discretion, that such termination would result in any requirement to pay a Severance Payment (as defined below)  or other amounts to such Third Party Distributor (as defined below) for such termination.  “Severance Commitment” shall mean a written commitment by the Proposed Distributor that is agreed upon by MEL and the Proposed KO Distributor pursuant to the Severance Discussions (or that MEL otherwise accepts as part of a Distribution Commitment for the applicable Sub-Territory pursuant to the Distributor Negotiation Process), providing for the Proposed KO Distributor’s irrevocable commitment to pay or contribute to any Severance Payments and/or any other amounts necessary to terminate the applicable Third Party Agreement (and which may address other issues, such as the timing and manner of any such payment or contribution).

4.2.                        MEL’s Rights Regarding New Distribution Agreements.  Except as expressly provided in any KO Distribution Agreement with a KO/MEL Distributor and this Agreement (including Section 4.5(b)), nothing in this Agreement should be construed as granting KO

Distributors exclusive distribution rights for the Products or otherwise prohibiting MEL from entering or maintaining relationships with other distributors.

4.3.                        Acceptance.  Except as expressly provided in any KO Distribution Agreement with a KO/MEL Distributor and this Agreement (including Section 4.1), nothing in this Agreement should be construed as granting KO Distributors exclusive distribution rights for the Products or otherwise prohibiting MEL from entering or maintaining relationships with other distributors.

4.4.                        [RESERVED]

4.5.                        Third Party Agreements.

(a)                               As soon as practicable, but in no event later than ten (10) days, after a KO Distributor has delivered a Distribution Commitment with respect to an Applicable Sub-Territory/ies, MEL shall (or shall cause its applicable Affiliate to), including, if necessary and provided that MEL has received a Severance Commitment, by payment of any Severance Payment (subject to and as defined below), lawfully commence and implement terminating, to the extent permissible under and in accordance with its terms and applicable law, any existing distribution or similar agreements or arrangements with third party distributors who are not KO Affiliates or other KO Distributors (“Third Party Distributors”) relating to the distribution of any Products (“Third Party Agreements”) in the Applicable Sub-Territory/ies, to the extent such Sub-Territory/ies is/are covered by the Distribution Commitment.  Upon the effective date of any such effective termination, MEL shall cease distributing Products through any such terminated Third Party Distributor and shall commence distribution through the applicable KO Distributor in accordance with the applicable New Distribution Agreement.  “Severance Payment” means the quantifiable amount expressly provided for in the applicable Third Party Agreement that MEL is obligated to pay to the applicable Third Party Distributor under such Third Party Agreement for the lawful termination of such Third Party Agreement, without cause and/or for convenience, in accordance with its terms.

(b)                              except as provided in the next sentence, or as otherwise expressly provided by this Agreement, MEL shall not (and shall cause its Affiliates to not) enter into any new coordination, distribution or similar agreements or arrangements (or otherwise amend any similar existing arrangements to grant any third party additional rights), relating to the distribution of any Products in the Territory or distribute Products in the Territory other than through KO, its Affiliates and/or the KO Distributors in accordance with this Agreement and the applicable KO Distribution Agreements.  The foregoing shall not apply (i) to the Sub-Territories subject to Third Party Agreements existing as of the Effective Date that remain in effect in accordance with this Agreement (e.g., those that will not be and/or have not yet been terminated in accordance with Section 4.5(a) above), (ii) to the Sub-Territories with respect to which both (1) no KO Distribution Agreement has been entered into with a KO Distributor, and (2) a Distributor Negotiation Process was completed in accordance with this Agreement but no Distribution Commitment was provided, (iii) to the Sub-Territories with respect to which a KO Distributor has been terminated and a Distributor Negotiation Process was completed to replace such KO Distributor, but such KO Distributor was not replaced with a Primary KO Distributor, and (iv) to the extent otherwise expressly authorized under other Sections of this Agreement (including, for clarity, Section 4.6); provided that, in no event, shall MEL (and MEL shall cause its Affiliates not to) enter into any agreements or arrangements (or amendment of any agreement or arrangement) that conflicts with MEL’s obligations or KO’s rights or benefits under this Section 4.5 (such as agreeing to amend a Third Party Agreement to make it not terminable by MEL or its applicable Affiliate).  Notwithstanding anything to the contrary, the first sentence of this Section 4.5(b) shall not apply to (A) MEL directly making arrangements with “MMM” accounts or its functional equivalent as defined or provided in an applicable KO Distribution Agreement relating to Large Accounts (as defined in the applicable KO Distribution Agreement) having multiple outlets in one or more market/s and/or Sub-Territories in the Territory and (B) any Distributor’s Accounts (as defined in the applicable KO Distribution Agreement) that are expressly identified in the applicable KO Distribution Agreement as not exclusive to (or not served by) such KO Distributor.

(c)                               Provided that a KO Distributor has delivered a Distribution Commitment (including acceptance of the Commercial Requirements) with respect to an Applicable Sub-Territory, and other than as expressly agreed by the Parties in writing, to the extent that any Third Party Agreements existing as of the Effective Date are not terminable in accordance with Section 4.5(a) above, MEL shall (and shall cause its applicable Affiliate to) (i) use commercially reasonable efforts (without limiting MEL’s obligation as provided in the last sentence of this Section 4.5(c)) to negotiate the termination of such Third Party Agreements pursuant to and in accordance with the terms thereof as soon as reasonably practicable following the Effective Date, and (ii) to the extent not prohibited by the terms thereof, not renew (other than automatic renewals or renewals by the Third Party Distributor as provided in an applicable Third Party Agreement) or expand such Third Party Agreement.  Promptly upon effective termination or expiration of any Third Party Agreements or with respect to Products for which there is no existing Third Party Agreement or KO Distribution Agreement in the Sub-Territory (including the transfer of distribution rights for Products and Sub-Territories covered by the terminated Third Party Agreements), MEL shall use its Best Efforts to enter into a New Distribution Agreement with a Primary KO Distributor with respect to such Sub-Territory and Products pursuant to and in accordance with the Distributor Negotiation Process (mutatis mutandis) or, as otherwise may be agreed by KO, MEL and the applicable KO Distributor, adding such Products and Sub-Territories to Existing Distribution Agreements.  In the event a Severance Payment or other termination fees are required to be paid by MEL under a Third Party Agreement or applicable law to terminate the distribution thereunder of such third party distributor with respect to Products in the Territory, MEL reserves the right, in accordance herewith, to require (and shall not be required to accept any Distribution Commitment that does not include) a Severance Commitment, including an agreement by the applicable KO Distributor (i.e., the Proposed Distributor intended to acquire such distribution rights upon termination of the Third Party Agreement) to (A) pay for the applicable Severance Payment or other amounts payable to such third party distributor (or a portion thereof to the extent agreed by MEL in writing) in connection with the termination of its applicable Third Party Agreement, or (B) permit MEL to delay the execution of the Distribution Commitment until such Third Party Agreement expires or can be terminated pursuant to its terms without a Severance Payment or other amounts payable to such Third Party Distributor, unless the Parties otherwise agree in writing that such agreement will not be required in such instance, it being understood and agreed that MEL shall reasonably cooperate with such KO Distributor in good faith with a view towards mitigating any such Severance

Payment and other required amounts to the extent any such Severance Payments or other amounts are required under any applicable Third Party Agreement and applicable laws.

4.6.      Distribution Refusal.

4.6.1.   If, after the Distributor Negotiation Process provided for in Section 4.1 above, including MEL’s good faith effort to meet and confer with the applicable Distributor to resolve any differences, (a) a Proposed Distributor fails to deliver a Distribution Commitment or, in breach of its agreement with MEL, a KO/MEL Distributor, at any time thereafter, otherwise refuses to distribute or to continue to distribute substantially all Monster Energy Drink/s, as the case may be, designated by MEL in good faith for sale in the Applicable Sub-Territory, (b) KO has not provided consent (to the extent required) to such KO Distributor to distribute substantially all Monster Energy Drink/s, as the case may be, designated by MEL in good faith for sale in the Applicable Sub-Territory, (c) KO has not provided consent (to the extent required) to an applicable KO Distributor to distribute substantially all Other Monster Drinks or Other Products included in the Products, as the case may be, designated by MEL in good faith for sale in the applicable Sub-Territory or (d) KO has provided such consent to such KO Distributor’s distribution of Other Monster Drinks or Other Products but such KO Distributor refuses to distribute or to continue to distribute substantially all such Other Monster Drinks or Other Products, as the case may be (each, as to such category of Monster Energy Drinks, Other Monster Drinks or Other Products subject to such refusal, a “Distribution Refusal”), MEL shall have the right, subject to Section 4.6.5, to market, distribute and sell, and/or to continue to market, distribute and sell, directly or through a third party distributor, to the exclusion of KO or such KO/MEL Distributor, as the case may be, all or substantially all of the Product SKUs (including the declined Products), of such applicable category of Products subject to such Distribution Refusal (i.e., Monster Energy Drinks, Other Monster Drinks or Other Products, as the case may be), so designated for sale by MEL in the Applicable Sub-Territory, upon forty-five (45) days written notice to KO (with a copy to the Chief Executive Officer and Chief Financial Officer of KO) of its intention to do so; provided that such Distribution Refusal continues to exist after such forty-five (45) day period.  In such event, the KO Distribution Agreement with such KO/MEL Distributor may be terminated by the KO/MEL Distributor if substantially all of the Products under such KO Distribution Agreement are distributed to the exclusion of such KO/MEL Distributor.  MEL’s rights to enter into agreements with other distributor/s (including Third Party Distributors) or otherwise market, distribute and sell Products or Monster Energy Drink/s, as the case may be, shall be limited to the Applicable Sub-Territories for which such Distribution Refusal applies.

4.6.2.   KO hereby irrevocably grants MEL approval in advance for the distribution by KO/MEL Distributors (subject to the last sentence of Section 3.2) of any and all Monster Energy Drink/s during the Term (a) in ready to drink form, and (b) such other form(s), unless KO determines such other forms are not operationally or logistically viable for KO Distributors with respect to the distribution and related activities by KO Distributors as contemplated hereunder and under the KO Distribution Agreements, (provided that, for clarity, refusal to distribute or provide consent to any such non-viable non-ready-to-drink form of Monster Energy Products or of any Other Monster Drink or Other Product shall constitute “Refused New Products” (as defined below), with respect to Section 4.6.2 and 4.6.3).  At any reasonable time prior to launching or otherwise commencing the sale or other distribution of any product SKUs of Other Monster Drink/s or Other Products that MEL or any of its Affiliates may determine to sell or otherwise distribute after the Effective Date (each a “New Product SKUs”), MEL shall offer (i) KO the option to include such New Product SKUs as Products under this Agreement, and (ii) KO/MEL Distributors the right to distribute New Product SKUs, subject to the terms of the applicable KO Distribution Agreement, and where permissible under applicable law, subject to KO’s prior written approval of distribution by such KO Distributors of such New Product SKUs. Without prejudice to MEL’s rights under Section 4.6.1 above, to the extent that KO or the applicable KO/MEL Distributor refuses to approve of adding New Product SKUs or any product SKUs of Monster Energy Products (collectively “Refused New Product/s”) to a KO/MEL Distributor’s KO Distribution Agreement within fifteen (15) days of MEL’s request that New Product SKUs be added, MEL shall have the right, subject to Section 4.6.3 below, to sell, have sold or otherwise distribute in the applicable Sub-Territory, such Refused New Products (but not, subject to Section 4.6.1 above for clarity, any other Products or New Product SKUs) to the exclusion of such KO/MEL Distributors, through other distributors selected by MEL, after an additional fifteen (15) days written notice to KO of its intention to do so and KO and/or the applicable KO/MEL Distributor, as the case may be, do not provide such approval prior to expiration of such fifteen (15) day period.  MEL’s right to sell, have sold, or otherwise distribute such Refused New Products/New Product SKUs pursuant to this Section 4.6.2 shall be limited to the Sub-Territories for which such approval has not been granted.

4.6.3.   MEL may, in its sole and absolute discretion, offer KO/MEL Distributors the right to distribute any Refused New Products on such terms as MEL may determine in its sole and absolute discretion.  Without limiting the foregoing, prior to launching or otherwise commencing the sale, commercialization or other distribution of any Refused New Products or entering into any contract or arrangement with respect to the acquisition, directly or indirectly, of any ownership interest in, or the management or control of, any business or assets relating to any Refused New Products, MEL shall notify KO in writing of its intention to do so and the Parties shall discuss in good faith potential business relationships or other commercial opportunities relating to the commercialization of such Refused New Products (on mutually agreeable terms), with the joint goal of promoting each Party’s focus on its core business and alignment between them and their respective product offerings, for a period of thirty (30) days or such longer period agreed upon by the Parties.

4.6.4.   Except for Monster Energy Drinks and products distributed pursuant to the Concurrent Agreement (as defined below) or the KO Legacy Brands Coordination Agreements (as defined below), MEL shall not permit any KO Distributors to distribute any products that do not fall within the definition of the “Products” or that KO has not approved in advance in writing in accordance with this Section 4.6 (unless KO is prohibited under applicable law from disapproving of such distribution).  For the avoidance of doubt, any KO Distributor shall have the right to appoint one or more sub-distributors and enter into sub-distribution agreement/s therewith with respect to their Sub-Territory/ies subject to the applicable provisions of the New Distribution Agreements relating to sub-distributors.  The “KO Legacy Brands Coordination Agreements” mean, collectively, the Distribution Coordination Agreement For Crown-Transferred Energy Products dated June 12, 2015 between KO and MEC and the International

Distribution Coordination Agreement For Crown-Transferred Energy Products dated June 12, 2015 between KO and MEL and MEC.

4.6.5.   In the event of any Distribution Refusal, subject to Section 4.6.3, MEL shall only have the right to market, distribute and sell the applicable Product SKUs in the applicable Sub-Territory through any Third Party Distributor pursuant to a written distribution agreement; provided that if the Commercial Requirements terms offered to any Third Party Distributor are substantially more favorable to such Third Party Distributor than the Commercial Requirements that were offered to a Proposed Distributor during the Distributor Negotiation Process, then MEL shall first provide such Proposed Distributor in writing the right, for a period of four (4) Business Days (as defined in Section 14(a) below) from written notice by MEL (prominently noting to such Proposed Distributor that such offer expires at the end of such period, with a copy to KO of such offer), to enter into a New Distribution Agreement based on the Commercial Requirements offered to such Third Party Distributor.  Upon the expiration of such four (4) Business Day period, MEL shall be entitled to enter into a distribution agreement with the applicable Third Party Distributor in accordance herewith.

4.7.      Equipment.  In each Sub-Territory in which a KO/MEL Distributor distributes Monster Energy Drink/s, KO shall consent to and authorize KO/MEL Distributors, and use reasonable efforts to the extent within KO’s reasonable control, *** that exists as of the Effective Date and from time to time during the Term of this Agreement, but solely to the extent (and in the form and manner) reasonably agreed to by the Parties on a market-by-market basis, subject to and taking into account regional, local market and financial considerations and other relevant factors, which shall in any event be ***.

4.8.      KO Distributors; Distribution Agreements.  Exhibit Z sets forth certain additional terms and conditions applicable to expiration or termination of a KO Bottler Agreement. In the event that any Primary KO Distributor is willing to distribute the Products on the terms of the KO Distribution Agreement then in effect, MEL shall not have the right to withhold its agreement to such Primary KO Distributor distributing the Products on such terms (i.e., such agreement shall be deemed to be a Distribution Commitment). MEL hereby approves in advance any whole or partial transfer in the rights of KO Distributors effected or otherwise approved by KO, whether pursuant to the KO Bottler Agreement or otherwise, that results from, arises out of or relates to (a) the transfer of one or more Sub-Territories from one KO Distributor to a Primary KO Distributor, (b) the acquisition and divestiture of ownership or control of KO Distributors, either by or from KO or other KO Distributors, pursuant to a plan adopted by KO, or (c) any activities substantially identical to the foregoing. KO (or any Primary KO Distributors) shall not be required to seek further approval from or make any payment to MEL or any of its Affiliates with respect to such change. MEL’s approval pursuant to this Section 4.8 shall constitute prior written approval under this Agreement (and any applicable KO Distribution Agreement), provided that such approval does not result in or require MEL to pay a Severance Payment or

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

other amounts or to extend other economic incentives, unless KO agrees to reimburse MEL therefor.

4.9.     Performance.

4.9.1.   During the Term, MEL shall have primary responsibility for the overall global branding and positioning of the Products, as well as brand and image marketing for the Products, in such form and manner and of such nature and to such extent as may be determined by MEL in its sole and absolute discretion from time to time (“Global Branding and Marketing”).  KO acknowledges and agrees that MEL makes no express or implied warranty, representation or covenant relating to or in connection with any Global Branding and Marketing activities, including without limitation, the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  For clarity, KO shall not have any claim against MEL and hereby releases MEL from all and any claims by, and liability to, KO of any nature arising from or relating to or in connection with (a) MEL’s failure to procure, provide or perform any Global Branding and Marketing activities or (b) the value, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.

4.9.2.   To the extent permissible under applicable law and to the extent available to KO, if a general product distribution tracking system is utilized by KO, MEL and KO will use their respective Best Efforts to require each KO/MEL Distributor to assign a KO-provided (or manufacturer-provided, as the case may be) tracking number to each Product and Product package (or such other actions as KO may reasonably request in the future) to allow for tracking of inventory and sales information by any sales data collection system then in use generally by KO and the KO Distributors, and as required under Section 3(p) of the New Distribution Agreement (Exhibit A) or any corollary provision in any KO Distribution Agreement.

4.9.3.   During the Term, KO shall work with and reasonably assist MEL where reasonably feasible in obtaining (at MEL’s expense) all import licenses and governmental approvals which may be necessary to permit the sale of Products in the Territory and which have not been obtained by MEL prior to the Effective Date, and provide reasonable assistance to MEL for the renewal of any licenses or approvals which have been obtained as of the Effective Date.  KO’s obligations under this Section 4.9.3 shall not require KO to incur any out-of-pocket expenses or other costs other than the time reasonably spent by KO personnel to comply with the terms of this Section 4.9.3.

5.         Commissions.

5.1       Commissions Payable by MEL.  The Parties acknowledge and agree that all Commissions due to KO under the Original Agreement for the period ended prior to the Effective Date have been paid or otherwise satisfied and neither Party owes the other any amounts therefor under the Original Agreement. In exchange for KO’s performance of its obligations under this Agreement, including the provision of services under this Agreement by KO to MEL or its Affiliates, as applicable, MEL, or (subject to the penultimate sentence of this Section 5.1) such Affiliate of MEL as MEL designates by written notice to KO, will pay KO a commission (the “Commission”) for each region in the Territory set forth in Exhibit D-1 (each, a

“Region”) equal to the greater of, on a Region-by-Region basis:  (x) *** of the Net Profit on the Incremental Net Sales (as defined below) in such Region after the Effective Date, and (y) *** per *** included in the Incremental Net Sales in such Region after the Effective Date; provided, that KO agrees that no Commission shall be payable by MEL with respect to the direct sale of any Products by MEL to any MMM Account (as defined in an applicable KO Distribution Agreement) or outlet of an MMM Account.  The Commission will be payable monthly in arrears within forty-five (45) days of the end of each month commencing on the Effective Date based on MEL’s good faith estimate of the Incremental Net Sales and the Net Profit thereon on a Region-by-Region basis, and shall be reconciled to reflect actual Incremental Net Sales and the Net Profit thereon for each calendar quarter within sixty (60) days of the end of such calendar quarter.  For the avoidance of doubt, the computation of the Commission set forth in the preceding sentence is subject to the Maximum Annual Commission calculation set forth below, as applicable.  MEL shall have the right to designate, by written notice to KO, an Affiliate to make payment of the Commission hereunder to KO; provided that such designation and payment shall not have any adverse consequence to KO or any amounts payable to KO hereunder, including any applicable taxes (including sales, use, value added and excise taxes, or similar taxes, specifically including withholding taxes), customs, duties, assessments, excises, registration fees, surtax, stamp duties, insurance, or any other charges (or any penalties, interest and reasonable expenses arising therefrom or with respect thereto).  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the maximum amount of all Commissions payable hereunder (less any rebates, contributions or reimbursements to MEL or its Affiliates with respect thereto) in the aggregate for all months in any calendar year (the “Annual Commission Payment”) shall not exceed the total amount of *** per *** included in the Incremental Net Sales in the aggregate in the Territory in such year (the “Maximum Annual Commission”), and accordingly, in the event the Commission payable hereunder with respect to December of any year would cause the Annual Commission Payment to exceed the Maximum Annual Commission for such year, such Commission payment shall be reduced to the extent necessary to cause the Annual Commission Payment to equal the Maximum Annual Commission for such year.

“Base Volume” means the number of actual cases of Products sold by MEL or any of its Affiliates to all prior distributors in the applicable territory/ies, on a Region-by-Region basis, during the twelve (12) month period ending the last day of the month immediately preceding the effective dates of each applicable KO Distribution Agreement, which amount shall be agreed to by the Parties and shall be attached to this Agreement as Exhibit D-2, and which shall be increased from time to time as appropriate in order to reflect reflect (i) the number of actual cases of Products sold by MEL or any of its Affiliates to Third Party Distributors, in any additional territory/ies, on a Region-by-Region basis, that may be added to this Agreement subsequent to the Effective Date, during the twelve (12) month period ending the last day of the month immediately preceding the effective dates of each applicable New Distribution Agreement, and (ii) the number of actual cases of Products sold by MEL or any of its Affiliates to customers or to accounts serviced by MEL or any of its Affiliates directly, that

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

begin to be sold by a KO/MEL Distributor to such customers or accounts serviced by a KO/MEL Distributor directly, during the twelve (12) month period ending the last day of the month immediately preceding the date on which such customers or accounts begin to be sold to or serviced by a KO/MEL Distributor directly, which amounts described in subclause (i) and (ii) shall be agreed to by the Parties from time to time.

“Incremental Net Sales” for a particular period means that portion of the Net Sales (as defined below) of each of the Products sold by MEL or any of its Affiliates to KO/MEL Distributors during each calendar year (prorated for any period less than a calendar year) that exceeds the Base Volume during such calendar year (prorated for any period less than a calendar year) (i.e., the excess only).  For the purpose of determining the applicable Incremental Net Sales, any Net Sales to Coca-Cola Enterprises prior to the Effective Date shall not be included in the Base Volume (i.e., all Net Sales to Coca-Cola Enterprises from and after the Effective Date shall be included in Incremental Net Sales).

“Net Sales” for any applicable period means the gross amount invoiced for all sales by MEL or any of its Affiliates to KO/MEL Distributors in each Region in the Territory, on a Region-by-Region basis, of each of the Products for the applicable period, less deductions specified in and calculated in accordance with Section 1 of Exhibit D-3, which deductions shall be reported by MEL to KO by written notice in the form of Section 1 of Exhibit D-3 on a monthly basis within forty-five (45) days of the end of each month commencing the Effective Date. Such deductions are not exhaustive and may be supplemented by any applicable deductions or expenses permissible in accordance with US GAAP, excluding unallocated corporate overheads.

“Net Profit” for any applicable period means the Net Sales for all sales by MEL or any of its Affiliates to KO/MEL Distributors in each Region in the Territory, on a Region-by-Region basis, of each of the Products for the applicable period, less such deductions specified in and calculated in accordance with Section 2 of Exhibit D-3, which deductions shall be reported by MEL to KO by written notice in the form of Section 2 of Exhibit D-3 on a monthly basis within forty-five (45) days of the end of each month commencing the Effective Date.

5.2       Acknowledgement.  For the avoidance of doubt, the Parties hereby acknowledge and agree that (a) no Commission shall be payable with respect to the Net Sales of Pre-Coordination Distributors except in relation to New Distribution Agreements in substantially the form of the attached Exhibit A, that are entered into between Pre-Coordination Distributors and MEL pursuant to this Agreement, subject to such modifications as may be agreed upon in writing by MEL, KO (to the extent required under Section 7.2 below) and the applicable Pre-Coordination Distributor, (b) no Commission shall be payable by MEL with respect to the direct sale of any Products by MEL to any MMM Account (as defined in an applicable KO Distribution Agreement) or outlet of an MMM Account, and (c) notwithstanding anything to the contrary herein, KO shall have no obligations hereunder (including under Section 3.2) or be subject to any liability or claims for breach hereof with respect to any Pre-Coordination Agreements (or Pre-Coordination Distributors that are not parties to such New Distribution Agreements or amendments).

5.3       Excluded Liabilities.  Except as contemplated by Section 21.1 of this Agreement, KO shall not assume pursuant to the terms of this Agreement any of MEL’s debts, liabilities or obligations whatsoever, whether accrued, absolute, contingent, known, unknown or otherwise; any accounts payable; or any damages, losses, liabilities, claims, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, or costs and expenses arising from or relating to claims asserted by any third party or Governmental Entity (as defined below) regarding the Products.

6.         Confidentiality.

6.1.      “Confidentiality” Definition.  As used herein, “Confidential Information” means any information, observation, data, written material, records, documents, computer programs, software, firmware, inventions, discoveries, improvements, developments, designs, promotional ideas, customer lists, suppliers lists, financial statements, practices, processes, formulae, methods, techniques, trade secrets, products and/or research, in each such case, of or related to a Party’s products, organization, business and/or finances; provided, however, that Confidential Information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing Party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other Party or any of its Affiliates, (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing Party prior to disclosure by the disclosing Party, (c) is legally and properly provided to the non-disclosing Party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing Party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing Party, (d) is disclosed without any restrictions of any kind by the disclosing Party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing Party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing Party, and such employee or independent contractor has no knowledge of any of the Confidential Information.

6.2.      Non-Disclosure Obligations.  It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose its Confidential Information to the other, as well as to KO/MEL Distributors.  Each Party agrees that any such Confidential Information (a) will be used solely as provided by the terms and conditions of this Agreement, (b) is intended solely for the information and assistance of the other Party and/or the KO/MEL Distributors in the performance of such Party’s obligations or exercise of such Party’s rights under this Agreement and is not to be otherwise disclosed, (c) may be disclosed by either Party to its professional advisers for the purposes of taking professional advice, subject to appropriate obligations of professional confidentiality, and (d) may be disclosed as required by applicable law or an order by a Governmental Entity or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, except where prohibited by law, the recipient will give the disclosing Party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing Party, in order to allow the disclosing Party an opportunity to oppose, or limit the disclosure of the Confidential Information or otherwise secure confidential treatment of the Confidential Information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of the Confidential Information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.  Each Party will use its Best Efforts to protect the confidentiality of the other Party’s Confidential Information, which efforts shall be at least as extensive as the measures such Party uses to protect its own similar Confidential Information.

6.3.      Injunctive Relief.  Each Party acknowledges that the other Party will suffer irreparable harm if such Party breaches any of the provisions regarding confidentiality set forth in this Section 6 and that monetary damages will be inadequate to compensate the other Party for such breach.  Therefore, if a Party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other Party or any of its Affiliates) breaches any of such provisions, then the other Party shall be entitled to seek injunctive relief without bond (in addition to any other remedies at law or equity) to enforce such provisions.

7.         Distribution Agreements and Amendments.

7.1       [RESERVED]

7.2       KO’s consent shall not be required to amend, modify, add or delete any provision of any KO Distribution Agreement (or the terms attached as Exhibit A with respect to any New Distribution Agreement proposed by MEL pursuant to the Distributor Negotiation Process) except with respect to an amendment, modification, addition or deletion (a) that would reasonably be expected to materially impact KO’s rights or benefits under such KO Distribution Agreement or this Agreement, or (b) to any of the following terms (or otherwise materially affecting such terms): definition of Products (to the extent KO has consent rights with respect thereto under Section 4.6 of this Agreement), term, termination, deadlock procedures, placement in branded refrigerated equipment, distributor’s exclusivity, distribution refusal, competing products or other non-competition, and amendment.  KO shall not unreasonably withhold or delay its approval of any amendment, modification, addition or deletion of any KO Distribution Agreement (or the terms attached as Exhibit A with respect to any New Distribution Agreement proposed by MEL pursuant to the Distributor Negotiation Process) that is sought by MEL and is acceptable to such KO Distributor.  KO’s approval shall be deemed to have been granted if KO does not respond within fourteen (14) Business Days of receipt of MEL’s written request; provided that such written request prominently states that failure to respond by such date will be deemed approval by KO.

8.         Competitive Product/s.  The provisions of this Section 8 are set forth on attached Exhibit H and incorporated in this Section 8 by this reference.

9.         Termination of Distribution Agreement/s.

9.1       KO Right to Cure.  In the event of any breach or default by a KO/MEL Distributor under its KO Distribution Agreement with MEL or any other occurrence that would give rise to MEL’s right to terminate such Distribution Agreement, MEL will give KO written notice of such breach, default or occurrence at the same time as MEL delivers notice of such breach, default or occurrence to such KO/MEL Distributor, and KO shall have the same opportunity to cure such breach, default, or occurrence as is provided to the KO/MEL Distributor under the KO Distribution Agreement, if any, but only to the extent capable of being cured by KO.  If the KO/MEL Distributor and KO fail to cure the breach, default, or occurrence within the applicable cure period, if any, MEL may terminate such KO Distribution Agreement pursuant to and in accordance with its terms and seek any remedies available under such KO Distribution Agreement or applicable law, in its sole and absolute discretion.  KO will not, and will not directly or indirectly participate in or assist any KO/MEL Distributor (other than any wholly-owned direct or indirect subsidiary of KO (e.g., CCR)) to, challenge any right or remedy MEL invokes against such KO/MEL Distributor under any KO Distribution Agreement, except to the extent that such challenge may relate to a breach by MEL or KO of its obligations under this Agreement or is reasonably necessary for KO to prevent a material impairment of its rights under this Agreement.  MEL agrees that (a) KO is not obligated, directly or indirectly, in any way under any of the KO Distribution Agreements, (b) KO has not expressly or implicitly agreed to guarantee the performance of any KO/MEL Distributor under its respective KO Distribution Agreement with MEL, and (c) MEL will not take any action against KO to enforce a KO/MEL Distributor’s obligation/s under its KO Distribution Agreement with MEL.

10.       Term.  Unless terminated by either Party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the Effective Date (the “Initial Term”).  After the Initial Term, this Agreement may be renewed for up to three (3) successive five (5)-year terms (“Additional Term/s”) if either Party gives written notice to the other at least one hundred twenty (120) days prior to the end of the Initial Term or applicable Additional Term, as the case may be, of its intention to renew the Agreement for an Additional Term.  After such Initial Term and Additional Terms, this Agreement shall, subject to being terminated by either Party pursuant to the terms of this Agreement, continue and remain in effect for as long as any KO/MEL Distributor continues to distribute some or all of the Products pursuant to the terms of a KO Distribution Agreement.  The Initial Term and any Additional Terms are referred to collectively as the “Term.”

11.       Termination By Either Party.  Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either Party may terminate this Agreement on the occurrence of one or more of the following:

11.1.    Material Breach.  The other Party’s material breach of a provision of this Agreement and failure to cure such breach within forty-five (45) days after receiving written notice describing such material breach in reasonable detail from the non-breaching Party; provided, however, if such breach is of a nature that it cannot reasonably be cured within forty-five (45) days, then the breaching Party shall have an additional forty-five (45) day period to cure such breach, providing it immediately commences, and thereafter diligently uses, in good faith, its Best Efforts to cure such breach.  For the avoidance of doubt, any material breach of Section 8 hereof shall constitute a material breach of this Agreement for purposes of this Section 11.1.

11.2.    Insolvency.  The other Party: (a) makes any general arrangement or assignment for the benefit of creditors; (b) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing); (c) has appointed a trustee or receiver to take possession of substantially all of such Party’s assets or interest in this Agreement (unless possession is restored to such Party within sixty (60) days after such taking); or (d) has substantially all of such Party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

11.3.    Agreement.  Mutual written agreement of the Parties.

11.4.    Termination of Related Agreements.

11.4.1. If the Concurrent Agreement (as defined below) is terminated by MEC pursuant to Section 12.1 thereof as a result of a breach by KO, then MEL shall have the option to terminate this Agreement upon ninety (90) days written notice to KO, which option may be exercised within one hundred twenty (120) days of the occurrence of such termination by written notice by MEC to KO.  Any such termination shall be effective ninety (90) days after KO’s receipt of MEL’s written notice of termination, and MEL shall not be liable to KO or otherwise obligated to pay to KO any Termination Fee (as defined below) or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (a) loss of prospective compensation or earnings, (b) goodwill or loss thereof, or (c) expenditures, investments, leases or any type of commitment made in connection with the business of KO or in reliance on the existence of this Agreement.  MEL’s right to terminate this Agreement under this Section 11.4.1 shall be independent of any other rights or remedies of MEL under this Agreement.  The “Concurrent Agreement” means the Amended and Restated Monster Energy Distribution Coordination Agreement dated concurrently herewith between KO and MEC.

11.4.2. If the Concurrent Agreement is terminated by KO pursuant to Section 12.1 thereof as a result of MEC’s breach, then KO shall have the option to terminate this Agreement upon ninety (90) days written notice to MEL, which option may be exercised within one hundred twenty (120) days of the occurrence of such termination by written notice by KO to MEC.  Any such termination shall be effective ninety (90) days after MEL’s receipt of KO’s written notice of termination, and KO shall not be liable to MEL or otherwise obligated to pay to MEL any Termination Fee (as defined below) or other amount by reason of such termination for compensation, reimbursement, or damages of whatsoever nature including, for (a) loss of prospective compensation or earnings, (b) goodwill or loss thereof, or (c) expenditures, investments, leases or any type of commitment made in connection with the business of MEL or in reliance on the existence of this Agreement.  KO’s right to terminate this Agreement under this Section 11.4.2 shall be independent of any other rights or remedies of KO under this Agreement.

12.       Change of Control.

12.1.    Definitions.  The following definitions apply to this Section 12 and wherever else they are used in this Agreement.  Any terms not defined herein shall have the meaning set forth in the Transaction Agreement.

12.1.1. “MEC Change of Control” means a Change of Control (as defined below), whether directly or indirectly, by or with respect to MEC or its Parent, including any Change of Control described in clauses (a)-(c) of Section 12.1.2 below that occurs during the period commencing on execution of the Transaction Agreement and ending on the Effective Date of this Agreement (as defined in the Transaction Agreement) (a “Pre-Closing MEC Change of Control”).

12.1.2. “Change of Control” means, with respect to a Person, directly or indirectly:

a.         a consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction,

b.         a sale, lease or conveyance of all or substantially all of the consolidated assets, or of fifty percent (50%) or more of the outstanding voting securities, of such Person in one transaction or a series of related transactions, or

c.         any Person or group becomes the Beneficial Owner (as defined in the Transaction Agreement) of fifty percent (50%) or more of the outstanding voting securities of such Person.

12.1.3. “Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

12.1.4. “Parent” means (a) with respect to any corporation, limited liability company, association or similar organization or entity, any Person (whether directly, through one or more of its direct or indirect Subsidiaries) owning more than fifty percent (50%) of the issued and outstanding Voting Interests of such corporation, limited liability company, association or similar organization or entity and (b) with respect to any partnership, any Person (whether directly or through one of its direct or indirect Affiliates) owning more than fifty percent (50%) of the issued and outstanding general and/or limited partnership interests.

12.1.5. “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

12.1.6. “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other organization or entity of which more than fifty percent (50%) of the issued and outstanding Voting Interests or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests, is at the time owned by such Person (whether directly, through one or more of such Person’s direct or indirect Subsidiaries).

12.1.7. “Voting Interest” means equity interests in any entity of any class or classes (however designated) having ordinary voting power for the election of members of the governing body of such entity.

12.2.    Notice of Change of Control.  As soon as is reasonably practical after the occurrence of an MEC Change of Control, but in no event later than sixty (60) days thereafter, MEL shall deliver written notice to KO that (a) states that an MEC Change of Control has occurred with respect to MEC or its Parent, (b) states the date that the MEC Change of Control was consummated, if known, and (c) identifies the Person/s who were counterparties to such Change of Control (the “Change of Control Notice”).  “Termination Start Date” means (i) with respect to KO as the Terminating Party (as defined below), KO’s receipt of a Change of Control Notice (or the Effective Date with respect to any Pre-Closing MEC Change of Control), or (ii) with respect to MEL as the Terminating Party (as defined below), the occurrence of such Change of Control (or the Effective Date with respect to any Pre-Closing MEC Change of Control).

12.3.    Termination on Change of Control.  Within sixty (60) days of the applicable Termination Start Date, either Party may terminate this Agreement (“Terminating Party”) upon written notice to the other Party (“Non-Terminating Party”) effective upon completion of such MEC Change of Control or, if later, receipt of such written notice by the Non-Terminating Party in accordance herewith; provided that it (or its Affiliate that is a party to the Concurrent Agreement) simultaneously provides written notice of termination under the Concurrent Agreement for such MEC Change of Control.  In the event (a) KO is the Terminating Party and the MEC Change of Control involves Person/s that is/are a KO Competitor or (b) MEL is the Terminating Party, MEL shall be required to pay KO the COC Termination Fee (as defined in Section 13.3 of the Concurrent Agreement) under the Concurrent Agreement, as liquidated damages and not as a penalty.  The Parties acknowledge and agree that the payment by MEL to KO of the COC Termination Fee in the event of clauses (a) and (b) above shall be the sole amount payable by MEL to KO and KO’s exclusive remedy under this Agreement and the Concurrent Agreement for such termination to the extent terminated in accordance therewith and in such instance MEL shall not be liable to KO hereunder for the payment of any Severance Payment, Termination Fee (as defined below) or Partial Termination Fee (as defined below) therefor.  The parties acknowledge and agree that (i) the agreements in this Section 12.3 are an integral part of the transactions contemplated by this Agreement, (ii) the amount of actual damages sustained by KO in such event would be extremely difficult or impossible to calculate, (iii) the COC Termination Fee constitutes a reasonable amount for liquidated damages in such event, and (iv) the COC Termination Fee shall not in any event be construed as a penalty.  Such termination shall be effective upon the completion of such MEC Change of Control.  For the avoidance of doubt, (A) MEL shall only be required to pay to KO a single COC Termination Fee for termination of this Agreement and the Concurrent Agreement upon an MEC Change of Control, and (B) MEL shall have the sole responsibility for any fees due to KO Distributors under applicable KO Distribution Agreements in such event.  In the event that neither Party terminates this Agreement for such MEC Change of Control, MEL acknowledges and agrees that it shall not (and shall cause its applicable Affiliates not to), and it and its applicable Affiliates shall not have the right to (notwithstanding the provisions of the applicable KO Distribution Agreements), terminate any KO Distribution Agreement pursuant to Section 12(a)(ii)(B) of the

New Distribution Agreement (Exhibit A) or any corollary provision in any KO Distribution Agreement, unless approved in advance in writing by KO.

12.4                    Effect of Notice Termination.  Upon delivery of any written notice of termination of this Agreement in accordance with the terms of this Agreement, including for a MEC Change of Control, the restrictions in Section 8 hereof and any competing products or other non-competition provision under the KO Distribution Agreements, this Agreement or the Concurrent Agreement, as well as, for the avoidance of doubt, Section 8.14 of the Transaction Agreement,  shall no longer be binding upon KO, MEL or any of their respective Affiliates (or, as applicable, any KO Distributor) and thereafter shall be of no further force or effect.

13.                            Termination Upon the Occurrence of Certain Changes.  If, after the Effective Date, a change in legal or regulatory conditions in the Territory occurs including, without limitation, any change in any applicable law, regulation or order, or the interpretation of any of the foregoing, in the Sub-Territory which has had, or would be reasonably expected to have, a material adverse effect on the business of distributing Products in that Sub-Territory, either Party may, upon written notice, suspend the Parties’ respective rights and obligations under this Agreement solely with respect to (a) the affected Products in the affected Sub-Territory, or (b), to the extent such change in conditions affects the business of distribution of all or substantially all Products in the Sub-Territory, all Products in the affected Sub-Territory; provided that neither MEL nor any of its Affiliates shall be permitted to sell any such Products subject to suspension in the affected Sub-Territory without first providing KO the option, in its sole discretion, to remove the cause for such suspension with respect to such Products and Sub-Territories. In the event of any such suspension that materially adversely affects a Party’s benefits hereunder, such Party shall have the option to terminate this Agreement upon three (3) months written notice, providing the opportunity for the other Party to attempt to remove such suspension during such three (3) month period, (i) in the event that all or substantially all of the Territory is so affected, in its entirety, or (ii) otherwise, with respect to the applicable affected Sub-Territories, in each case upon written notice to the other Party; provided that, in the event MEL is the terminating Party, MEL shall not resume or otherwise conduct the sale or distribution of such terminated Products in such terminated portions of the Territory (or of any Products in the entire Territory in the event of termination of this Agreement in its entirety) for a period of twelve (12) months following such termination, unless MEL first provides KO at least sixty (60) days written notice of its intention to do so and provides KO the option during such sixty (60) day period to re-enter into this Agreement on the same terms and conditions (or such other conditions agreed to in writing by the Parties).

14.                            Automatic Termination; Termination by KO.

(a)                               If neither Party has previously chosen to terminate this Agreement pursuant to its terms and all KO Distribution Agreements with KO/MEL Distributors in the Territory have been terminated for any reason (other than termination without cause by MEL) and/or expired pursuant to their terms, either Party may terminate this Agreement by notifying the other Party, in writing, of such termination effective no earlier than ten (10) Business Days (as defined below) after the date of such notice.  For purposes of this Agreement, “Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

(b)                              In the event that at any time during the Term the volume of all Products distributed by KO/MEL Distributors in accordance with this Agreement and the Concurrent Agreement in the aggregate is fifty percent (50%) or less of the volume of all Products distributed by or on behalf of MEL or its Affiliates throughout the Territory under this Agreement and the Territory (as defined in the Concurrent Agreement), KO may terminate this Agreement by notifying MEL in writing of such termination effective no earlier than ten (10) Business Days after the date of such notice.

15.                            Obligations on Termination.

15.1.                In the event that this Agreement expires or is terminated in accordance with the terms hereof, MEL shall (or shall cause its applicable Affiliate to) immediately provide written notice of termination of all of its and its Affiliates’ KO Distribution Agreements with KO Distributors pursuant to and in accordance with the terms thereof, with such termination to be effective no later than twelve (12) months after such expiration or termination of this Agreement (except in the event of termination (a) for an MEC Change of Control that involves Person/s that is/are a KO Competitor, in which event such termination shall be effective no later than three (3) months after such termination of this Agreement, or (b) for KO’s material breach pursuant to Section 11.1 or 11.4.1, in which event such termination shall be effective no later than two (2) years after such termination of this Agreement; provided that MEL shall use good faith efforts to terminate such agreements as soon as reasonably practicable, provided further that MEL may, in its sole and absolute discretion, from time to time during such two (2) year period, specify a shorter period with respect to individual territories, regions or states, as MEL determines from time to time in its sole and absolute discretion in compliance with any KO Distribution Agreement in effect at that time), unless (i) the Parties agree otherwise in writing, (ii) the applicable KO Distribution Agreement is not terminable upon such occurrence or otherwise for convenience pursuant to its terms (provided that in such event MEL shall not, and shall cause its Affiliates to not, renew or otherwise extend any such KO Distribution Agreement), or (iii) this Agreement is terminated by KO pursuant to Section 11.1 or 11.4.2 and KO provides written notice to MEL within thirty (30) days of the effective termination of this Agreement identifying any KO Distribution Agreements with KO Distributors that should not be so terminated (and, in such event, such identified KO Distribution Agreements shall not be terminated by MEL or its Affiliates due to the termination of this Agreement).  Notwithstanding anything to the contrary contained in this Section 15, neither MEL nor its applicable Affiliates shall be obligated to provide notice of termination if such termination (x) is not expressly authorized under the applicable KO Distribution Agreement and/or (y) solely in the event that this Agreement is terminated by MEL pursuant to Section 11.1 or 11.4.1, would result in MEL becoming obligated to pay to the applicable KO Distributor a Severance Payment (unless KO agrees to reimburse MEL therefor).  During the period between a notice of termination and the effective date of termination, each Party shall continue to fully perform its obligations under this Agreement.  To the extent any KO Distribution Agreement remains in effect following the expiration or termination of this Agreement in accordance with the terms hereof, MEL shall continue to pay KO any and all payments and fees that would have been due to KO under this Agreement and/or the applicable KO Distribution Agreement had this Agreement not expired or been terminated (for so long as such KO Distribution Agreement remains in effect).  Sections 6, 7, 16.1, 17, 18, 19, 20 and 21 of this Agreement shall survive the expiration or termination of this Agreement.

16.                            Termination Fees.

16.1.                “Termination Fee” means the aggregate of the Commissions for the twelve (12) month period ending on the last day of the last calendar month preceding the effective date of termination of this Agreement for Products sold by MEL or any of its Affiliates to KO/MEL Distributors who are KO/MEL Distributors as of the effective date of such termination; provided that if termination of this Agreement occurs before the first anniversary of the Effective Date the Termination Fee shall be increased by fifty percent (50%); and if termination of this Agreement occurs after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, the Termination Fee shall be increased by twenty-five percent (25%).  Each termination fee specified in this Section 16 will be due and payable no later than thirty (30) days after the effective date of the applicable termination and such obligation shall survive the termination or expiration of this Agreement.

16.2.                If MEL terminates this Agreement pursuant to the terms of Section 11.1 or 11.4 above, KO shall, without prejudice to MEL’s rights and remedies available under this Agreement, equity and/or applicable law, but subject to Section 17, pay MEL the Termination Fee.

16.3.                If KO terminates this Agreement pursuant to the terms of Section 11.1 or 11.4 above, MEL shall, without prejudice to KO’s rights and remedies available under this Agreement, equity and/or applicable law, but subject to Section 17, pay KO an amount equal to the Termination Fee.

16.4.                Without limiting the terms of the applicable KO Distribution Agreement, if MEL terminates a KO Distribution Agreement with a KO/MEL Distributor without cause and without (a) MEL entering into a New Distribution Agreement with a Primary KO Distributor for the same Sub-Territory promptly following such termination and (b) concurrently terminating this Agreement, MEL will pay KO the Termination Fee applicable to the terminated KO Distribution Agreement with the applicable KO/MEL Distributor only.

16.5.                If MEL only terminates a portion of the Sub-Territory specified in a particular KO Distribution Agreement between MEL and a KO/MEL Distributor without cause, MEL shall pay KO a partial termination fee (in each case, a “Partial Termination Fee”) equal to the Termination Fee applicable to the terminated KO Distribution Agreement with the applicable KO/MEL Distributor only, that would be owed if the applicable KO Distribution Agreement with such KO/MEL Distributor were fully terminated on the date the partial termination occurs, multiplied by a fraction, the numerator of which is the Net Sales of Products in the terminated portion of the applicable Sub-Territory during the twelve (12) months immediately preceding such termination, and the denominator of which is the Net Sales of Products in the entire applicable Sub-Territory during the twelve (12) months immediately preceding such termination.

17.                            Limitation of Damages; Limitation of Liability.  EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS SET FORTH IN SECTION 21, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF

GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY SUCH PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS WILL APPLY REGARDLESS OF THE LEGAL THEORY OF LIABILITY, WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER THEORY WHATSOEVER.

EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.  NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN THIS AGREEMENT.

18.                            Books and Records; Examinations.

18.1.                For a period of at least two (2) years following the expiration or earlier termination of this Agreement, MEL shall maintain such books and records (collectively, “MEL Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of MEL to or for the benefit of any KO employee or agent who may reasonably be expected to influence KO’s decision to enter into this Agreement or the amount to be paid by KO pursuant hereto.  (As used herein, “payments” shall include money, property, services and all other forms of consideration.)  All MEL Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by MEL.  KO and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the MEL Records, but not more than once per year.  The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

18.2.                For a period of at least two (2) years following the expiration or earlier termination of this Agreement, KO shall maintain such books and records (collectively, “KO Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of KO to or for the benefit of any MEL employee or agent who may reasonably be expected to influence MEL’s decision to enter into this Agreement or the amount to be paid by MEL pursuant hereto.  (As used herein, “payments” shall include money, property, services and all other forms of consideration.)  All KO Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by KO.  MEL and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the KO Records, but not more than once per year.  The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

18.3.                MEL shall keep complete and true books and other records containing data in sufficient detail necessary to determine the Net Sales and Net Profits of the Products, any Termination Fee, and any Partial Termination Fee, as well as all components of each of these items.

18.4.                No more than once per calendar year, KO shall have the right, at its own expense, to have the books and records kept by MEL (and all related work papers and other information and documents) examined by a nationally recognized public accounting firm appointed by KO (in each case, an “Accounting Firm”) to (a) verify the calculations of the Net Sales and Net Profits for each of the Products, any Termination Fee, and any Partial Termination Fee, and/or any component of any of the foregoing, and (b) verify the resulting payments required under this Agreement.  Prior to conducting any such examination, the Accounting Firm shall have agreed to hold in confidence and not disclose to anyone, other than the Parties or unless required by applicable law, all information reviewed by or disclosed to the Accounting Firm during such examination.

19.                            Trademarks.

19.1.                KO acknowledges and agrees that all MEC Marks shall be and remain the exclusive property of MEC.  No right, title or interest of any kind in or to the MEC Marks is transferred by this Agreement to KO.  KO agrees that it will not attempt to register the MEC Marks, or any marks confusingly similar thereto, in any form or language anywhere in the world.  KO further agrees that during the Term of this Agreement it will not contest the validity of the MEC Marks or the ownership thereof by MEC.  If KO desires to reproduce any of the MEC Marks for promotional purposes, the reproduction will only be made after written approval by MEL.  KO shall only use the MEC Marks in such a manner as to ensure and maintain the high quality and goodwill associated therewith; provided, however, that KO may, in consultation with MEL, submit form or template usages or specimens of proposed use featuring the MEC Marks that may be subsequently used on other materials without seeking additional approval from MEL, provided that the form, substance, content and context of such subsequent use is not materially different from that which MEL initially approves. KO’s use of the MEC Marks will inure for the benefit of MEC.

19.2.                Infringement of MEC’s Marks.  If during the Term of this Agreement a third party institutes against MEC, MEL or KO any claim or proceeding that alleges that the use of any MEC Mark in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then MEL shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder.  KO shall use all reasonable efforts to assist and cooperate with MEL in such action, subject to MEL reimbursing KO for any reasonable out-of-pocket expenses incurred by KO in connection with such assistance and cooperation.  If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by MEL, such that any MEC Mark cannot be used in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then MEC, MEL and KO promptly shall cease using such affected MEC Mark in connection with the marketing, promotion, merchandising and/or sale of the

Products under this Agreement.  Neither Party shall incur any liability or obligation to the other Party arising from any such cessation of the use of the affected MEC Mark.

19.3.                Termination.  Upon expiration or termination of this Agreement, KO shall cease and desist from any use of the MEC Marks and any names, marks, logos or symbols confusingly similar thereto.

19.4.                Prior Agreements.  Notwithstanding the foregoing provisions of Section 19 (including the definition of “MEC Marks” as including both registered and unregistered rights), the Parties acknowledge their ongoing discussions over their respective rights in trademarks containing the term “monster,” including the agreement among the Parties and Odwalla, Inc. dated June 15, 2004 regarding MEC’s use of its MONSTER marks (the “Monster Trademark Agreement”).  Nothing contained in this Agreement shall (a) be deemed to be an acknowledgement by KO of MEC’s rights in unregistered marks containing the term “monster” or (b) limit the provisions of the Monster Trademark Agreement.  In the case of a conflict between this Section 19 and the Monster Trademark Agreement, the Parties agree that the terms of the Monster Trademark Agreement shall prevail.

20.                            Representations, Warranties and Covenants.

20.1.                MEL represents and warrants to KO that (a) it has the right and lawful authority to enter into this Agreement, and (b) the execution, delivery and performance of this Agreement will not cause or require MEL to breach any obligation to, or agreement or confidence with, any other Person.

20.2.                MEL warrants that all Products, all food additives in the Products, and all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by MEL to, or on the order of, KO and/or any KO/MEL Distributor are hereby guaranteed as of the date of such shipment to be, on such date, (a) not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including the Food Additives Amendment of 1958, and (b) in compliance with all health, safety and labeling standards imposed by law, regulations or orders applicable in the territory in which the Products will be sold.

20.3.                MEL warrants that all Products shall be merchantable.

20.4.                KO’s sole and exclusive remedy for MEL’s breach of MEL’s representations in Sections 20.2 and 20.3 above shall be as provided for in Section 21.3 below.

21.                            Indemnification and Insurance.

21.1.                KO agrees to indemnify and defend MEL, its Affiliates and their respective directors, officers, employees, representatives and agents (the “MEL Indemnitees”) against any third party claims and hold the MEL Indemnitees harmless from and against any and all damages, losses, liabilities, claims, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and costs and expenses (collectively “Losses”) arising out of, resulting from or otherwise connected with and to the extent attributable to (a) any willfully negligent act, misfeasance or nonfeasance by KO, its Subsidiaries, or any of their respective officers, employees, directors or agents regarding the sale, distribution or marketing of the Products, (b) the failure of any representation or warranty made by KO contained in this Agreement to be true or correct in any material respect (without regard to any references to materiality contained therein), and (c) any claim, advertising, marketing, promotion or representation made, provided, disseminated or distributed by KO regarding Products that has not been approved by MEL or any MEL Indemnitee, excluding, in each case, any such Losses to the extent MEL or any of its Affiliates is required to indemnify KO therefor pursuant to Section 21.3.

21.2.                [INTENTIONALLY OMITTED]

21.3.                MEL agrees to indemnify and defend KO, its Affiliates and their respective directors, officers, employees, representatives and agents (the “KO Indemnitees”)  against any third party claims and hold the KO Indemnitees harmless from and against any and all Losses arising out of, resulting from or otherwise connected with and to the extent attributable to (a) the contents, formulation, manufacture, labeling, bottling or packaging of the Products, including, but not limited to, product defects, product integrity/quality failures, any ingredient safety issue, product recalls, any violation of applicable law or regulation, or any injury to or death of any person caused by the Products or any ingredient contained therein including, for clarity, any of such claims described in the foregoing portion of this clause (a) that are brought against any KO Indemnitee based on any KO Indemnitee’s consent to the distribution of such Products by KO Distributors in accordance with this Agreement, (b) any willfully negligent act, misfeasance or nonfeasance by MEL or any of its respective Subsidiaries, officers, employees, directors or agents, (c) any claim, advertising, marketing, promotion or representation made, provided, disseminated, or distributed by MEL or by any agent or representative of MEL regarding the Products, (d) the failure of any representation or warranty made by MEL contained in this Agreement to be true or correct in any material respect (without regard to any references to materiality contained therein), (e) any claim that the authorized use by any KO Indemnitee of any of the MEC Marks pursuant to this Agreement infringes the trademark, trade dress or trade name of another, (f) any claim that any Products or packaging for any Products furnished by MEL infringes any patent, trade secret or other intellectual property right of any third party, (g) the termination or transfer of any of MEL’s existing distribution agreements in anticipation or furtherance of the rights granted to KO in this Agreement, and (h) any other Losses for which a KO Distributor is required to be indemnified by MEL or its Affiliate pursuant to a KO Distribution Agreement, excluding, in each case, any such Losses to the extent KO or any of its Affiliates is required to indemnify MEL therefor pursuant to Section 21.1 above.

21.4.                During the Term of this Agreement and for a period of two (2) years thereafter, MEL and KO agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other Party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each Party shall provide the other Party with a certificate of insurance evidencing such insurance, in a form satisfactory to such Party:

☐                                  Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage /

$1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

☐                                  Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverage described above.

For any claims under this Agreement, the applicable Party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other Party.  All deductibles payable under an applicable policy shall be paid by the Party responsible for purchasing such policy.  All such insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective Parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums.

21.5.                An indemnified party under this Section 21 shall give to the indemnifying party prompt notice of the third party claim for which such indemnified party is seeking indemnification.  Until such time as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party under this Section 21, the indemnified party will have the right to direct, through counsel of its choosing, the defense of any matter the subject of such indemnification claim.  At such time as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party against any and all Losses that may result from such matter, the indemnifying party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any matter the subject of indemnification hereunder at its expense.  The indemnified party may thereafter retain its own counsel to participate in the defense of the matter, at the indemnified party’s own expense.  The indemnified party shall provide the indemnifying parties with reasonable and relevant access to its records and personnel relating to any such matter during normal business hours and shall otherwise cooperate with the indemnifying party in the defense or settlement of any such matter, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection with such matter.  No settlement in respect of any third party claim may be effected by the indemnifying party without the indemnified party’s prior written approval.  If the indemnifying party shall fail to undertake any such defense, the indemnified party shall have the right to undertake the defense or settlement thereof at the indemnifying party’s expense, provided the indemnifying party has received reasonable notice of, and opportunity to participate in, any proposed settlement.

22.                            Miscellaneous.

22.1.                No Employment Relationship.  Notwithstanding any language in this Agreement to the contrary, the Parties intend that their relationship will be only as set forth in this Agreement.  Neither Party nor any employee, agent, officer, or independent contractor of or retained by either Party shall be considered an agent, employee or co-joint venturer of the other Party for any purpose or entitled to any of the benefits that the other Party provides for any of the other Party’s employees.  Furthermore, each Party acknowledges that it shall be responsible for all federal, state and local taxes for it and its employees and reports relative to fees under this Agreement and each Party will indemnify and hold the other Party harmless from any failure to file necessary reports or pay such taxes.

22.2.                Integration.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and is intended by the Parties to be a final expression of their understanding and a complete and exclusive statement of the terms and conditions of the agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the Parties concerning the subject contained herein and contains all of the covenants, agreements, understandings, representations, conditions, and warranties mutually agreed to between the Parties.  This Agreement may be modified or rescinded only by a writing signed by the Parties hereto or their duly authorized agents.

22.3.                Choice of Law.  This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of New York (without reference to its law of conflict of laws) and the provisions of the United Nations Convention On Contracts For The International Sale Of Goods will expressly be excluded and not apply.  The place of the making and execution of this Agreement is California, United States of America.  Each Party hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory.

22.4.                Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal administrators, legal representatives, successors and assigns.  This Agreement shall not be assignable by either Party without the prior written consent of the other Party; provided, however, that (a) an MEC Change of Control shall not be deemed an assignment of the Agreement requiring KO’s consent hereunder, (b) a Change of Control (as defined in the Transaction Agreement) with respect to KO or its Parent shall not be deemed an assignment of this Agreement requiring MEL’s consent hereunder, and (c) KO shall not be required to obtain any such consent of MEL in relation to any assignment resulting from the transfers or changes approved in advance by MEL pursuant to the last two sentences of Section 4.8 of this Agreement.

22.5.                Counterparts.  This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document.  Signatures received by facsimile shall be deemed to be original signatures.

22.6.                Partial Invalidity.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of the provision to any Person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.  The Parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

22.7.                Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

22.8.                Drafting Ambiguities.  Each Party to this Agreement and their legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

22.9.                Notices.  All notices or other communications required or permitted to be given to a Party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such Party at the following respective address:

If to MEC and MEL:

Monster Energy Ltd.
c/o Mason Hayes & Curran
South Bank House, Barrow Street, Dublin 4, Ireland
Attention: Tony Burke
Facsimile: +353-1-614-5001

and

Monster Energy Company
1 Monster Way
Corona, California 92879
Attention:  Director
Facsimile:  (951) 739-6210

with a copy to:

Solomon Ward Seidenwurm & Smith, LLP
401 B Street, Suite 1200
San Diego, California 92101
Attention: Norman L. Smith
Facsimile: (619) 231-4755

If to KO:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Facsimile:                                (404) 676-8621
Attention:  Chief Financial Officer; and

Senior Vice President, General Counsel and

Chief Legal Officer; (Facsimile:  (404) 515-2546)

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, New York 10036
Facsimile:                                (212) 735-2000

Attention:                                 Martha E. McGarry, Esq.

Thomas W. Greenberg, Esq.

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section.  Any Party to this Agreement may give a notice of a change of its address to the other Party to this Agreement.

22.10.        Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person, other than the Parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

22.11.        Conflict.  In the event of any conflict between the terms of this Agreement and the terms of any KO Distribution Agreement, the terms of this Agreement shall govern as between KO and MEL.

23.                            Dispute Resolution.

23.1.                Arbitration.  Any controversy, claim or dispute of whatever nature arising out of or in connection with this Agreement or the breach, termination, performance or enforceability hereof or out of the relationship created by this Agreement (a “Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.  The Parties understand and agree that they each have the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm.  Unless otherwise agreed in writing by the Parties hereto, the arbitral panel shall consist of three (3) arbitrators, each of whom shall be a retired judge from a State other than California or Georgia and shall be appointed by the AAA in accordance with Section 23.2 below.  The place of arbitration shall be Dallas, Texas.  Judgment upon the award may be entered, and application for judicial confirmation or enforcement of the award may be made, in any competent court having jurisdiction thereof.  Other than as required or permitted by an applicable Governmental Entity, each Party will continue to perform its obligations under this Agreement pending final resolution of any such Dispute.  The Parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

23.2.                Immediately after the filing of the submission or the answering statement or the expiration of the time within which the answering statement is filed, the AAA shall send simultaneously to each Party to the Dispute an identical list of ten (10) (unless the AAA decides that a larger number is appropriate) names of retired judges from the National Roster from States other than California or Georgia.  The Parties shall attempt to agree on the three (3) arbitrators from the submitted list and advise the AAA of their agreement.  If the Parties are unable to agree upon the three (3) arbitrators, each Party to the Dispute shall have fifteen (15) days from the transmittal date in which to strike no more than three (3) names objected to, number the remaining names in order of preference, and return the list to the AAA.  If a Party does not return the list within the time specified, all persons named therein shall be deemed acceptable.  From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of the three (3) arbitrators to serve.  If the Parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other retired judges on the National Roster from States other than California or Georgia without the submission of additional lists.

23.3.                The arbitration shall be governed by the laws of the State of New York, without regard to its conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code).  The arbitrators shall base the award on the applicable law and judicial precedent that would apply, and the arbitrators shall have no authority to render an award that is inconsistent therewith.  The award shall be in writing and include the findings of fact and conclusions of law upon which it is based if so requested by either Party.  Except as may be awarded to the prevailing Party, each Party shall bear the expense of its own attorneys, experts, and out of pocket costs as well as fifty percent (50%) of the expense of administration and arbitrators’ fees.

23.4.                Except as otherwise required by law, the Parties and the arbitrator(s) shall keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute.

23.5.                EXCEPT FOR THE DAMAGES DIRECTLY RESULTING FROM THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 21 OF THIS AGREEMENT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH PARTY WAIVES THE RIGHT IN ANY ARBITRATION OR JUDICIAL PROCEEDING TO RECEIVE CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.  THE ARBITRATORS SHALL NOT HAVE THE POWER TO AWARD CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.

24.                            Force Majeure.

24.1.                Neither Party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to causes beyond such Party’s reasonable control (each, individually, a “Force Majeure Event”) including, without limitation: (a) acts of God, act (including failure to act) of any Governmental Entity (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such Party’s performance of its obligations is delayed for other causes.

24.2.                The Party affected by a Force Majeure Event shall give written notice to the other Party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore.  Such Party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected Party’s ability to perform its obligations hereunder, the affected Party shall give written notice to the other Party within a reasonable time.

25.                            Ethical Standards.

25.1.                KO and each of its sub-distributors will comply with the Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling MEL Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to MEL or the promotion and/or sale of MEL Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

25.2.                MEL will comply with the Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to KO or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.  MEL shall review its anti-bribery and ethical compliance policies (including with respect to compliance with the Foreign Corrupt Practices Act and other applicable laws) within a reasonable period of time following the Effective Date.

26.                            External Communications.

26.1.                Publicity.  MEL and KO each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the Parties prior to release.  Thereafter, each Party agrees to use commercially reasonable efforts to consult with the other Party regarding any public, written announcement which a Party reasonably anticipates would be materially prejudicial to the other Party.  Nothing provided herein, however, will prevent either Party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Securities Laws and/or such Party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no Confidential Information is disclosed.  If a Party breaches this Section 26.1 it shall have a seven (7) day period in which to cure its breach after written notice from the other Party.  A breach of this Section 26.1 shall not entitle a Party to damages or to terminate this Agreement.

26.2.                Marketing and Promotion.

a.                                 MEL and KO agree that the principles set forth in Section 26.2(b) below are generally consistent with the marketing and promotion guiding principles of both MEL and KO (the “Guiding Principles”). Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of either Party under this Agreement.  The Guiding Principles shall constitute unenforceable goals only of the Parties and neither Party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or to terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s).

b.                                Neither MEL nor KO will advertise, market, or promote the Products in connection with: (i) material misrepresentations or material omissions of fact about the Products branded with the MEC Marks; (ii) derogatory statements or messages about the other Party or its products; (iii) illegal drugs, pornography, racist activities or organizations; or (iv) activities, causes, or products that are generally immoral according to applicable community standards of the relevant consumer of the Products such that it is materially detrimental to the other Party’s public image and/or its rights as set forth in this Agreement.

27.                            Controlling Language.  This Agreement is in the English language only, which will be controlling in all respects.  No translation, if any, of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either Party hereto.

[Signature page follows.]

SIGNATURE PAGE TO AMENDED AND RESTATED INTERNATIONAL DISTRIBUTION COORDINATION AGREEMENT BETWEEN MONSTER ENERGY LTD. AND MONSTER ENERGY COMPANY AND THE COCA-COLA COMPANY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

MONSTER ENERGY LTD,		THE COCA-COLA COMPANY,
an Irish company		a Delaware corporation

By:	/s/ Rodney Sacks	By:	/s/ Marie D. Quintero Johnson
	Rodney Sacks	Name:	Marie D. Quintero Johnson
	Director	Title:	Vice President and Director of Mergers & Acquisitions

MONSTER ENERGY COMPANY,
a Delaware corporation

By:	/s/ Rodney Sacks
Rodney Sacks
Chief Executive Officer

[Signature Page to Amended and Restated International Distribution Coordination Agreement]

EXHIBIT A
Amended and Restated International Distribution Coordination Agreement

FORM INTERNATIONAL DISTRIBUTION AGREEMENT

Exhibit A

EXHIBIT A

INTERNATIONAL DISTRIBUTION AGREEMENT

This INTERNATIONAL DISTRIBUTION AGREEMENT (“Agreement”) is entered into as of ____________________, 2015 (the “Effective Date”) between MONSTER ENERGY LTD. (formerly TAURANGA, LTD.), a company organized and existing under the laws of the Republic of Ireland, with offices at South Bank House, Barrow Street, Dublin 4, Ireland (“MEL”) and [KO DISTRIBUTOR] (“Distributor”).  MEL and Distributor are referred to herein collectively as the “parties” and individually as a “party” hereto.

1.         Recitals and Definitions.

a.         MEL is a wholly owned subsidiary of Monster Energy Company (formerly known as Hansen Beverage Company) (“MEC”).  MEC and/or its Affiliates (as defined below) own the exclusive right, title and interest in and to the Trademarks (as defined below).  MEL has been authorized by MEC to use the Trademarks (as defined below) and manufacture, promote, market, distribute and sell, including without limitation through distributors appointed by MEL, the Products (as defined below) throughout the Territory (as defined below).

b.         Distributor is a leading distributor of beverages throughout the Territory (as defined below) and has substantial experience in the distribution of beverages.  Distributor has developed and implemented successful marketing plans and/or systems for such distribution and which are substantially associated with the trademarks and trade name of The Coca-Cola Company (“KO”).  KO has designated Distributor, and MEL wishes to appoint Distributor, as a distributor of Products (as defined below) as part of Distributor’s business operations and systems, with performance to commence as of ___________________, 2015, or such other date as may be mutually agreed by the parties in writing, but which in no event shall be later than _________________, 2015 (the “Commencement Date”).

c.         When used herein: (i) the word “Products” means (x) all Energy Drinks (as defined below) in any form, that are offered, packaged and/or marketed by MEC or any of its Affiliates at any time after the Effective Date in the Territory under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and/or containing the “” as a primary brand component, and which may, but are not required, to contain the “” mark, and/or the “M” icon, and (y) such additional beverage products, whether marketed under the Trademarks (as defined below) or otherwise, as MEL and Distributor shall agree from time to time by executing a mutually agreed upon amended Exhibit A.  MEL and Distributor shall use commercially reasonable efforts to periodically review and update Exhibit A on a reasonable basis throughout the Term.  The Products shall include all sizes of SKUs as may be determined by MEC and offered, packaged and/or marketed by MEC or any of its Affiliates in good faith from time to time; (ii) the word “Territory” means the territory identified in Exhibit B hereto; (iii) the words “Distributor’s Accounts” mean all accounts or classes of accounts in the Territory (including those set forth as exclusive or non-exclusive Distributor’s Accounts on Exhibit C hereto), other than those reserved for MEL as identified on Exhibit C; (iv) the word “Trademarks” means those names and marks identified on Exhibit D hereto; (v) the words “Energy Drink/s” mean any shelf-stable, in ready-to-drink, powdered, drops or concentrate form, non-alcoholic beverage that satisfies all of the following conditions: (A) it is marketed or positioned to consumers as an energy beverage, (B) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by KO, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients) and (C) it has at least five (5) milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (1) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (2) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final law applicable to MEL in such territory imposing restrictions on the on-going business activities of MEL is enacted by a Governmental Entity having jurisdiction over such territory that either (I) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such law) or (II) is reasonably expected, based on the good faith judgment of MEL, to have an adverse impact on MEL’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact); it being agreed that affected Products in any affected territory may be reformulated by MEL to the extent necessary to comply with any such law or to avoid such adverse impact; (vi) the word “Affiliates” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933 of the United States of America; (vii) the word “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind; and (viii) the words “Governmental Entity” mean any (A) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (B) federal, state, local, municipal, foreign, or other government, (C) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (D) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.  All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.

2.         Appointment.

a.         With effect from the Commencement Date, MEL appoints Distributor, and Distributor accepts appointment, as a distributor and seller of Products to Distributor’s Accounts within the Territory.  Such appointment shall be exclusive with respect to each of Distributor’s Accounts, except if and to the extent specifically designated as non-exclusive on Exhibit C hereto.  Such appointment shall exclude any SKU/s deleted from distribution pursuant to Sections 13(b) or 13(f) below.  Those categories of customers which are excluded from the definition of Distributor’s Accounts are expressly reserved for MEL, or such other distributors as MEL may from time to time appoint.  Distributor shall be entitled to appoint sub-distributors within the Territory provided that the terms of such appointment shall provide that the sub-distributors shall not actively seek or solicit customers for the Products outside the Territory or any customers located within the Territory other than Distributor’s Accounts, and the terms of such appointments shall not be inconsistent with the terms and conditions of this Agreement and shall be subject to MEL’s rights hereunder.  Distributor’s appointment of sub-distributors shall be to supplement and augment, but not to replace or substitute, wholly or partially, Distributor’s resources, performance capabilities and/or ability to fully perform all of Distributor’s obligations in the Territory under this Agreement, including without limitation, as provided in Section 3 below.  Distributor will remain liable for the actions, omissions and performance of all of Distributor’s sub-distributors.

b.         Distributor shall not directly or indirectly, alone or in conjunction with any other Person (i) actively seek or solicit customers or accounts for the Products outside the Territory or any customers or accounts located within the Territory other than Distributor’s Accounts (in particular, but without limiting the above, Distributor shall not actively approach customers outside the Territory or accounts other than Distributor’s Accounts in the Territory, whether by direct mail, visits, promotions or media advertising targeted at such customers, or otherwise), and/or (ii) actively sell, market, distribute or [actively] otherwise dispose of any Products to any Persons located outside the Territory [or to any Persons located within the Territory who Distributor knows or reasonably believes will distribute or resell the Products outside the Territory][NTD: TO BE OMITTED FROM EU AGREEMENTS], except that, subject to all of the terms and conditions of this Agreement, Distributor may sell, market, distribute, assign or otherwise transfer Products to other bottlers or distributors designated by KO that are authorized in writing by MEL for sale, marketing, distributing, assigning or otherwise transferring into such distributor’s or bottler’s territory.  During the Term, Distributor shall purchase exclusively and directly from MEL or its nominees (and from no other Person) all of its requirements for Products.  In the event Products distributed or sold by Distributor are found outside the Territory, upon MEL’s reasonable request therefor, Distributor shall use Best Efforts (as defined below) to make available to representatives of MEL such sales agreements and other records relating to applicable Products as may be reasonably required for, and otherwise reasonably cooperate with MEL in, all MEL investigations relating to the sale and distribution of the Products outside the Territory, in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law.  Distributor shall use Best Efforts to promptly inform MEL if at any time any solicitation or offer to purchase Products is made to Distributor in writing by a third party which Distributor knows would result in a breach of this Section 2(b), in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law.  “Best Efforts” means the efforts a prudent Person desiring in good faith to achieve a result would use in the circumstances to ensure such result is achieved as expeditiously as possible but does not require the Person subject to such obligation to take actions that would result in any materially adverse change, or any financial change which in the aggregate, or over a period of time, would result in any materially adverse change, in the benefits to such Person under this Agreement or require such Person to expend funds or extend other economic incentives, unless otherwise expressly required under this Agreement.

c.         Distributor acknowledges and agrees that it has no right to distribute any products of MEC other than the Products.  Any sales by MEL to Distributor of any products of MEC that are not the Products, and/or any products sold by MEL to Distributor and/or its sub-distributor(s) beyond the scope, Term (as defined below) or after the termination of this Agreement, with or without cause, for any reason or no reason at all (i) shall not constitute, be construed as, or give rise to, any express or implied distribution agreement, course of conduct or other relationship between MEL and Distributor,

(ii) shall not confer upon Distributor or its sub-distributor(s) any rights of any nature whatsoever, including without limitation to purchase, sell, market or distribute or continue to purchase, sell, market or distribute any products, including Products, or use the Trademarks other than with respect to products sold and delivered by MEL to Distributor, and (iii) shall constitute a separate transaction for each shipment of products actually delivered by MEL to Distributor and/or sub-distributor(s), in MEL’s sole and absolute discretion, which MEL shall be entitled to exercise, vary, withdraw and/or cease, on a case by case basis, at any time in MEL’s sole and absolute discretion.  Distributor irrevocably waives, releases and discharges any claims, liabilities, actions and rights, in law or in equity, against MEL including without limitation for damages (including without limitation, consequential, special or punitive damages), compensation or severance payments or any other claims of whatsoever nature by Distributor arising from or in connection with the matters referred to in this Section 2(c) and/or any acts, omissions or conduct of MEL with regard to such matters.

d.         MEL and Distributor shall reasonably cooperate with respect to obtaining any import licenses, permits, certificates, and governmental approvals which are necessary to permit the sale of Products in the Territory. To the extent MEL reasonably requests that Distributor obtain any such licenses, permits, certificates, or governmental approvals, Distributor shall, at MEL’s sole expense, use Best Efforts to obtain such import licenses, permits, certificates, and governmental approvals which are necessary to permit the sale of Products in the Territory.  Distributor acknowledges and agrees that all such licenses, permits, certificates, and governmental approvals are obtained for the benefit of MEL, and are subject to Distributor’s obligation to comply with the provisions of Sections 3(x) and 12(e)(vi) below.  Distributor shall also comply with any and all governmental laws, regulations, and orders which are applicable to Distributor by reason of its execution and performance of this Agreement, including any and all laws, regulations or orders in the Territory which govern or affect the ordering, export, shipment, import, sale, delivery or redelivery of Products in the Territory. Distributor shall also notify MEL of the existence and content of any provision of law which, to Distributor’s knowledge, conflicts with any provisions of this Agreement at the time of its execution or thereafter.  In the export of Products from the United States, Distributor shall further comply with the applicable law of the Territory, as well as U.S. laws and regulations governing exports, including the Export Administration Act and regulations thereunder, and the U.S. Boycott Regulations.  Distributor shall use Best Efforts to provide MEL all reasonably necessary assistance in ensuring compliance by MEL, Distributor and the Products with any applicable governmental laws, regulations, orders and registration requirements for, and translations of, the Products, Product labels and any other written information as may be necessary in the Territory, in each case without limiting MEL’s representations, warranties or obligations hereunder.

e.         MEL and its Affiliates (if applicable) will use commercially reasonable efforts to include provisions comparable to subsections 2(b)(i) and 2(b)(ii) above in its distribution agreements with distributors in territories within the European Economic Area that are entered into after the Effective Date.  If any other distributor appointed by MEL in the European Economic Area (i) actively seeks and solicits customers in Distributor’s Accounts (other than such non-exclusive Distributor’s Accounts as identified on Exhibit C) for Products in the Territory, or (ii) actively sells, markets, distributes or otherwise disposes of any Products, either directly or indirectly to any Persons located within its territory who such distributor knows or reasonably believes will distribute or resell the Products inside the Territory, MEL will take commercially reasonable steps to (A) enforce MEL’s rights under any distribution agreement, to the extent enforceable under such distribution agreement and applicable law, [to address the importation of Products into the Territory in violation of any applicable distribution agreement relating to the Products, (B) enforce MEL’s rights against any other distributors to address the importation of Products into the Territory in violation of applicable distribution agreements with such other distributors relating to the Products to which MEL or its Affiliates are a party, but only to the extent enforceable under such applicable distribution agreements and applicable law][NTD: TO BE OMITTED FROM EU AGREEMENTS], and (C) prevent such other distributors from breaching provisions comparable to subsections 2(b)(i) and 2(b)(ii), above, but only, to the extent that MEL shall be entitled to do so pursuant to the terms of its distribution agreements with such distributors and to the extent enforceable under applicable law. Distributor shall cooperate and, if necessary and required by MEL, join with MEL in all such proceedings in accordance with the foregoing.  Distributor shall have no claim, and MEL shall have no liability, arising from the sale of Products by such other distributors in the Territory, except to require MEL to enforce the above-mentioned provisions in the applicable distribution agreements.

f.          If Distributor becomes aware that corrective labeling of Products delivered by MEL to Distributor is required in order to comply with applicable law in the Territory, Distributor shall provide to MEL for MEL’s written consent, which shall not be unreasonably withheld (i) written notice including details of the applicable law/s, (ii) the corrective Product label proposed by Distributor, and (iii) the estimated costs of relabeling the applicable Products.  Upon receipt of MEL’s written consent (which shall not be unreasonably withheld), Distributor shall affix the corrective labeling to the Products at MEL’s cost provided that such cost has been approved by MEL in writing, which approval shall not be unreasonably withheld.  All right, title and interest of every kind and nature in and to such corrective labeling shall be the sole and exclusive property of MEL for all purposes or uses.  Distributor hereby assigns to MEL all of Distributor’s right, title and interest, if any, in and to such corrective labeling, and agrees to execute any documents and take any action MEL may deem reasonably necessary or appropriate to effectuate such assignment, at MEL’s reasonable request and expense.

g.         The parties acknowledge that it is their current mutual intention that they will consider in due course entering into a written agreement on mutually acceptable terms to provide for the manufacture of certain Products in the Territory.  This subsection 2(g) shall not be enforceable against either party unless and until an enforceable agreement has been executed by both parties.

h.         Subject to and without limiting MEL’s and its Affiliates’ obligations to KO under the International Distribution Coordination Agreement (as defined below), if Distributor declines to distribute, declines to continue to distribute, or proposes not to distribute (each a “Distribution Refusal”) (i) substantially all Products, as the case may be, designated by MEL in good faith for sale in the Territory, MEL shall have the right to sell any or all of the Products so designated by MEL for sale in the Territory directly or through other distributors in the Territory, to the exclusion of Distributor, or (ii) one or more of MEL’s SKUs designated by MEL for sale in the Territory, MEL shall have the right (without prejudice to its right in clause (i) above) to sell such declined SKU/s directly or through other distributors in the Territory, to the exclusion of Distributor, in each case (i) and (ii) upon forty-five (45) days written notice to Distributor and KO of its intention to do so; provided that such Distribution Refusal continues to exist for such forty-five (45) day period. MEL’s right to sell or have sold such Products shall be limited to the portion of the Territory for which such distribution has been declined.  The “International Distribution Coordination Agreement” means the Amended and Restated International Distribution Coordination Agreement dated [DATE] between KO and MEL and MEC.

i.          If, after the Effective Date, MEL determines to sell or otherwise distribute any Product or any SKU of any Product (“Product SKUs”) in the Territory not previously sold or distributed by Distributor (each a “New Product SKU”), prior to launching or otherwise commencing the sale or other distribution of such New Product SKU, MEL shall provide Distributor the right to distribute such New Product SKUs, subject to the terms of this Agreement (and subject to and without limiting MEL’s obligations to KO under the International Distribution Coordination Agreement).  If Distributor declines to sell and distribute such New Product SKUs in the Territory within fifteen (15) days of MEL’s request that such New Product SKUs be added, then MEL shall have the right and option, in MEL’s sole and absolute discretion, to sell and distribute such refused New Product SKUs directly or through other distributors selected by MEL, to the exclusion of Distributor; provided that MEL gives such Distributor an additional fifteen (15) days written notice of MEL’s intention to do so and Distributor does not commence and continue purchasing from MEL and selling such refused New Product SKUs within such additional fifteen (15) day period.  MEL’s right to sell or have sold such New Product SKUs shall be limited to the portion of the Territory for which such distribution has been declined.

3.         Distributor’s Duties.  Distributor shall:

a.         Use commercially reasonable good faith efforts (i) to actively and diligently promote, solicit and push vigorously the wide distribution and sale of the Products to Distributor’s Accounts in the Territory, and (ii) to develop and exploit the full potential of the business of distributing, Marketing (as defined below) and selling the Products throughout the Territory by creating, stimulating and expanding continuously, the future demand for the Products and satisfying fully and in all respects, the current demand therefor (except to accounts reserved for MEL pursuant to Exhibit C and those MMM Accounts (as defined below) that are serviced directly by MEL in accordance with Section 14).  For the purposes of this Section 3 and Section 13(a) below, “Marketing” means trade marketing, local marketing and local Product promotions in the Territory;

b.         Use commercially reasonable good faith efforts to actively and diligently develop new business opportunities for Products in Distributor’s Accounts in the Territory;

c.         Use commercially reasonable good faith efforts to actively and diligently manage all of Distributor’s sub-distributors throughout the Territory to gain system alignment to promote the sale and distribution of Products;

d.         Secure extensive in-store merchandising and optimal shelf positioning in Distributor’s Accounts in the Territory with respect to Products, except for those MMM Accounts serviced directly by MEL in accordance with Section 14 below;

e.         Perform complete and efficient distribution functions to and in Distributor’s Accounts throughout the Territory;

f.          Fully implement the Annual Business Plan (as defined and to be agreed upon from time-to-time in accordance with Section 13(b) below), and use commercially reasonable good faith efforts to achieve and maintain all of the objectives set with respect thereto as contemplated in Section 13(b) below;

g.         Achieve and maintain the Performance Targets (as defined and determined each calendar year in accordance with Section 13(d) below);

h.         In relation to the sales of the Products only, permit MEL representatives to accompany Distributor’s salesmen on sales routes in the Territory, upon reasonable advance notice to Distributor;

i.          Achieve optimum ambient and cold space, position, prominence, and visibility of the Products in all Distributor’s Accounts in the Territory, except for those MMM Accounts serviced directly by MEL in accordance with Section 14 below;

j.          Promote and maintain an efficient, viable and financially sound system of distribution for the Products in Distributor’s Accounts throughout the Territory, except for those MMM Accounts serviced directly by MEL in accordance with Section 14 below;

k.         Provide the resources necessary for the sale, delivery, Marketing, promotion and servicing of the Products in Distributor’s Accounts within the Territory, except for those MMM Accounts serviced directly by MEL in accordance with Section 14 below;

l.          Achieve and maintain Minimum Distribution Levels for the Products in Distributor’s Accounts (other than such non-exclusive Distributor’s Accounts as identified on Exhibit C) as agreed upon or determined in accordance with Section 13(c) below from time to time;

m.        Perform and satisfy its obligations specified in Sections 10 and 13 below;

n.         Provide such sales and Marketing information in relation to the Products as may be reasonably requested by MEL;

o.         Comply with any applicable laws and regulations of or applicable in the Territory and shall be responsible for ensuring that all Product deliveries by Distributor within the Territory comply with all health, safety, environmental and other standards, specifications and other requirements imposed by law, regulation or order in the Territory, and applicable to the Products;

p.         Assign such article numbers as may be utilized by Distributor from time to time for each Product and Product package to track sales information by its sales data collection system;

q.         Cause all of its promotional and Marketing efforts and/or activities under this Agreement to be devoted solely to the Products. Unless approved by MEL’s prior written consent, it shall be a violation of this subsection for (i) Products to be placed by Distributor in Equipment (as defined below) branded with the trademark of an Energy Drink other than a Product, it being agreed that Distributor may place Products in Equipment branded with another beverage other than an Energy Drink; (ii) Energy Drinks other than Products to be placed by Distributor in Equipment branded for Products; (iii) sales materials for Products created by Distributor to include trademarks of products or Energy Drinks other than Products; (iv) Distributor distributing sales material created by Distributor including trademarks of Products; and (v) Distributor’s promotional pricing and/or promotional and/or Marketing activities and/or promotional and/or Marketing programs to apply to all or any Products in combination with all or any Energy Drinks other than Products sold by Distributor.  It is not a violation of this subsection for Products to be ordered, sold, delivered, or merchandised by the same Person or in the same vehicles as other products;

r.          Invest all the capital and obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of such warehousing, Marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for Distributor to comply with its obligations under this Agreement;

s.          For its own account, budget and expend such funds for advertising, Marketing and promoting the Products in the Territory as may be reasonably required by MEL to create, stimulate and sustain the demand for the Products in the Territory, provided that Distributor shall submit all advertising, Marketing and promotional projects relating to the Trademarks or the Products to MEL for its prior approval, and shall use, publish, maintain or distribute only such advertising, Marketing or promotional material relating to the Trademarks or the Products as MEL shall approve and authorize. MEL may agree from time to time and subject to such terms and conditions as it shall stipulate in each case to contribute financially to Distributor’s Marketing programs.  MEL may also undertake, at its own expense and independently from Distributor, any additional advertising or sales promotion activities in the Territory it deems useful or appropriate;

t.          Use commercially reasonable good faith efforts to allocate Products in Distributor Equipment consistent with the Annual Business Plan and to the extent (and in the form and manner) agreed between Distributor and MEL, including without limitation by including ***.  “Distributor Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment provided by Distributor, or placed and maintained by Distributor in premises of Distributor’s customers within the Territory for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any beverages distributed and sold by Distributor in the Territory.  “MEL Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment funded by MEL and/or its Affiliate/s or provided by MEL and/or its Affiliate/s to Distributor and placed in premises of Distributor’s customers within the Territory by Distributor for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any Products distributed and sold by Distributor in the Territory, *** and/or as may otherwise be agreed by the parties in writing from time to time.  The appearance and branding of MEL Equipment shall be determined by MEL and/or its Affiliate/s in its discretion.  Distributor Equipment and MEL Equipment shall be referred to collectively as the “Equipment;”

u.         Take such steps and execute such documents as may be necessary to ensure that any MEL Equipment for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of Products, and any licenses, entitlements, consents or other rights relating to the placement or location of MEL Equipment in a customer’s premises remains the exclusive, unencumbered property of MEL. Distributor shall maintain the MEL Equipment in good condition throughout the Term of this Agreement, ordinary wear and tear excepted.  Upon termination of this Agreement Distributor shall deliver the MEL Equipment to MEL and/or its Affiliate/s at the location of such Equipment in the customers’ premises.  As the bona fide depository of the MEL Equipment, Distributor undertakes to take all commercially reasonable steps for the proper storage, preservation and use of the MEL Equipment for as long as such MEL Equipment remains serviceable, and shall be responsible for any failure to do so.  If for any reason any of the MEL Equipment is removed and not recovered,

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Distributor shall be liable for all loss and damages arising from Distributor’s breach of this Section 3(u). Distributor hereby agrees to pay MEL any loss or damages incurred by MEL with respect to replacing the MEL Equipment and securing the placement of the MEL Equipment.  Distributor further agrees to maintain and to replace such Equipment at such reasonable intervals as are reasonably necessary;

v.         Use commercially reasonable good faith efforts to protect the reputation and goodwill of MEL, the Products, and the Trademarks, conduct business in a proper and businesslike manner and otherwise act in the best interests of MEL in relation to its Products, reputation and goodwill.  Distributor shall not act or fail to act in any manner that would reasonably be expected to be detrimental to the brand image of MEL or the Products.  [Distributor shall sell Products only to reputable and suitable Distributor’s Accounts consistent with the reputation and quality of MEC’s global brand.][NTD: TO BE OMITTED FROM EU AGREEMENTS]  Distributor shall not engage in any activities or practices, or fail to engage in activities or practices, that would reasonably be expected to impair the value of or otherwise damage the reputation or goodwill of MEL, the Products, or the Trademarks;

w.        Maintain in stock at all times a reasonably sufficient quantity of each Product/s in relation to the demand from Distributor’s Accounts in the Territory for at least a reasonable period based on such demand, subject to availability as provided by MEL; and

x.         Promptly upon MEL’s reasonable request and at MEL’s expense, take such action and execute such document/s as may be necessary to assign or otherwise transfer to MEL or MEL’s designee, any registrations, licenses, permits, certificates, and governmental approvals that Distributor may have acquired in connection with, and only to the extent it solely relates to, the sale of Products in the Territory, in each case subject to and to the extent permissible under applicable law.

4.         Prices.

a.         The prices (“Selling Price”) to be paid by Distributor to MEL for the Products shall be reviewed and determined annually by MEL for the forthcoming year in its sole discretion after discussion with Distributor but shall be subject to adjustment in accordance with Section 4(c) below.  The annual increases to the Selling Price will be communicated to Distributor no later than three (3) calendar months prior to implementation of price increases in a country within the Territory.

b.         It is acknowledged that from time to time Distributor may be required by its customer/s to fix, for a period of up to twelve (12) months, the prices that Distributor may charge to its customer/s for certain Products.  In such event, Distributor may request that MEL fix the prices to be paid by Distributor for the applicable Product/s to be resold to such customer/s.  MEL shall promptly discuss such a request with Distributor in good faith and the parties will prepare and record any agreement in writing.  Provided that MEL agrees to the foregoing in writing, MEL shall not adjust, for the same period that Distributor’s prices are fixed, the prices to be paid by Distributor for the applicable Product/s to the extent that (i) the applicable Product/s are to be supplied by Distributor to the customer in question, and (ii) Distributor is not entitled to pass on any price adjustments to such customer.  Nothing contained in this Section 4(b) shall be construed as imposing any agreement or restriction on the right of either MEL to unilaterally determine the Selling Price or the right of Distributor to unilaterally determine Distributor’s own resale prices and terms of business.

c.         Notwithstanding anything to the contrary contained in this Agreement, in the event of any material change in the costs associated with production of the Products (including, but not limited to, a material change in the costs of ingredients, packaging materials, energy or freight costs related to the production and shipping of Products) at any time, then MEL may adjust the Selling Price of Products to Distributor to reflect such cost increase, effective thirty (30) days after written notice from MEL to Distributor of such change. MEL shall provide reasonable supporting documentation evidencing the material change in its costs of production and delivery, if requested by Distributor.

d.         All Selling Prices are exclusive of (i) any costs of carriage and insurance of the Products, and (ii) any applicable value added or any other sales or similar tax, which shall be payable by Distributor.

5.         Orders.  All purchase orders for Products shall be transmitted in writing or electronically, shall specify a reasonable date and time for delivery to locations in the Territory agreed upon in writing between the parties from time to time with a lead time of at least ten (10) days and shall be subject to acceptance by MEL in MEL’s reasonable discretion.  If MEL is unable to accept an order for any reason, then MEL will use commercially reasonable efforts to equitably allocate available Products to fill orders from its distributors and customers, including Distributor.  In the event of any conflict or inconsistency between the terms of this Agreement and any purchase order, the terms of this Agreement shall govern.  All such purchase orders shall be deemed acceptances of MEL’s offers to sell Products and shall limit acceptance by Distributor to the terms and conditions thereof.

6.         Payment.  MEL shall invoice Distributor on a monthly or other mutually agreed periodic basis and Distributor shall promptly pay MEL for the Products (a) in Sterling for Products sold in Great Britain, (b) in Euros for Products sold in Europe and (c) in a currency selected by MEL from time to time in all other Territories, provided that MEL provides Distributor twelve (12) months advance notice of any change in the currency selected for each such Territory and provided that such change is permitted by applicable laws, in full (without set off, deduction or counter claim) by electronic transfer within *** of the date of the relevant invoice or such other period as may be agreed by MEL from time to time in writing.  Distributor and MEL shall use a mutually agreeable method of electronic settlement of accounts that Distributor reasonably approves which may include ACH or Xign, Distributor’s current electronic invoice presentment system.  If Distributor is delinquent in payment upon presentation of invoice and remains delinquent for seven (7) days after written notice calling upon Distributor to pay, Distributor shall reimburse MEL for any costs and expenses incurred by MEL in collecting such delinquent amounts, including, without limitation, legal fees and costs including fees of collection agencies, and interest computed at the *** percent *** per month or part thereof from the due date(s) or the maximum legally permissible rate.  MEL reserves the right by giving reasonable notice to Distributor to establish in its sole discretion the conditions of shipment and payment and, subject to the first sentence of this Section 6, the currency or currencies acceptable to MEL in payment and to designate the supply point and/or alternate supply points for each of the Products.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.         Title and Risk of Loss.  Title and risk of loss to the Products shall pass to Distributor upon delivery of the Products to Distributor.

8.         Forecast and Delivery.

a.         Distributor shall provide MEL with *** forecasts describing the volume of each SKU of Products that Distributor projects will be ordered during each *** period during the Term (as defined below) of this Agreement.  Distributor shall submit each updated forecast monthly in a format reasonably acceptable to MEL no later than the first day of each month during the Term.

b.         Unless otherwise agreed in writing by the parties to this Agreement, the Products will be tendered by MEL for delivery to Distributor in full truckload quantities of particular Product lines and extensions but without combining different Product lines in the same truckloads.  By way of example, Monster Green (i.e. Monster’s original product) and its extensions and Java Monster and its extensions are different particular Product lines.  Subject to Distributor providing MEL forecasts in accordance with Section 8(a) above, MEL agrees to use commercially reasonable good faith efforts to deliver Products to Distributor within *** of receipt by MEL of the applicable purchase orders for Products in compliance with Sections 5 and 8(a) above to (i) Distributor, in the case of Products delivered from the point of manufacture to Distributor by ground transportation, and (ii) the shipper, in the case of delivery of the Products to Distributor which involves shipment by sea.  MEL shall deliver to Distributor Products with at least *** shelf life remaining at the time of delivery or such other period as may be agreed to between MEL and Distributor with respect to any specific Products.  Notwithstanding the foregoing, Distributor acknowledges that delivery dates set forth in purchase orders for Products accepted by MEL are merely approximate and that MEL shall have no liability for late deliveries, except only for fines, penalties and assessments imposed by Distributor’s customers and actually paid by Distributor which arise solely and directly as a result of MEL’s failure to comply with its obligations under this Section 8.

9.         Trademarks.

a.         Distributor acknowledges the respective exclusive right, title, and interest in and to the Trademarks and trade names of MEC and/or its Affiliates, whether or not registered, patents, patent applications, and all rights in inventions (whether or not patentable) (collectively, “Patents”), copyrights and copyrightable material (collectively, “Copyrights”) and trade secrets and know-how (collectively, “Know-How”) which MEC and/or its Affiliates may have at any time created, adopted, used, registered, or been issued in the United States of America, the Territory or in any other location in connection with MEC’s business or the Products and Distributor shall not do, or cause or permit to be done, any acts or things contesting or in any way impairing or tending to impair any portion of MEC’s right, title, and interest in and to the Trademarks, trade names, Patents, Copyrights, and Know-How.  Any approval by MEL for Distributor to use any Trademarks, trade names, Patents, Copyrights, trade secrets and Know-How in connection with the distribution and sale of the Products shall be a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge for such use.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

b.         Distributor shall not use any trademark, name, brand name, logo or other production designation or symbol in connection with Products other than the Trademarks, subject to the terms of this Section 9.  It will not be a breach of this Section for the Products to be delivered by Distributor in vehicles, or using employees, agents, assigns or sub-distributors wearing clothing, displaying any other trademark, name, brand name, logo or other products designation or symbol.  Distributor acknowledges that it has no right or interest in the Trademarks (except as expressly permitted hereunder) and that any use by Distributor of the Trademarks will inure solely to MEC’s benefit.  Distributor may only use the Trademarks in strict accordance with MEL’s policies and instructions, and MEL reserves the right, from time to time and at any time, at its discretion, to modify such policies and instructions then in effect.

c.         Any proposed use by Distributor of the Trademarks (to the extent that it either has not been previously approved by MEL in writing or differs materially from a use previously approved by MEL in writing) shall be subject to the prior written consent of MEL, which MEL may withhold in its sole and absolute discretion.  Distributor shall submit to MEL in writing each different proposed use of the Trademarks in any medium.

d.         Distributor shall not at any time alter the Trademarks or the packaging of Products, use the Trademarks for any purpose other than the promotion, advertising and sale of Products hereunder, or challenge the validity, or do or refrain from doing any act which might result in impairment of the value, of the Trademarks.  Distributor shall not cause or permit its business name to include any of the Trademarks or its business to be operated in a manner which is substantially associated with any of the Trademarks.

e.         In advertising, promotions or in any other manner so as to identify Products, Distributor shall clearly indicate MEC’s ownership of the Trademarks.  Distributor further agrees that before distributing or publishing any sales literature, promotional or descriptive materials, MEL shall have the right, upon request, to inspect, edit and approve such materials which illustrate, describe or discuss the Products.  Distributor shall comply with any Trademark usage guidelines that MEL provides to it in writing.

f.          Upon the termination of this Agreement, the temporary permission granted under sub-Section 9(a) above will terminate and Distributor shall immediately cease and desist from any use of the Trademarks and any names, marks, logos or symbols similar thereto and the use of any Patents, Copyrights and Know-How.

g.         Distributor shall (i) notify MEL of any actual or suspected misuse or infringement of any Trademark, brand name, logo or other production designation or symbol in the Territory, (ii) at MEL’s expense and upon MEL’s request, assist in such legal proceedings as MEL will deem necessary for the safeguard of any Trademark, brand name, logo or other production designation or symbol in the Territory, and execute and deliver in accordance with MEL’s request such documents and instruments as may be necessary or appropriate in the conduct of such proceedings, and (iii) at MEL’s expense, assist MEC and MEL in the registration and/or renewal of registration of any Trademark, brand name, logo or other production designation or symbol in the Territory as MEC or MEL may determine to be necessary or desirable, and execute such documents and instruments as may be necessary to register or to apply for the registration (or registration renewal) of such Trademark, brand name, logo or other production designation or symbol.

h.         Distributor shall not acquire or attempt to acquire, for itself or for others, any rights in or to the Patents, Copyrights, Know-How, Trademarks, or any names, marks, logos or symbols confusingly similar thereto, either through registration or use.  All rights granted to Distributor concerning the Trademarks, Patents, Copyrights, and Know-How are personal to Distributor, and are not assignable (except in accordance with Section 23) or sublicensable (except to a sub-distributor in accordance with Section 2(a)).  Subject to Distributor’s rights under Sections 2 and 23, Distributor shall not grant or attempt to grant any rights in or to the Trademarks, Patents, Copyrights, and Know-How to any other Person.

i.          If during the Term a third party institutes against MEC, MEL or Distributor any claim or proceeding that alleges that the use of any Trademark or any Know-How, Patent, trade secret or Copyright in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then MEL shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder.  Distributor shall use all reasonable efforts to assist and cooperate with MEL in such action, subject to MEL reimbursing Distributor for any reasonable out-of-pocket expenses incurred by Distributor in connection with such assistance and cooperation.  If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by MEL, such that any Know-How, Patent, trade secret, Copyright or Trademark cannot be used in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then MEC, MEL and Distributor promptly shall cease using such affected Know-How, Patent, trade secret Copyright or Trademark in connection with the distribution, marketing, promotion, merchandising and/or sale of the Products under this Agreement.  Except as otherwise specified in this Agreement, neither party shall incur any liability or obligation to the other party arising from any such cessation of the use of the affected Trademark.

j.          If MEL, for the purposes of this Agreement, should reasonably require that, in accordance with applicable laws governing the registration and licensing of intellectual property, Distributor be recorded as a registered user or licensee of the Trademarks then, at the request and expense of MEL, Distributor will execute any and all agreements and such other documents as may be necessary for the purpose of entering, varying or canceling the recordation.

10.       Promotion and Trade Marketing of Products.  Distributor shall be responsible for promotion and Marketing of the Products to Distributor’s Accounts within the Territory.  Distributor shall use commercially reasonable efforts to actively and diligently distribute and encourage the utilization of merchandising aids and promotional materials in all Distributor’s Accounts throughout the Territory.  Without in any way detracting from the foregoing, Distributor shall reasonably participate in and diligently implement all Marketing and promotional programs that are mutually agreed upon by MEL and Distributor from time to time.  Distributor acknowledges that (a) MEL has no obligation to market and promote the Products, and (b) MEL makes no, and hereby disclaims any, express or implied warranty, representation, or covenant relating to or in connection with MEL’s marketing and promotional activities including any Global Branding and Marketing activities (as defined in Section 13(a) below), including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as expressly provided in Section 19 below, Distributor shall have no claim against MEL and its Affiliates and hereby releases

MEL and its Affiliates from all and any claims by, and/or liability to, Distributor of any nature for their failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEL and/or its Affiliates or MEL’s and/or its Affiliates’ failure to procure, provide or perform such activities.

[NTD: Alternate provision for use with NON EEA Agreements.  If this provision is used, delete the alternative Section 11 below.]

11.       Term.  Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the Commencement Date (the “Initial Term”).  After the Initial Term, this Agreement may be renewed for up to three (3) further successive five (5)-year terms (“Additional Term/s”) if (a) either party gives written notice to the other at least one hundred twenty (120) days prior to the end of the Initial Term or applicable Additional Term, as the case may be, of its intention to renew the Agreement for an Additional Term, and (b) the provisions of Sections 2(a), 2(b) and 21 of this Agreement are valid and enforceable in accordance with their respective terms during the applicable Additional Term.  If MEL reasonably determines that it is necessary or desirable that the parties execute an additional agreement or instrument in order for the provisions of Sections 2(a), 2(b) and 21 to be valid and enforceable, then the parties agree to execute such documents as may reasonably be required to give effect to the foregoing.  A “Contract Year” means any calendar year during the Term and the period from the Commencement Date until the close of business on December 31st of the calendar year in which the Commencement Date falls.  The Initial Term and any Additional Terms are collectively referred to as the “Term.”

[NTD: Alternate provision for use with EEA Agreements. If this provision is used, delete the alternative Section 11 above.]

11.       Term.  Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the Commencement Date (the “Initial Term”).  After the Initial Term, this Agreement may be renewed for up to three (3) further successive five (5)-year terms and one (1) further successive term of such duration that, if all renewals occur, the aggregate period of the Initial Term and all Additional Terms (including the fourth and final Additional Term) shall equal two hundred forty (240) months, but in no event shall such fourth and final Additional Term exceed twenty four (24) months (“Additional Term/s”) if (a) either party gives written notice (the “Renewal Notice”) to the other at least one hundred twenty (120) days but not more than one hundred eighty (180) days prior to the end of the Initial Term or applicable Additional Term, as the case may be, of its intention to renew the Agreement for an Additional Term, and (b) the provisions of Sections 2(a), 2(b) and 21 of this Agreement are valid and enforceable in accordance with their respective terms during the applicable Additional Term.  If Distributor gives the Renewal Notice, the applicable Additional Term shall commence with effect from the date of exercise of the applicable renewal option.  If MEL gives the Renewal Notice, then Distributor shall have the option to reject such renewal by giving MEL written notice of such rejection (the “Rejection Notice”) within thirty (30) days of the date of MEL’s exercise of its right to renew the Agreement (the “Objection Period”).  If Distributor gives MEL the Rejection Notice within the Objection Period, then this Agreement shall not be renewed and shall expire at the end of the Initial Term or applicable Additional Term, as the case may be.  If Distributor fails to give

MEL the Rejection Notice within the Objection Period, then this Agreement shall be deemed to have been renewed (and the applicable Additional Term shall commence) with effect from the end of the Objection Period. Without prejudice to Distributor’s right to reject MEL’s renewal as provided above, if MEL reasonably determines that it is necessary or desirable that the parties execute an additional agreement or instrument in order for the provisions of Sections 2(a), 2(b) and 21 to be valid and enforceable, then the parties agree to execute such documents as may reasonably be required to give effect to the foregoing.  A “Contract Year” means any calendar year during the Term and the period from the Commencement Date until the close of business on December 31st of the calendar year in which the Commencement Date falls.  The Initial Term and any Additional Terms are collectively referred to as the “Term.”

12.       Termination.

a.         Termination for Cause.

i.          Termination By Either Party.  Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

A.        Breach.  A party’s material breach of a provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, then the breaching party shall have an additional forty-five (45) day period to cure such breach, providing it immediately commences, and thereafter diligently prosecutes, in good faith, its Best Efforts to cure such breach.  In the event that either MEL or Distributor exercises its right to terminate this Agreement in accordance with this Section 12(a)(i)(A), the breaching party shall be obligated to pay the other party a severance payment measured as a genuine pre-estimate of the other party’s losses and not as a penalty (the “Breach Severance Payment”) in the amount calculated as follows: Distributor’s “average gross profit per case” (as defined below) multiplied by the number of cases of Products sold by Distributor during the most recently completed twelve (12) month period ended on the last day of the month preceding the month in which this Agreement is terminated.  Distributor’s “average gross profit per case” shall mean Distributor’s actual selling price less (1) promotion allowances, discounts, free cases and allowance programs, and (2) Distributor’s laid in cost of the Products.

B.        Insolvency.  The other party (1) makes any general arrangement or assignment for the benefit of creditors, (2) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. § 101, or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing), (3) has appointed a trustee or receiver to take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking), or (4) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

C.        Agreement.  Mutual written agreement of the parties.

D.        Deadlock.

(1)        If (a) the parties are unable to agree upon Performance Targets, Annual Business Plan or Minimum Distribution Levels, or (b) if Distributor has failed to achieve the applicable Performance Targets, Annual Business Plan or Minimum Distribution Levels or fails to comply with any specific requirements of Distributor under this Agreement, including Section 3 (Distributor’s Duties), Section 10 (Trade Marketing and Promotional Programs), Section 13(f) (sales velocity), and Section 13(g) (promotional activities), in any material respect, commencing with the [2015] Contract Year in accordance with Sections 13(b), 13(c) and 13(d) respectively, (clauses (a) and (b) above, collectively referred to as a “Deadlock”) then either party may, at any time after providing the other party with written notice identifying the specific issues resulting in the Deadlock and making a good faith attempt to resolve the Deadlock with the other party, but not more than three (3) times per twelve (12) month period, upon written notice to the other party (the “Meet and Confer Notice”), require that representatives of the other party’s senior management meet and confer with representatives of the notifying party’s senior management at the dates, times and place reasonably agreed by the parties.  Such meet and confer shall begin no later than seven (7) days after the other party’s receipt of such Meet and Confer Notice and shall end no later than fifteen (15) days after the other party’s receipt of such Meet and Confer Notice (the “Initial Meeting Period”).  Representatives of the parties’ senior management shall meet and confer during such Initial Meeting Period until (x) resolution of the Deadlock to the parties’ mutual satisfaction or (y) conclusion of the Initial Meeting Period, whichever occurs first.

(2)        If the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) above, then either party may, at any time after the Initial Meeting Period, upon written notice to the other party and to KO (the “Second Meet and Confer Notice”), require representatives of the other party’s senior management and representatives of management of the applicable KO business unit (and/or at MEL’s reasonable request, such other representative of senior management of KO), to meet and confer with representatives of the notifying party’s senior management at the dates, times and place reasonably agreed by MEL, Distributor and KO (including via videoconference or teleconference).  Such meet and confer shall begin no later than seven (7) days after the other party’s and KO’s receipt of such Second Meet and Confer Notice and shall end no later than twenty-one (21) days after the other party’s and KO’s receipt of such Second Meet and Confer Notice (the “Second Meeting Period”).  Representatives of the parties’ and the applicable KO business unit’s senior management (and/or at MEL’s reasonable request, such other representative of senior management of KO), shall meet and confer during such Second Meeting Period until (x) resolution of the Deadlock to the parties’ and KO’s satisfaction or (y) conclusion of the Second Meeting Period, whichever occurs first. For the avoidance of doubt and without limiting Section 12(a)(i)(D)(5) below, in the event that, after KO’s receipt of the Second Meet and Confer Notice, such representative of KO’s applicable business unit does not participate in accordance with the foregoing, MEL shall have the option of waiving such requirement that such KO representative participate and proceeding with the Second Meeting Period without a KO representative.

(3)        If, after the Second Meeting Period, the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) and Section 12(a)(i)(D)(2) above, then the Deadlock shall be resolved by reference as follows:

(x)        Reference proceedings may be commenced by either party by giving the other party written notice thereof.  Any such reference shall take place before a single referee only in Orange County, California or via videoconference or teleconference.  The referee shall be an experienced industry expert selected jointly by the parties, or if they cannot agree on a referee within ten (10) days from the commencement of the reference proceedings, then, upon the petition of either party, the experienced industry expert shall be appointed within ten (10) days by the American Beverage Association.

(y)        The Deadlock shall be submitted to the referee within ten (10) days after the referee is appointed.  No discovery will be permitted and no hearing will be held, except such informal proceedings as the referee may require.  Each party shall submit to the referee and the other party within such ten (10) day period such written information and statements as that party deems appropriate in support of its claim not exceeding five (5) pages in length (excluding exhibits), together with such information as the referee may require.  Each party shall concurrently submit to the referee and exchange with each other its last and best position with respect to each separate issue subject to Deadlock (“Position”) to resolve the Deadlock.  Within fourteen (14) days of the date that the parties were required to submit their respective written submissions, the referee shall select one of the two written Positions submitted with respect to each separate issue subject to Deadlock, without change or modification.

(z)        Each party shall pay one-half of the referee’s fees and otherwise bear its own costs associated with the reference proceeding; provided, that the party whose Position is not selected by the referee (the “Non-Prevailing Party”) shall not be obligated to reimburse the party whose position was selected by the referee (the “Prevailing Party”) for the referee’s fees and costs relating to the proceeding paid by such party.

(4)        The Non-Prevailing Party shall have no right to terminate this Agreement or seek any other remedy with respect to the issue for which it was the Non-Prevailing Party, and the Position selected by the referee shall be binding upon the parties.

(5)        Notwithstanding anything to the contrary contained in this Section 12(a)(i)(D), the parties acknowledge and agree that:

(x) the failure of KO or its applicable business unit’s senior management to attend or participate in, or otherwise perform, all or any of the duties, functions or activities described above will not affect the validity or enforceability of any part or result of the procedure in this Section 12(a)(i)(D).

(y) If either party is the Prevailing Party two consecutive times in any twelve (12) month period for any issue resulting in a Deadlock, then, after providing at least five (5) days written notice to KO, with a copy to KO’s Chief Executive Officer and Chief Financial Officer, of MEL’s intention to terminate this Agreement (if MEL is the Prevailing Party), such Prevailing Party shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party; provided that if MEL is such terminating party, MEL shall pay Distributor a Breach Severance Payment (and neither party shall be liable by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D) for payment of any other amount, including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type or commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(z) If the Non-Prevailing Party materially fails to comply with the Position selected by the referee within a sixty (60) day period (or, if the Non-Prevailing Party cannot reasonably comply with such Position within such sixty (60) days, an extended period of no longer than an additional four (4) months) following such selection, then, after providing at least five (5) days written notice to KO (with a copy to KO’s Chief Executive Officer and Chief Financial Officer) of the Prevailing Party’s intention to terminate this Agreement, the Prevailing Party may, without prejudice to any other rights or remedies available to it under this Agreement or applicable law, give notice of such breach in accordance with, and thereafter invoke the remedy provided under, Section 12(a)(i)(A) above; provided that neither party shall be required to pay a Breach Severance Payment in such event (and neither party shall be liable by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D) for payment of any other amount, including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type or commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(6)        Nothing contained in this Section 12(a)(i)(D) shall be construed as limiting, restricting or delaying either party’s ability to exercise its rights and/or remedies under Section 12(a)(i)(A) above.

ii.         Termination by MEL.  MEL may terminate this Agreement at any time:

A.        Upon written notice, and such termination will be effective immediately upon Distributor’s receipt of such notice, (x) if Distributor sells, assigns, delegates or transfers any of its rights and obligations under this Agreement without having obtained MEL’s prior written consent thereto (which consent may be withheld in MEL’s sole discretion), provided that MEL shall not withhold its consent if such sale, assignment, delegation or transfer is (1) to a Primary KO Distributor (as defined below), (2) to KO or an Affiliate of KO, or (3) a result of an Approved Change of Control (as defined below), or (y) if there is any material change in the control of Distributor or Distributor sells all or substantially all of its assets without the prior written consent of MEL, other than if such material change in control or sale is (1) to a Primary KO Distributor, (2) to KO or an Affiliate of KO, or (3) to any Person to the extent Distributor remains a Primary KO Distributor.  “Primary KO Distributor” means a KO Distributor holding the exclusive right to distribute (or that otherwise is the primary distributor of) Coca-Cola brand products in an applicable territory. “Approved Change of Control” means any change of control of Distributor or sale of all or substantially all of Distributor’s assets that is consented to by MEL or for which MEL’s consent is not required hereunder.

B.        Upon the occurrence of an MEC Change of Control (as defined in the International Distribution Coordination Agreement), MEL shall have the option to terminate (1) this Agreement in its entirety (a “Complete Termination”) or (2) if the Territory comprises more than one market, Distributor’s right to sell Products in a portion of the Territory (a “Partial Territory Termination”), which option may be exercised within sixty (60) days of the occurrence of such MEC Change of Control, by written notice by MEL to Distributor.  Any such termination shall be effective upon Distributor’s receipt of MEL’s written notice of termination.  MEL’s right to terminate this Agreement under this Section 12(a)(ii)(B) shall be MEL’s sole right to terminate this Agreement for an MEC Change of Control and independent of any other rights or remedies of MEL under this Agreement.

(x)        In the event of a Complete Termination, MEL or its successor, as the case may be, shall pay to Distributor an amount equal to a Breach Severance Payment calculated in accordance with Section 12(a)(i)(A) above (the “Product Severance Payment”).

(y)        In the event of a Partial Territory Termination, MEL or its successor, as the case may be, shall pay to Distributor a severance payment with respect to the Products which are the subject of the termination, calculated on the same basis as the Breach Severance Payment in accordance with Section 12(a)(i)(A) above, but only with respect to that portion of the Territory which is the subject of the Partial Territory Termination (the “Territory Severance Payment”).

(z)        Any Product Severance Payment or Territory Severance Payment payable by MEL to Distributor in accordance with Section 12(a)(ii)(B)(x) or 12(a)(ii)(B)(y) shall be paid by MEL to Distributor within thirty (30) days of the later of (I) the date of the applicable termination, and (II) MEL’s receipt of all information reasonably necessary to support computation of the Product Severance Payment or Territory Severance Payment, as the case may be, in a form and substance satisfactory to MEL.

iii.        [INTENTIONALLY OMITTED]

iv.        Termination Upon the Occurrence of Certain Changes.  If, after the Effective Date, a change in legal or regulatory conditions in the Territory occurs including, without limitation, any change in any applicable law, regulation or order, or the interpretation of any law, regulation or order in the Territory which has had or would be reasonably expected to (A) have a material adverse effect on the business of distributing Products in that Territory, (B) prevent Distributor from legally obtaining foreign exchange to remit abroad payment for the Products; or (C) result in any part of this Agreement ceasing to be in conformity with the laws or regulations applicable in the Territory and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material provisions of this Agreement cannot be legally performed and/or the Products cannot be stored, transported, handled, distributed or sold in accordance with this Agreement, either party may, upon written notice, suspend or terminate the parties’ respective rights and obligations under this Agreement solely with respect to (1) the affected Products in the Territory, or, (2) to the extent such change and conditions affects the business of distribution of all or substantially all of the Products in the Territory, all Products in the affected portion of the Territory without liability for damages; provided that neither MEL nor any of its Affiliates shall be permitted to sell any such Products subject to suspension or termination in the affected Territory without first providing Distributor the option to remove the cause for such suspension or re-enter into the Agreement with respect to such Products and Territory.  In the event of any such suspension that materially adversely effects Distributor’s benefits or obligations hereunder, Distributor shall have the option to terminate this Agreement in its entirety upon written notice to MEL.

b.         Optional Termination.  MEL shall have the right to terminate this Agreement upon written notice to Distributor (i) in the event of termination or expiration of the International Distribution Coordination Agreement pursuant to and in accordance with its terms and/or (ii) if Distributor is no longer a party to any agreement with KO regarding the distribution of Coca-Cola brand products in the Territory.  Neither KO, MEL nor Distributor shall be liable to any other party or otherwise obligated to pay to any other party any severance payment or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases of any type or commitment or type of commitment made in connection with the business of either party or in reliance on the existence of this Agreement, other than any fees required to be paid by MEL pursuant to the International Distribution Coordination Agreement.

c.         International Distribution Coordination Agreement.  Notwithstanding anything to the contrary herein, MEL shall not have the right to terminate this Agreement with respect to any action or circumstance approved by MEL pursuant to Section 4.8 of the International Distribution Coordination Agreement, unless KO consents to such termination in writing in advance.

d.         Sole Remedy.

i.          The Breach Severance Payment, Product Severance Payment and/or the Territory Severance Payment payable by MEL to Distributor, pursuant to the provisions of this Section 12, if any, and MEL’s repurchase of Distributor’s inventory of Products, advertising materials and MEL Equipment pursuant to Section 12(e)(iv) below, or Distributor’s right to sell such inventory if not so repurchased by MEL, shall constitute Distributor’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that Distributor may have against MEL as a result thereof.  Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall MEL be liable to Distributor by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases of any type or commitment or type of commitment made in connection with the business of Distributor or in reliance on the existence of this Agreement.

ii.         The Breach Severance Payment payable by Distributor to MEL pursuant to the provisions of this Section 12, if any, and MEL’s repurchase of Distributor’s inventory of Products, advertising materials and MEL Equipment pursuant to Section 12(e)(iv) below, or Distributor’s right to sell such inventory if not so repurchased by MEL, shall constitute MEL’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that MEL may have against Distributor as a result thereof.  Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall Distributor be liable to MEL by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases of any type or commitment or type of commitment made in connection with the business of MEL or in reliance on the existence of this Agreement.

e.         Other Terms Pertaining to Termination.  In the event of the termination of this Agreement for any reason whatsoever (and whether such termination is due to the breach of any of the provisions of this Agreement by any party and/or itself is in breach of the Agreement or otherwise):

i.          MEL shall have the right to cancel all of Distributor’s purchase orders for affected Products accepted but remaining unfilled as of the date of termination;

ii.         All amounts payable by Distributor to MEL or by MEL to Distributor shall be accelerated and shall immediately become due unless such termination results from the other’s breach of this Agreement;

iii.        Except for the sole remedy provisions in Sections 12(d)(i) and (ii), neither party shall be liable to the other party in contract, tort or on any other theory of liability for any damage, loss, cost or expense (whether general, special, indirect, incidental, consequential or punitive) suffered, incurred or claimed by the other party as a result of or related to such breach and/or termination (even if the termination results from a breach and the breaching party has been advised of the possibility of such damages), including, without limitation, loss of anticipated profits or goodwill, loss of or damage to goodwill or business reputation or any loss of investments or payments made by either party in anticipation of performing under this Agreement;

iv.        MEL and Distributor shall each have the option, exercisable upon written notice to the other within thirty (30) days after the date of termination hereof, to cause MEL to (A) repurchase all affected Products in Distributor’s inventory and current advertising materials (providing such Products and advertising materials are in saleable condition) at the prices paid or payable for such Products by Distributor (less any freight and insurance charges), F.O.B., Distributor’s premises and (B) purchase all of Distributor’s right, title and interest in, and all applicable rights in, related to, or associated with, all MEL Equipment and the placement or location of such MEL Equipment at all Distributor’s customers’ locations or premises by Distributor at the fair market value of Distributor’s interest, if any, in each such item of MEL Equipment with no amount or compensation allocated to, or payable for, the maintenance, placement or location of the MEL Equipment;

v.         Any Breach Severance Payment, Product Severance Payment, or Territory Severance Payment (each, a “Severance Payment”) payable in accordance with this Agreement by either MEL or Distributor in the event of termination of this Agreement shall constitute reasonable liquidated damages and is not intended as a forfeiture or penalty.  MEL and Distributor agree that it would be impractical and extremely difficult to estimate the total detriment suffered by either party as a result of termination of this Agreement pursuant to this Section 12 or otherwise, and that under the circumstances existing as of the Effective Date, the applicable Severance Payment represents a reasonable estimate of the damages which either MEL or Distributor will incur as a result of such applicable termination.  Therefore, MEL and Distributor agree that a reasonable estimate of the total detriment that either party would suffer in the event of termination of this Agreement pursuant to this Section 12 or otherwise is an amount equal to the applicable Severance Payment.  The foregoing provision shall not waive or affect either party’s indemnity obligations or the parties’ respective rights to enforce those indemnity obligations under this Agreement, or waive or affect either party’s obligations with respect to any other provision of this Agreement which by its terms survives the termination of this Agreement;

vi.        Distributor acknowledges and agrees that the payment of any Severance Payment by MEL to Distributor shall be conditional upon (A) Distributor cooperating in good faith with MEL in effecting a smooth transition of or otherwise transferring any distribution or similar rights under this Agreement to MEL (as determined is appropriate by MEL), or in MEL’s sole discretion, to a third party distributor appointed by MEL, provided that MEL may only withhold payment of such Severance Payment if Distributor materially fails to comply with specific requests of MEL to take actions that are reasonably required to effect such transition and would not impose material costs on Distributor (except to the extent MEL reimburses the same), (B) Distributor, at MEL’s request and expense, taking such reasonable action as is necessary to terminate Distributor’s registration as MEL’s distributor, and/or an authorized importer of Products and/or holder of any health certificate and/or import permit with respect to the Products, with any Governmental Entity, in each case subject to applicable law and (C) Distributor performing its obligations under Section 12(g)(i) below in all material respects.  Distributor shall cooperate in good faith with MEL in assigning or otherwise transferring to MEL (as determined is appropriate by MEL), or in MEL’s sole discretion, to a third party distributor, any such registration or approval including, without limitation, any licenses, permits, certificates, and governmental approvals (or the functional equivalent in the Territory) that Distributor may have acquired in connection with carrying out its obligations under this Agreement.  MEL shall not invoke the right to withhold payment of any Severance Payment unless MEL shall have given Distributor at least twenty (20) days written notice of its failure to perform any of its obligations set forth in this Section 12(e)(vi) and Distributor has failed to cure such failure during such twenty (20) days; and

vii.       Upon any notice of termination of this Agreement provided in accordance with the terms hereof and during the applicable notice period, nothing in this Agreement shall be deemed to prohibit MEL, in its sole discretion from negotiating and/or granting distribution rights to any third party or engage directly in transactions concerning the sale and distribution of the Products in the Territory.

f.          Continued Supply of Products After Termination.  In the event MEL continues to supply Products to Distributor for any reason following the termination of this Agreement, Distributor acknowledges and agrees that any such action shall not constitute a waiver of MEL’s rights under this Agreement or a reinstatement, renewal or continuation of the Term of this Agreement.  MEL and Distributor agree that if MEL continues to supply Products to Distributor following the termination of this Agreement, (i) Distributor shall not actively seek or solicit customers for the Products outside the Territory or any customers located within the Territory other than Distributor’s Accounts, (ii) Distributor shall promptly pay the prices of the Products in full (without deduction or set-off for any reason) in accordance with the payment terms set forth in MEL’s invoice, and (iii) MEL shall have the right, in its sole discretion, to discontinue supplying Products to Distributor at any time, without notice to Distributor.

g.         Distributor’s Obligations After Notice of Termination.

i.          During any period after either party gives the other notice of termination of this Agreement and until actual termination of this Agreement, Distributor shall (A) continue to perform all of Distributor’s obligations under this Agreement, including without limitation, all of Distributor’s obligations under Section 3 above, (B) not cause or permit the Products or the Trademarks to be prejudiced in any manner, (C) not eliminate, reduce or replace the listings, shelf space, positioning and/or other benefits enjoyed by the Products, (D) continue to conduct its business relating to the distribution and sale of Products in the ordinary course and consistent with its prior practices including, without limitation, by not purchasing more inventory than customarily purchased by Distributor of Products [or offering its customers prices, terms or benefits not customarily offered by Distributor such as discounts, rebates or sales promotion allowances (except to the extent permitted hereunder)][NTD: TO BE OMITTED FROM EU AGREEMENTS], and (E) generally cooperate with MEL in relation to the transition to any new distributor appointed by MEL for the Territory.

ii.         For a period of thirty (30) days after termination of this Agreement for any reason, Distributor shall not tortiously interfere with any listings, shelf space, or positioning for the Products.

13.       Annual Business Plan; Minimum Distribution Levels; Promotion.

a.         During the Term, MEL shall have primary responsibility for the overall global branding and positioning of the Products, as well as brand and image Marketing for the Products, in such form and manner and of such nature and to such extent as may be determined by MEL in its sole and absolute discretion from time to time (“Global Branding and Marketing”).  Distributor acknowledges and agrees that MEL makes no express or implied warranty, representation or covenant relating to or in connection with any Global Branding and Marketing activities, including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as set forth in Section 19 below, Distributor shall not have any claim against MEL and its Affiliates and hereby releases MEL and its Affiliates from all and any claims by, and liability to, Distributor of any nature for their failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEL and/or its Affiliates or MEL’s and/or its Affiliates’ failure to procure, provide or perform such activities.

b.         Not less than sixty (60) days before the end of each Contract Year, MEL and Distributor shall mutually review the conditions of the marketplace, Distributor’s efforts to achieve sales and its results, including year over year performance, as well as a proposed annual sales, promotion, and trade marketing plan (“Annual Business Plan”) for the next Contract Year prepared by Distributor.  Such review shall include discussion on marketing efforts and proposed programs to be implemented to improve the distribution and/or sales velocity of the very lowest selling (measured by sales velocity) SKU/s of Products, if appropriate, and/or the possible deletion from distribution, if appropriate, of the very lowest selling (measured by sales velocity) SKU/s of Products but in accordance with and subject to the provisions of Section 13(f) below.  Such Annual Business Plan shall cover such matters as may be appropriate including specific account placement performance objectives, merchandising goals, specific account and channel objectives for specified distribution channels, distribution goals, a sales and marketing spending plan and a strategy for maximizing sales and growth of market share. Additionally, if the Territory has an ethnic market or concentration, the Annual Business Plan shall address such specific ethnic segments, including retail promotions, point-of-sale allocations and special events for ethnic segments. The Annual Business Plan shall not detract from the provisions of Section 10 above.  Distributor shall use Best Efforts to implement such Annual Business Plan in the following Contract Year in accordance with Section 3(f) above.

c.         Not less than sixty (60) days before the end of the then-current Contract Year, MEL and Distributor shall mutually agree, in writing, on minimum distribution levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract Year (the “Minimum Distribution Levels”).  Should the parties have failed, for whatsoever reason, to mutually agree upon the Minimum Distribution Levels to be achieved and maintained by Distributor for each of the

Products throughout the next Contract Year, the same shall be determined by reference to the process described in Section 13(d) below.  The parties shall perform all of their respective obligations under this Section except that Distributor shall not be obligated to achieve and maintain the Minimum Distribution Levels until the expiration of the six (6) month period immediately following the Commencement Date of this Agreement.  A commercially reasonable representation of SKUs of Products shall be required to be in distribution throughout the year in reasonable positioning on shelves, which shall take into account retailer willingness to sell all of the SKUs of Products, shelf space limitations and other commercially reasonable factors that may be applicable in the market.

d.         MEL and Distributor shall also agree in writing to performance targets to be achieved and maintained by Distributor for the forthcoming calendar year of this Agreement (collectively, the “Performance Targets”).  For the avoidance of doubt, neither Minimum Distribution Levels nor Performance Targets will include volume requirements.  If the parties are unable to agree to the Performance Targets or Minimum Distribution Levels for any Contract Year commencing with the [2015] Contract Year and at least *** days prior to the commencement of each such Contract Year, then such disagreement shall be resolved pursuant to the procedure provided in Section 12(a)(i)(D) above.

e.         The Minimum Distribution Levels for the Products that shall be required to be achieved and maintained by Distributor for the Products shall be reduced to the extent only that actual distribution levels are eroded as a direct result of (i) MEL’s failure to deliver Products in accordance with this Agreement, (ii) MEL’s failure to reimburse all costs pursuant to Section 13(g)(iv) below or (iii) MEL’s failure to contribute its agreed share of the parties funding obligation as set forth in Section 13(g)(iii).

f.          In every calendar year commencing [2016], the parties agree to periodically meet in order to discuss performance of the lowest selling SKU/s of Products and to delete from distribution in the Territory any SKU/s the parties mutually agree in writing, provided that MEL will not unreasonably withhold its approval to the deletion of any applicable SKU/s. MEL may withhold its approval to deletion of any SKU/s if any applicable SKU/s has/have sufficient sales velocity or is or are capable of delivering sufficient sales velocity in any one or more of Distributor’s Accounts or any one or more regions or countries, as the case may be, to make such SKU/s economically viable to continue in distribution in such one or more of Distributor’s Accounts or in any one or more regions or countries, as the case may be.  Notwithstanding the foregoing, unless mutually agreed in writing, in no event shall more than *** percent *** of the total number of SKUs, rounded down to the nearest whole number (unless *** percent *** of the total number of SKUs is less than one (1) but more than 0.5, in which case the number will be rounded up to one (1)), be deleted from distribution in any rolling *** period.

g.         Promotional activities shall be regulated as follows:

i.          The estimated costs of promotional activities shall be allocated as set forth in Exhibit E between MEL and Distributor thirty (30) days prior to the commencement of a calendar year on a cost per-case basis of Products.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ii.         The promotional activities costs are to be shared between Distributor and MEL as set forth in Exhibit E.  The parties agree that the costs for the promotional activities shall be reconciled each quarter and that the estimate for the costs of promotional activities in the subsequent quarter may be adjusted provided there is mutual agreement.

iii.        MEL and Distributor shall periodically meet and may mutually agree to promotional activities including further programs and campaigns not included in the promotional activities contemplated in Exhibit E. The promotional activities costs that are so agreed to between the parties shall be shared between, and paid by, Distributor and MEL as may be agreed in writing from time to time.

iv.        If and to the extent previously approved by MEL in writing, MEL shall reimburse or credit Distributor for all of Distributor’s actual out-of-pocket expenses paid or incurred by Distributor in relation to the promotional and trade marketing of Products not otherwise provided for and/or dealt with pursuant to Section 13(g)(i), (ii) and (iii) above.

v.         Distributor shall continue its business in the ordinary course including the provision, utilization, and maintenance of coolers, other refrigeration equipment, and vending machines (including without limitation as provided in Section 3(t) above).  Distributor shall be responsible for creating marketing materials for submission to MEL for its final written approval.  Distributor shall not use marketing materials unless approved by MEL in writing; provided that if MEL does not notify Distributor that it objects to any suggested marketing materials within fifteen (15) days after receipt of such materials from Distributor, MEL shall be deemed to have approved such suggested marketing materials.

14.       Distribution Accounts and MMM Accounts.

a.         Distributor and its sub-distributors shall have the primary (except as specified in Exhibit C) relationship with retail and other customers throughout the Territory and shall be responsible for negotiating the terms of sale of the Products within the Territory; provided that without detracting from the foregoing, MEL may, in its sole and absolute discretion, elect to exercise the right to assume some or all of the elements in the primary relationship with any Large Accounts. For the purposes of this Agreement, “Large Account” mean any large accounts having multiple outlets within the Territory, which may include MMM Accounts. Such rights shall include, without limitation, the right to provide input to Distributor and its sub-distributors regarding sales strategy and other matters as well as to provide sales, marketing, promotional and merchandising support and programs to retail and other customers as well as the right to meet directly with and make presentations to retail and other customers within the Territory as may be appropriate from time to time; and provided further that MEL will advise Distributor of such meetings beforehand to the extent practicable and Distributor shall be entitled to accompany MEL to the meetings.  Additionally, MEL may (i) accompany, assist and support Distributor and/or its sub-distributors from time to time on sales calls to Distributor Accounts in the Territory and to make independent calls on Large Accounts, (ii) to the extent KO extends an invite to MEL with respect to specific system-wide KO bottler meetings that relate in any part to Energy Drinks, attend such part of such meetings relating to Energy Drinks, and (iii) arrange, coordinate and administer a sales trip incentive program at least once per year.  For the sake of clarity, MEL shall not offer or agree terms of supply and/or terms of sale of the Products within the Territory to any of Distributor’s Accounts without the prior agreement of Distributor (subject to Section 14(c) below), which agreement will not be unreasonably withheld.

b.         MEL shall have the right to attend and participate in regular performance review meetings with Distributor to facilitate efficient marketing and distribution of Products.  Without detracting from the foregoing, Distributor will not oppose any additional actions the adoption of which are considered by MEL as necessary and justified in order to protect and improve the sales and distribution system for the Products, including, but not limited to those actions which might be adopted concerning the supply of large or special customers whose field of activity transcends the boundaries of the Territory.

c.         “MMM Accounts” shall mean multi-market major accounts having multiple outlets in one or more market/s and/or country/ies in any territories for which Distributor has distribution rights for the applicable Products and/or having multiple outlets in one or more market/s and/or country/ies outside of the territories in which Distributor has distribution rights for the applicable Products.  The parties recognize that it is in their respective interests to work together to formulate the approach to be followed by them jointly or separately with various customers and/or channels of trade, including MMM Accounts, from time to time, both to take advantage of a coordinated approach and to avoid the negative impact of a lack of coordination.  MEL and Distributor therefore agree that an aligned customer/channel approach is a key part of each Annual Business Plan and that they will engage in regular communication to adopt such plans as well as to deal with further opportunities that may arise from time to time during each calendar year, so as to avoid either party acting in an uncoordinated way towards customers.  Subject to Section 14(a) above, if MEL deems it desirable for Products to be sold to any MMM Account, MEL shall be entitled, in its discretion, to make arrangements directly with such MMM Account including the terms of sale of Products to the MMM Account and the MMM Pricing (as defined below), which shall take into account the prices and funding then offered by Distributor and its sub-distributors to MMM Accounts and similar categories of customers, in the Territory.  Notwithstanding anything to the contrary herein, MEL shall be entitled to determine the business relationship with MMM Accounts, including, without limitation, the pricing offered to such MMM Accounts, which may be single pricing, multiple pricing or different pricing for (a) different customers in different territories or markets, or parts of different territories or markets, (b) the same customer in the same territory or market, or parts of such territory or market and/or (c) the same customer in different territories or markets, or parts of such territories or markets (the “MMM Pricing”).  To the extent feasible, MEL will consult with Distributor with respect to the MMM Pricing.  MEL shall use commercially reasonable efforts to arrange for all outlets of any such MMM Account within the Territory to be serviced by Distributor and/or its sub-distributors and for delivery of the Products and other arrangements with regard thereto, to be made directly by Distributor and its sub-distributors or their warehouse system.  Notwithstanding the foregoing, should the MMM Account concerned not agree to its outlets within the Territory being serviced by Distributor or should Distributor elect not to service such outlets, MEL shall be entitled to service the outlets directly.  In the event MEL services the outlets directly, MEL shall bear sole liability and responsibility related to such MMM Account and MEL shall pay to Distributor, during the remaining Term of this Agreement, an amount equal to *** percent *** of Distributor’s “average gross profit per case” per Product case SKU sold to and calculated with respect to MMM Accounts in the channel in question but otherwise in

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

accordance with the provisions of Section 12(a)(i)(A) above (or based on MEL’s actual selling price of such Product case SKU if such Product case SKU is not sold by Distributor), for each case of such Product case SKU sold by MEL to the outlets concerned [(but only on the excess of the amount by which the aggregate cases of such Product case SKU/s sold to such outlets in the Territory during each Contract Year exceeds the number of cases set forth on Exhibit F or the number of cases reduced pro rata for any period of less than one year)], within a reasonable time after receipt by MEL of all information necessary for the computation of the amount due under this Section 14, but in no event more frequently than twice per calendar year.  For the purposes of this Agreement, the number of cases of Product case SKU/s sold by MEL to the outlets during any period shall be the actual number of cases reasonably determined by MEL, or if not determined by MEL then as determined by multiplying the total number of cases of Product case SKU/s sold by MEL directly to such MMM Account or regional division of such MMM Account, as the case may be, during the period concerned, by a fraction, the numerator of which shall be the number of outlets within the Territory and the denominator of which shall be the total number of outlets that the MMM Account has anywhere in the world participating in the applicable program.

15.       Exclusion of Damages.

a.         EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS PROVIDED IN SECTION 19, WITHOUT IN ANY WAY DETRACTING FROM OR LIMITING THE PROVISIONS OF SECTIONS 12(d), 12(e)(iii) AND/OR 12(e)(v) ABOVE AND, IN ADDITION THERETO, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY THE OTHER RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b.         EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.

16.       Distributor’s Representations and Warranties.  Distributor represents and warrants to MEL that (a) it has the right and lawful authority to enter into this Agreement, and (b) the execution, delivery and performance of this Agreement will not cause or require Distributor to breach any obligation to, or agreement or confidence with, any other Person.

17.       MEL’s Representations and Warranties.

a.         MEL represents and warrants to Distributor that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require MEL to breach any obligation to, or agreement or confidence with, any other Person.

b.         MEL warrants that all Products, all food additives in the Products, and all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by MEL to, or on the order of, Distributor are hereby guaranteed as of the date of delivery to be, on such date, (i) for Products imported by Distributor from the United States, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including the Food Additives Amendment of 1958 (the “Act”) and are not articles which may not under the provisions of Sections 404, 505, or 512 of the Act, be introduced into interstate commerce, and (ii) for all Products supplied by MEL to Distributor (whether or not imported from the United States) to be in compliance with all health, safety, and labeling standards and specifications imposed by law, regulation or order in the Territory in which the Products will be sold by Distributor and which are applicable to the Products.

c.         MEL warrants that all Products shall be merchantable.

d.         Distributor’s sole and exclusive remedy for MEL’s breach of MEL’s representations in Sections 17(b) and 17(c) above shall be as provided for in Section 19(b) below.

18.       Limitation of Warranty.  MEL MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN SECTION 17 ABOVE.

19.       Indemnification.

a.         Distributor shall indemnify, defend, and hold harmless MEL and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, instituted by any third party, whether groundless or otherwise, and from and against any and all third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character arising from the breach of Distributor’s express representations and warranties under this Agreement by Distributor or its agents, employees, subcontractors, sub-distributors or others acting on its behalf, provided that (i) MEL gives Distributor written notice of any indemnifiable claim and MEL does not settle any claim without Distributor’s prior written consent, and (ii) MEL does all things reasonably required by applicable law to mitigate the claim, loss, damage, liability, cost, suit, action, judgment or expense (including without limitation attorney’s fees) to the fullest possible extent.

b.         MEL shall indemnify, defend, and hold harmless Distributor and its officers, directors, agents, employees, shareholders, legal representatives, successors, assigns, and customers, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits instituted by any third party, whether groundless or otherwise, and from and against any and all such third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character and all Distributor’s direct documented costs to store, transport, test and destroy all unsellable Products and advertising materials arising from (i) the breach of MEL’s express representations and warranties under this Agreement or those of its agents, employees, subcontractors or others acting on its behalf, (ii) any impurity, adulteration, deterioration in or misbranding of any Products sold to Distributor by MEL, (iii) any prior distributor of Products in the Territory, (iv) any MEL marketing, advertising, promotion, labeling, Global Branding and Marketing, and the Trademarks, Copyrights, Patents, Know-How or other intellectual property relating to the Products, or (v) the fact that the Products (A) are not safe for the purposes for which goods of that kind are normally used or (B) do not comply with any applicable health, safety, or environmental laws, regulations, orders or standards imposed in the Territory; provided that (1) Distributor gives MEL written notice of any indemnifiable claim and Distributor does not settle any claim without MEL’s prior written consent, and (2) Distributor does all things reasonably required by applicable law to mitigate the claim, loss, damage, liability, cost, suit, action, judgment or expense (including without limitation attorney’s fees) to the fullest possible extent.

c.         If any action or proceeding is brought against Distributor, MEL or any other indemnified party under Section 19(a) or 19(b) (the “Indemnified Party”), the Indemnified Party shall promptly notify the party required to provide indemnification (the “Indemnifying Party”) in writing to that effect.  If the Indemnified Party fails to promptly notify the Indemnifying Party, the Indemnified Party shall be deemed to have waived any right of indemnification with respect to such claim to the extent (but only to the extent) any delay in such notice prejudices the Indemnifying Party’s ability to defend such action, suit or proceeding.  The Indemnifying Party shall have the right to defend such action or proceeding at the Indemnifying Party’s sole cost by counsel satisfactory to Indemnifying Party. If the Indemnifying Party fails to promptly defend or otherwise settle or finally resolve such action, suit or proceeding, Indemnified Party may defend such action, suit or proceeding using counsel selected by Indemnified Party, and the Indemnifying Party shall reimburse Indemnified Party for any resulting loss, damages, costs, charges, attorney’s fees, and other expenses and the related costs of defending such action, suit or proceeding.

d.         The parties agree that the provisions contained in this Section shall survive the termination or expiration of this Agreement.

20.       Insurance.  During the Term of this Agreement and for a period of two (2) years thereafter, MEL and Distributor agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each party shall provide the other party with a certificate of insurance evidencing such insurance, in a form satisfactory to such party:

•

Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage / $1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

•	Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverage described above.

•	Other statutory insurance required by the applicable laws of the Territory.

For any claims under this Agreement, the applicable party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other party.  All

deductibles payable under an applicable policy shall be paid by the party responsible for purchasing such policy.   All such insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums.  The parties will ensure that the insurance policies obtained pursuant to this Section are effective and enforceable for any liability, claims or other insurable event arising in the Territory.

21.       Competing Products.  During the Term of this Agreement, Distributor shall not market, sell, manufacture, prepare, package, or distribute, directly or indirectly, or assist any third party in engaging in the business of manufacturing, marketing, selling, or distributing any Energy Drink/s or products reasonably likely to be confused with any of the Products in the Territory or reasonably likely to be perceived by consumers as confusingly similar to or be passed off as Products (“Competing Products”), except that Distributor may manufacture, prepare, package, market, sell and distribute and otherwise engage or assist any third party in engaging in the business of manufacturing, marketing, selling or distributing in the Territory Competing Products that: (a) are owned, marketed, sold or distributed by KO or an Affiliate of KO, or (b) were internally developed by KO or any of its Affiliates, in each case (a) and (b), to the extent KO is not otherwise prohibited from marketing, selling or distributing such Competing Products pursuant to a written agreement between MEL or MEC and KO.  If under the terms of any written agreement between MEL or MEC and KO, KO authorizes Distributor to sell Competing Products, then Distributor agrees that it shall be obligated at all times to allocate and devote at least such resources and efforts (in all material respects) to the promotion, marketing, sale, and distribution of the Products as are substantially proportional to the ratio that the volume of Distributor’s sales of Products bears to the volume of Distributor’s sales of Competing Products.

22.       Amendment.  Except to the extent otherwise expressly permitted by this Agreement, no amendment of, or addition to, this Agreement shall be effective unless reduced to a writing executed by the duly authorized representatives of both parties.  KO’s approval of any amendment shall be necessary with respect to an amendment, modification, addition or deletion (a) that would reasonably be expected to materially impact KO’s rights or benefits under this Agreement or the International Distribution Coordination Agreement, or (b) to any of the following terms (or otherwise materially affecting such terms): definition of Products (to the extent KO has consent rights with respect thereto under the International Distribution Coordination Agreement), term, termination, deadlock procedures, placement in branded refrigerated equipment, distributor’s exclusivity, facilitation fee, distribution refusal, competing products or other non-competition, and amendment, in which case KO’s affirmative written approval shall be required.

23.       Assignment.  Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other and KO; provided, that MEL shall have the right, in its sole and absolute discretion, to assign its rights and/or obligations under this Agreement to any Affiliate or subsidiary of MEL without the written consent of Distributor and/or KO, and any such transferee shall be deemed to be included within the defined term “MEL” for purposes of this Agreement.  Any purported assignment or delegation, in the absence of such written consent, shall be void.

24.       No Agency.  The relationship between MEL and Distributor is that of a vendor to its vendee and nothing herein contained shall be construed as constituting either party the employee, agent, independent contractor, partner or co-venturer of the other party.  Neither party shall have any authority to create or assume any obligation binding on the other party.

25.                            Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (without reference to its law of conflict of laws), and the provisions of the United Nations Convention On Contracts For The International Sale Of Goods will expressly be excluded and not apply.  The place of the making and execution of this Agreement is California, United States of America.  Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory. For the sake of clarity, the parties record that their choice of law shall not include the California Franchise Relations Act or the California Franchise Investment Law, or any amendment or functionally equivalent statute, unless such law would otherwise apply, and nothing herein shall be deemed to extend or otherwise affect the scope or application of such statutes.

[NTD: ALTERNATIVE SECTION 25 FOR USE WHEN ENGLISH GOVERNING LAW IS USED. DELETE IF NOT APPLICABLE. IF ALTERNATIVE SECTION 25 IS USED, DELETE SECTION 25 ABOVE.]

25.                            Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, and the provisions of the United Nations Convention On Contracts For The International Sale Of Goods will expressly be excluded and not apply.  The place of the making and execution of this Agreement is London, United Kingdom.  Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory.

26.                            Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”).  The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California.  Judgment upon any award rendered may be entered in any court having jurisdiction thereof.  Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than five (5) days in aggregate for each party. Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void.  In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees and costs to the prevailing party.  The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.  The decision of the arbitrator shall be final and conclusive upon all parties.  Notwithstanding anything to the contrary, if either party desires to seek injunctive or other provisional relief that does not involve the payment of money, then those claims shall be brought in a state or federal court located in Orange County, California, and the parties hereby irrevocably and unconditionally consent to personal jurisdiction of such courts and venue in Orange County, California in any such action for injunctive relief or provisional relief.

[NTD: ALTERNATIVE SECTION 26 FOR USE WHEN ENGLISH GOVERNING LAW IS USED. DELETE IF NOT APPLICABLE. IF ALTERNATIVE SECTION 26 IS USED, DELETE SECTION 26 ABOVE.]

26.                            Arbitration.

a.                                     Subject to the provisions of Section 26(b), any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, the formation, existence, validity, interpretation, or the breach or termination of this Agreement shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference to this Section. The tribunal shall consist of one arbitrator who shall be appointed by a vice-president of the LCIA. The seat of the arbitration shall be London and the language shall be English.

b.                                    MEL may in its absolute discretion bring proceedings in the courts of England and Wales in relation to any dispute, controversy or claim arising in connection with this Agreement, including any question regarding its existence, invalidity or termination and Distributor agrees to submit to the jurisdiction of the courts of England and Wales if MEL brings such proceedings.

27.                            Force Majeure.

a.                                     Neither party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to circumstances unforeseen as of the Effective Date or causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”), including, without limitation: (i) acts of God, act (including failure to act) of any Governmental Entity (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (ii) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes but only during the period of the applicable Force Majeure Event.

b.                                    The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore.  Such party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party shall give written notice to the other party within a reasonable time.

28.                            Merger.  This Agreement and the attached Exhibits contain the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, are intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, are intended as a complete and exclusive statement of the terms of such agreement, and supersede all negotiations, stipulations, understandings, agreements, promises, representations and warranties, whether written or oral, if any, with respect to such subject matter, which precede the execution of this Agreement.  No other negotiations, stipulations, understandings, agreements, promises, representations, or warranties, whether written or oral, either as an inducement to enter into this Agreement or as to its meaning or effect, have been made that are not contemplated herein.

29.                            Waivers.  No waiver of any provision hereof or of any terms or conditions will be effective unless in writing and signed by the party against which enforcement of the waiver is sought.  No relaxation or indulgence which either party may grant to the other shall in any way prejudice or be deemed to be a waiver or novation of any of such party’s rights under this Agreement.

30.                            Product Recall.  If any Governmental Entity issues a recall or takes similar action in connection with the Products, or if MEL determines that an event, incident or circumstance has occurred which may require a recall or market withdrawal, MEL shall advise Distributor of the circumstances by telephone or facsimile.  MEL shall have the right to control the arrangement of any Product recall, and Distributor shall cooperate in the event of a Product recall with respect to the reshipment, storage or disposal of recalled Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end users. MEL shall pay all reasonable expenses incurred by Distributor of such a recall, including the costs of destroying Products. Distributor, shall promptly refer to MEL for exclusive response to all customer or consumer complaints involving the health, safety, quality, composition or packaging of the Products, or which in any way could be detrimental to the image or reputation of MEL or the Products, and shall notify MEL of any governmental, customer or consumer inquiries regarding the Products about which Distributor becomes aware.

31.                            Interpretation.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  No provision of this Agreement shall be construed against any party on the grounds that such party or its counsel drafted that provision.

32.                            Partial Invalidity.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of the provision to any Person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.  The parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

33.                            Distributor Suppliers Guiding Principles.  MEL has been informed by Distributor that the following are Distributor Suppliers Guiding Principles (the “Guiding Principles”). Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of MEL or Distributor under this Agreement.  The Guiding Principles shall constitute unenforceable goals only of the parties and neither party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s). The preceding sentence shall not detract from the parties’ respective rights and obligations under Section 19 above or any other representation, warranty or obligation expressly made in this Agreement.

•               Laws and Regulations - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws, rules, regulations and requirements in the manufacturing and distribution of Products.

•               Child Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national child labor laws.

•               Forced Labor - Each party will use commercially reasonable good faith efforts to not use forced, bonded, prison, military or compulsory labor.

•               Abuse of Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on abuse of employees and will not physically abuse employees.

•               Freedom of Association and Collective Bargaining - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on freedom of association and collective bargaining.

•               Discrimination - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national discrimination laws.

•               Wages and Benefits - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national wages and benefits laws.

•               Work Hours and Overtime - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national work hours and overtime laws.

•               Health and Safety - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national health and safety laws.

•               Environment - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national environmental laws.

34.                            Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

35.                            Sales Information and Books and Records; Examination.  Not later than thirty (30) days after the end of each calendar month Distributor shall deliver to MEL full, complete and accurate written details, separately in respect of each country within the Territory, of the following with respect to Distributor’s sale of Products in the Territory: (a) total sales, (b) taxes and/or duties, (c) discounts and sales allowances paid, accrued or credited, (d) Products returned during such period, (e) other permitted allowances, rebates, and allowance programs granted, paid, payable, reimbursed, credited or incurred by Distributor, and (f) other records containing data in sufficient detail reasonably necessary to determine all amounts payable to or reimbursable by MEL under this Agreement (collectively, the “Records”).  Distributor shall keep and maintain complete and true books and other records containing data in sufficient detail reasonably necessary to determine all amounts payable to or reimbursable by MEL under this Agreement.  MEL shall have the right, at its own expense, on sixty (60) days prior written notice to have such books and records and the Records (and all reasonably related work papers and other reasonable information and documents necessary for any determination under this Agreement or other related agreements) kept by Distributor examined once per calendar quarter by a public accounting firm appointed by MEL to verify the completeness and accuracy of the Records.

36.                            TUPE:

a.                                     This Section 36 applies to the extent that the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or any equivalent legislation in the Territory which is derived from the Acquired Rights Directive (Directive 77/187 as amended by Directive 98/50/EC and consolidated in 2001/23/EC) (the “Regulations”) apply in respect of those MEL employees working exclusively on the sales and marketing of the Products immediately prior to the Effective Date or in respect of those employees of Distributor or any sub-distributor working exclusively on the sales and marketing of the Products immediately prior to the date of termination or expiry of this Agreement (the “Employees”).

b.                                    Subject to the provisions of Sections 36(c), (d), (e) and (f) below, MEL shall indemnify Distributor from and against all losses, costs, liabilities, expenses (including reasonable legal fees and disbursements), actions, proceedings, claims and demands (“Losses”) arising out of or in connection with:

i.                                        any claim by any Employee (or representative on the Employee’s behalf) for any remedy including but not limited to any breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, unlawful discrimination, unlawful deduction from wages, a protective award, an award under the National Minimum Wage Act 1998 or the Working Time Regulations 1998 or for breach of statutory duty or of any other nature as a result of anything done or omitted to be done by MEL in relation to their employment or termination of such employment prior to the Effective Date;

ii.                                    any claim by any person (other than an Employee) who asserts that his rights and liabilities as a result of his employment with MEL or its distributors/sub-contractors (other than Distributor) (or the termination of such employment) whether before or after the Effective Date transfer to Distributor arising solely under the Regulations;

iii.                                any failure to comply with its obligations under the Regulations, including but not limited to its obligations to inform and consult with the Employees in relation to the transfer of the sales and marketing services for the Products;

c.                                     In the event that the Regulations are deemed or alleged to apply to transfer the employment of any person (other than an Employee) from MEL (or its distributors/sub-contractors other than Distributor) to Distributor at any time, Distributor shall have the right to terminate such employment with immediate effect and MEL shall indemnify Distributor and keep Distributor indemnified against all Losses arising out of such employment or termination of such employment subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of MEL.

d.                                   In the event that either (i) Distributor informs MEL before the Effective Date that it does not require the services of any or all of the Employees or (ii) MEL informs Distributor before the Effective Date that it wishes to retain all or any of the Employees, then MEL shall be fully responsible for those Employees (even if the Regulations are alleged to apply) and Distributor shall have the right to terminate such Employees’ employment with immediate effect (should the Regulations be alleged to apply) and MEL shall indemnify Distributor and keep Distributor indemnified against all Losses arising out of such employment or termination of such employment (including any protective award) subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of MEL.

e.                                     In the event that Distributor informs MEL within three (3) months of the Effective Date that it does not require the services of any or all of the Employees, then Distributor shall have the right to terminate such Employees’ employment with immediate effect and MEL shall indemnify Distributor and keep Distributor indemnified against all Losses arising out of such employment from the Effective Date and/or arising out of the termination of such employment (including any protective award) subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of MEL.

f.                                      Subject to the provisions of Sections 36(b), (c), (d) and (e) above, Distributor shall indemnify MEL from and against all Losses arising out of or in connection with:

i.                                        any claim by any Employee (or representative on the Employee’s behalf) for any remedy including but not limited to any breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, unlawful discrimination, unlawful deduction from wages, a protective award, an award under the National Minimum Wage Act 1998 or the Working Time Regulations 1998 or for breach of statutory duty or of any other nature as a result of anything done or omitted to be done by Distributor or any sub-distributor in relation to their employment or termination of such employment after the Effective Date but prior to the date of termination or expiry of this Agreement;

ii.                                    any claim by any person (other than an Employee) who asserts that his rights and liabilities as a result of his employment with Distributor or its sub-distributor (or the termination of such employment) whether before or after the date of termination or expiry of this Agreement transfer to MEL or its distributors arising solely under the Regulations;

iii.                                any failure by Distributor or its sub-distributors to comply with its or their obligations under the Regulations, including but not limited to its obligations to inform and consult with the Employees in relation to the transfer of the sales and marketing services for the Products;

g.                                    In the event that the Regulations are deemed or alleged to apply to transfer the employment of any person (other than an Employee) from Distributor or its sub-distributor to MEL or another of its distributors at any time, MEL or its distributors shall have the right to terminate such employment with immediate effect and Distributor shall indemnify MEL and keep MEL indemnified against all Losses arising out of such employment or termination of such employment subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of Distributor.

h.                                    In the event that either (i) MEL informs Distributor before the date of termination or expiry of this Agreement that it or its distributors do not require the services of any or all of the Employees or (ii) Distributor informs MEL before the date of termination or expiry of this Agreement that it wishes to retain all or any of the Employees, then Distributor shall be fully responsible for those Employees (even if the Regulations are alleged to apply) and MEL or its distributors shall have the right to terminate such Employees’ employment with immediate effect (should the Regulations be alleged to apply) and Distributor shall indemnify MEL and keep MEL indemnified against all Losses arising out of such employment or termination of such employment (including any protective award) subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of Distributor.

i.                                        In the event that MEL informs Distributor within three (3) months of the date of termination or expiry of this Agreement that it or its distributors do not require the services of any or all of the Employees, then MEL or its distributors shall have the right to terminate such Employees’ employment with immediate effect and Distributor shall indemnify MEL and keep MEL indemnified against all Losses arising out of such employment from the Effective Date and/or arising out of the termination of such employment (including any protective award) subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of Distributor.

37.                            Publicity. MEL and Distributor each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the parties prior to release.  Thereafter, each party agrees to use commercially reasonable efforts to consult with the other party regarding any public, written announcement which a party reasonably anticipates would be materially prejudicial to the other party.  Nothing provided herein, however, will prevent either party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Securities Laws (including without limitation the rules, regulations and directives of the Securities and Exchange Commission) and/or such party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no confidential information is disclosed.  If a party breaches this Section 37 it shall have a seven (7) day period in which to cure its breach after written notice from the other party.  A breach of this Section 37 shall not entitle a party to damages or to terminate this Agreement.

38.                            Anti-Bribery Compliance.

a.                                     Distributor shall:

i.                                        comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption including but not limited to [Bribery Act 2010 (England and Wales) and] the United States Foreign Corrupt Practices Act (“Relevant Requirements”);

ii.                                    comply with MEL’s generally applicable Ethics, Anti-bribery and Anti-corruption Policies and the relevant industry codes on anti-bribery, in each case, that are provided to Distributor and as MEL or the relevant industry body may update them from time to time upon written notice to Distributor (“Relevant Policies”);

iii.                                have and shall maintain in place throughout the term of this Agreement, its own policies and procedures to ensure compliance with the Relevant Requirements and the Relevant Policies, and will enforce them where appropriate;

iv.                                to the extent permitted under applicable law, promptly report to MEL any request or demand for any undue financial or other advantage of any kind in violation of applicable law received by Distributor in connection with the performance of this Agreement; and

v.                                    to the extent permitted under applicable law, immediately notify MEL (in writing) if it becomes aware that a foreign public official becomes an officer or employee of Distributor or acquires a direct or indirect interest in Distributor (and Distributor warrants that, to its knowledge, it has no foreign public officials as officers, employees or direct or indirect owners at the date of this Agreement).

b.                                    Distributor shall use reasonable efforts to require that all of its agents and subcontractors who perform services or provide goods in connection with this Agreement do so only on the basis of a written contract which imposes on and secures from such persons terms consistent with those imposed on Distributor in this Section 38.

39.                            Ethical Standards.

a.                                     Distributor and each of its sub-distributors will comply with the United States Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to MEL or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

b.                                    MEL will comply with the United States Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to Distributor or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

40.                            Controlling Language.  This Agreement is in the English language only, which will be controlling in all respects. No translation, if any, of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either party hereto.

41.                            Notices.  All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

If to MEC and MEL:

Monster Energy Ltd.

c/o Mason Hayes & Curran

South Bank House, Barrow Street, Dublin 4, Ireland

Attention: Tony Burke

Facsimile: +353-1-614-5001

And:

Monster Energy Company

1 Monster Way

Corona, California 92879

Attention: Chief Executive Officer

Facsimile: (951) 739-6210

with a copy to:

Solomon Ward Seidenwurm & Smith LLP

401 B Street, Suite 1200

San Diego, California  92101

Attention:  Norman L. Smith, Esq.

Facsimile:  (619) 231-4755

If to Distributor:

[•]

For Payment Notices:

[•]

with a copy to:

[•]

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) calendar days after confirmed delivery to such carrier.  Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

42.                            Further Assurances.  Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

43.                            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

44.                            Confidentiality.  During the Term, each party shall maintain in strict confidence all commercial information disclosed by the other party (which obligation shall expressly survive termination of this Agreement for any reason); provided, however that such commercial information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates), (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of such commercial information.  Notwithstanding the foregoing, the parties agree that any such commercial information may be disclosed as required by applicable law or an order by a Governmental Entity or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, that, except where prohibited by law, the recipient will give the disclosing party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing party, in order to allow the disclosing party an opportunity to oppose, or limit the disclosure of such commercial information or otherwise secure confidential treatment of such commercial information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of such commercial information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.

45.                            Non-Binding Negotiations and Effectiveness.  MEL and Distributor acknowledge and agree that, except as expressly stated in this Agreement, there are no binding obligations or commitments existing between MEL and Distributor.  No course of conduct, whether or not consistent with the terms discussed in connection with this Agreement, shall have the effect of converting any negotiations or discussions into a binding contract.  No legally binding contract shall exist between MEL and Distributor unless and until this Agreement is executed by MEL and Distributor.  This Agreement shall only become effective when it has been executed by both MEL and Distributor.

(Signature page/s follows.)

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

MONSTER ENERGY LTD.	[•]

By:	By:
Name: Rodney Sacks	Name:
Its: Director	Its:

[Signature Page to International Distribution Agreement]

EXHIBIT A

International Distribution Agreement

INITIAL PRODUCT LIST

Exhibit A

EXHIBIT B

International Distribution Agreement

THE TERRITORY

In the event of a dispute with respect to territorial boundaries between two adjacent parties, MEC shall have the right to decide such dispute in its sole discretion, and any such decision shall be final and binding upon the parties.

Exhibit B

EXHIBIT C

International Distribution Agreement

EXCLUSIVE DISTRIBUTOR ACCOUNTS

EXCLUSIVE MEL ACCOUNTS

NON-EXCLUSIVE DISTRIBUTOR ACCOUNTS

Exhibit C

EXHIBIT D

International Distribution Agreement

THE TRADEMARKS

MONSTER ENERGY

MONSTER

MONSTER

MONSTER ENERGY

UNLEASH THE BEAST

MONSTER LO CARB

MONSTER RIPPER

MONSTER EXPORT

Exhibit D

EXHIBIT E

International Distribution Agreement

PROMOTIONAL ACTIVITIES COSTS

[TO BE PROVIDED]

Exhibit E

EXHIBIT F

International Distribution Agreement

MMM ACCOUNTS – MEL DIRECT VOLUME

________________ cases*

*To be calculated by MEL as soon as practical following the Commencement Date and to be the number of cases sold directly by MEL to outlets in the Territory during the twelve (12) month period prior to the Commencement Date, but only with respect to that portion of the Territory, if any, (as defined in this Agreement) which was not part of Distributor’s “Territory” under one or more distribution agreements in existence between MEL and Distributor prior to the Effective Date (the “Prior Agreements”).  In the event that this Agreement is amended to include additional “Territory” following the Commencement Date, the number of cases set forth above shall be increased accordingly, but only with respect to such additional “Territory.”  For the avoidance of doubt, the number of cases set forth above shall (a) only apply to the calculation and payment of the fees payable by MEL to Distributor in accordance with Section 14(c) solely with respect to any new Territory allocated to Distributor pursuant to this Agreement with effect from or after the Effective Date which was not part of Distributor’s “Territory” under the Prior Agreements (the “New Territory”) and (b) not include the aggregate number of cases of Products sold by MEL to outlets in the Territory that was part of Distributor’s “Territory” under the Prior Agreements.

For outlets which are part of Distributor’s New Territory, MEL shall pay Distributor in accordance with the formula set forth in Section 14(c) for the number of cases of Products sold directly by MEL to such outlets, less the number of cases of Products set forth above.

For outlets which were part of Distributor’s “Territory” under the Prior Agreements, MEL shall pay Distributor in accordance with the formula set forth in Section 14(c) for all cases of Products sold directly by MEL to such outlets, without reference to, or subtracting, the number of cases of Products set forth above.

EXHIBIT B
Amended and Restated International Distribution Coordination Agreement

TERRITORY

The entire world with the exception of Cuba and North Korea for so long as it is subject to applicable trade embargoes and sanctions laws and regulations, and excluding the United States of America (including the District of Columbia and all states, territories, and possessions of the United States of America) and Canada (including all territories and possessions of Canada).

Exhibit B

EXHIBIT C-1
Amended and Restated International Distribution Coordination Agreement

OTHER MONSTER DRINKS

NONE

Exhibit C-1

EXHIBIT C-2

Amended and Restated International Distribution Coordination Agreement

OTHER PRODUCTS

NONE

Exhibit C-2

EXHIBIT D-1
Amended and Restated International Distribution Coordination Agreement

REGIONS

No.	Regions
1	Western Europe
2	Eastern Europe, Caucasus, & Central Asia
3	Middle East & Turkey
4	Mexico & Central America
5	South America
6	North Africa, Central, East, & West Africa
7	South Central Africa
8	China/Hong Kong/Taiwan
9	Korea & Japan
10	Australia/New Zealand and rest of SE Asia
11	India/Sri Lanka/Pakistan/Bangladesh/Myanmar

Exhibit D-1

EXHIBIT D-2
Amended and Restated International Distribution Coordination Agreement

BASE VOLUME

[TO BE UPDATED UPON TRANSITION OF APPLICABLE TERRITORIES]

Exhibit D-2

EXHIBIT D-3
Amended and Restated International Distribution Coordination Agreement

NET SALES AND NET PROFIT STATEMENT

Section 1:  Net Sales Statement

INCOME STATEMENT TEMPLATE
(in US Dollar)	ACTUAL	NET SALES %

Gross Sales	-	0.0%
Add: Recognized Deferred Revenue	-	0.0%
Less: Sales Adjustments	-	0.0%
Less: Spoilage	-	0.0%
Less: Cash Discounts	-	0.0%
ADJUSTED GROSS SALES	-	0.0%

LESS:
Off Invoice	-	0.0%
Market Development Fund	-	0.0%
Slotting	-	0.0%
Coupon Redemption	-	0.0%
Chain CMA’s	-	0.0%
Invasion Fees	-	0.0%
*** Commissions	-	0.0%
ALLOWANCES/RECLASSIFICATIONS	-	0.0%

NET SALES (100%)	-	0.0%

Section 2: Net Profit Statement

INCOME STATEMENT TEMPLATE
(in US Dollar)	ACTUAL	NET SALES %

NET SALES (100%)	-	0.0%
LESS Cost of Goods Sold	-	0.0%

GROSS PROFIT	-	0.0%

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit D-3

SELLING
Distribution Expense	-	0.0%
Selling Expense	-	0.0%
LESS: TOTAL SELLING EXPENSES	-	0.0%

CONTRIBUTION MARGIN	-	0.0%

Payroll Expenses	-	0.0%
General & Admin Expenses	-	0.0%
Distributor Terminations/Settlements	-	0.0%
Less TOTAL G & A EXPENSES	-	0.0%

OPERATING INCOME	-	0.0%

Less: Non-operating income (expense)	-	0.0%
INCOME BEFORE TAXES	-	0.0%

Less: Provisions for Income Taxes	-	0.0%
NET INCOME = NET PROFIT	-	0.0%

DISTRIBUTION
Freight Out	-	0.0%
Pick-up Allowance	-	0.0%
Storage/Warehouse	-	0.0%
DISTRIBUTION EXPENSE	-	0.0%

SELLING EXPENSE
Advertising	-	0.0%
Promotional Allowances	-	0.0%
Promotional Printing-Coupons	-	0.0%
Commission	-	0.0%
Conventions & Sales Incentives	-	0.0%
In-Store Demos	-	0.0%
Point of Sale	-	0.0%
Marketing Research & Social Media	-	0.0%
Samples	-	0.0%
Sponsors/Endorse/Dues	-	0.0%
Premiums	-	0.0%
Merchandise Display	-	0.0%
Graphic Design	-	0.0%
SUBTOTAL SELLING EXPENSE	-	0.0%

Exhibit D-3

Allocated Trade Development	-	0.0%
Allocated MAT Program	-	0.0%
Allocated CAT Program	-	0.0%
SUBTOTAL MKTG PROGRAMS	-	0.0%
TOTAL SELLING EXPENSE	-	0.0%

PAYROLL EXPENSE
Salaries - Executives	-	0.0%
Salaries - Operations	-	0.0%
Salaries - Administrative	-	0.0%
Salaries - Marketing & Admin	-	0.0%
Salaries - Sales & Support	-	0.0%
Salaries - Bonus/Severance	-	0.0%
Stock Based Compensation	-	0.0%
Payroll Taxes	-	0.0%
Insurance Health and Dental	-	0.0%
Insurance Workers Comp	-	0.0%
Employee Benefits - 401K	-	0.0%
Employee Benefits - Other	-	0.0%
Temporary Services	-	0.0%
TOTAL PAYROLL EXPENSE	-	0.0%

GENERAL & ADMINISTRATIVE EXPENSES
Amortiz - L/H Improve/Def Lease Asset	-	0.0%
Amortiz - Trademark	-	0.0%
Bad Debts/Bank Charges	-	0.0%
Charitable Contributions	-	0.0%
Depreciation	-	0.0%
Dues - Subscriptions	-	0.0%
Entertainment	-	0.0%
Postage - Messenger - UPS	-	0.0%
Insurance	-	0.0%
Penalties - Traffic & Other	-	0.0%
Prof Svcs - Computer	-	0.0%
Prof Svcs - Legal	-	0.0%
Prov Svcs - Accounting	-	0.0%
Prof Svcs - Trademark	-	0.0%
Prof Svcs - SAP	-	0.0%
Prof Svcs - Other	-	0.0%
Supplies - Office	-	0.0%
Supplies - Computer	-	0.0%
Computer & Software	-	0.0%

Exhibit D-3

Meetings & Seminars	-	0.0%
Rent - Offices	-	0.0%
Rent - Equipment & Other	-	0.0%
Repairs & Maintenance	-	0.0%
Taxes & Licenses	-	0.0%
Telephone Expense	-	0.0%
Travel	-	0.0%
Truck & Auto	-	0.0%
Utilities	-	0.0%
GENERAL & ADMIN EXPENSES	-	0.0%

NON-OPERATING INCOME (EXPENSE)
Royalty	-	0.0%
Foreign Currency	-	0.0%
TOTAL NON-OPERATING INCOME (EXPENSE)	-	0.0%

Exhibit D-3

EXHIBIT E
Amended and Restated International Distribution Coordination Agreement

4.1.2                Pepsi System.  Without limiting any other provisions of the Agreement, MEL will not grant any distribution rights regarding the Products to PepsiCo, or any of its Affiliates, or distributors whose sale of Pepsi products exceeds *** percent *** of such distributor’s total sales. This provision shall not apply to general wholesalers and broad-line distributors.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit E

EXHIBIT H
Amended and Restated International Distribution Coordination Agreement

8.         Competitive Product/s.

8.1       This Competitive Products provision (Exhibit H) (this “Provision”) is made pursuant to the following recitals of fact, which recitals constitute an integral part of the Provision and this Agreement.  The Parties acknowledge, agree and represent to each other that (a) MEL has agreed to transfer substantially all of its distribution of Monster Energy Drink/s from independent distributors to KO’s system of distribution, to pay KO the Commission and to grant other benefits to KO, KO Affiliates and KO Distributors in reliance upon KO’s covenants as set forth in this Exhibit H, (b) this Provision is a material and integral inducement to MEL completing the transactions contemplated by this Agreement, the Asset Transfer Agreement and the Transaction Agreement (the “Underlying Agreements”) and that KO is receiving valuable consideration for the covenants contained in this Provision, (c) the scope of the restrictive covenants set forth in this Provision are reasonable in view of the substantial consideration KO is receiving, (d) the performance by KO of its obligations under this Provision is a material and substantial part of the consideration due MEL under the Underlying Agreements, and (e) MEL would not have entered the Underlying Agreements in the absence of this Provision and KO acknowledges that this Provision is reasonable and necessary to protect the legitimate interests of MEL.

8.2       During the Term of this Agreement (the “Restricted Period”), KO shall not, and shall cause its consolidated Subsidiaries (as defined in Section 12.1.6) not to, acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of, the business, assets, brands or trademarks related to the marketing, sale or distribution of any (a) Energy Drinks (in any and all sizes or packages), (b) Red Bull branded products, or (c) Rockstar branded products, owned by (i) Red Bull GmbH and Red Bull Thailand and each of their respective controlled Affiliates and/or successors (collectively, “Red Bull”) or (ii) Rockstar, Inc. and its controlled Affiliates and/or successors (collectively, “Rockstar”).

8.3       During the Restricted Period, KO shall not, and shall cause its consolidated Subsidiaries not to, directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Competitive Products in the Restricted Territories (“Energy Competitive Business”); provided, that, nothing in this Provision shall preclude or prohibit KO or its consolidated Subsidiaries from (a) consummating the transactions contemplated by any of the Transaction Documents, (b) performing their respective obligations or exercising their respective rights under any of the Transaction Documents, (c) owning equity interests in any non-consolidated entity that may be engaged in any Energy Competitive Business; provided, that none of KO or any of its consolidated Subsidiaries knowingly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith, or (d) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) any business that engages in an

Exhibit H

Energy Competitive Business, if the Energy Competitive Business represents less than fifty percent (50%) of the acquired business’s total assets (measured based on the most recent financial statements available for the acquired business prior to the execution of definitive agreements for such acquisition) so long as a definitive agreement for the sale, transfer or other disposition of the portion of such business that engages in the Energy Competitive Business to a Third Party is entered into within twelve (12) months (or sooner, to the extent practicable without adversely affecting the value received in such sale) following the consummation of the acquisition of such business, and consummation of any such sale, transfer or other disposition occurs within eighteen (18) months following the acquisition of such business (or, if not consummated within such period, as soon as practicable thereafter).  For the avoidance of doubt, the restrictions in this Provision shall not apply to any non-consolidated entities in which KO or its Subsidiaries or Affiliates may hold an interest; provided, that none of KO or any of its consolidated Subsidiaries knowingly causes or approves in writing (to the extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith.

8.4       For purposes of this Provision, the term “knowingly” refers to, with respect to KO, the knowledge of any member of senior management of KO.

8.5       For the avoidance of doubt, nothing in this Provision shall limit or modify KO’s obligations under Section 8.14 of the Transaction Agreement.

8.6       The Parties acknowledge that the restrictions contained in this Provision are reasonable and necessary to protect the legitimate interests of the parties, constitute a material inducement to the Parties to enter into the Underlying Agreements and the other agreements contemplated hereby and thereby, are an essential element of the transactions contemplated hereby and thereby, and that any breach will result in irreparable injury to the other Party.  Each Party agrees that neither it nor any of its controlled Affiliates will challenge the enforceability of, or the reasonableness of the time, scope or geographic coverage of, any provision of this Provision in any action or proceeding.  In the event that any covenant contained in this Provision is ever adjudicated to exceed the time, geographic, scope or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, scope or other limitations permitted by applicable law.  The covenants contained in this Provision and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.7       For purposes of this Provision, (a) any terms defined in the Agreement to which this Provision is attached, but not defined in this Provision, will have the meanings set forth in such Agreement and (b) any terms defined in this Provision (including the following terms) will have the definitions set forth in this Provision (it being understood that definitions of any terms defined herein will supersede any definitions set forth in the Agreement to which this Provision is attached).

Exhibit H

8.7.1    “Competitive Products” means (a) any Energy Beverages and/or (b) any Red Bull branded products and/or Rockstar branded products.

8.7.2    “Energy Beverages” means any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation, that both (a) is marketed or positioned to consumers as an energy beverage and (b) contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients); provided that “Energy Beverages” shall not include (whether or not they would otherwise be an Energy Beverage) either (i) any beverage which is marketed or positioned to consumers under the Coca-Cola brand and any line extensions or expansions of such products marketed under such brand, or (ii) any products marketed under the Vitaminwater brand and any line extensions or expansions of such products marketed under such brand even if such product utilizes the word “energy” on its packaging or labeling as long as such product (utilizing the word “energy” on its packaging or labeling) is also identified as a nutrient based water beverage (or words of similar import).

8.7.3    “Excluded Territories” means any (a) Served Territory as of or after the Effective Date and as to which, at any time as of or after the one-year anniversary of the Effective Date, no distribution agreement with any KO Distributor covering any Product that is either an Energy Beverage brand that was included in the KO Asset Transfer (as defined in the Asset Transfer Agreement) or an Energy Beverage brand of NewCo (“MBC”), Company (“MEC”) or one of their Subsidiaries, in each case in such Served Territory, is in effect (in the case of an Energy Beverage included in the KO Asset Transfer, to the extent that the distribution of such Energy Beverage is occurring in substantially the same manner as occurring as of the date of the Transaction Agreement), (b) Served Territory as to which a KO Distributor previously had distribution rights that have since terminated but only upon the earlier to occur of (i) the six-month anniversary of the date of such termination if no New Distribution Agreement with a KO Distributor in such territory has been entered into by such six-month anniversary and (ii) the date when MBC or one of its Affiliates enters into a distribution agreement with a distributor that is not a KO Distributor covering such Served Territory, or (c) Unserved Refused Territory; provided, however, that (i) the one-year deadline referred to in clause (a) (the “Relevant Period”), will be deemed to be extended for as long as MBC is negotiating, as of the end of the Relevant Period, and thereafter continues to negotiate, in each case in good faith with the applicable KO Distributor, regarding a New Distribution Agreement in such Served Territory (provided that any such extension shall not exceed twelve (12) months) and (ii) no Served Territory will be deemed to be an Excluded Territory as a result of the operation of clause (a) above if there has been a Distribution Refusal by the applicable KO Distributor prior to the end of the applicable Relevant Period (as it may be extended pursuant to clause (i)) unless following such Distribution Refusal MBC or one of its Affiliates enters into a distribution agreement with a Third Party on terms that are more favorable to such Third Party, in the aggregate, than the last terms proposed to the applicable KO Distributor that was the subject of the Distribution Refusal.

Exhibit H

8.7.4    “Products” means all beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries, including, with respect to any period following the Effective Date, any brand included in the KO Asset Transfer.

8.7.5    “Restricted Territories” means Served Territories and Unserved Territories, in each case, other than any Excluded Territory.

8.7.6    “Served Territories” means, as of a given date, a territory where either of the following have been distributed pursuant to one or more distribution agreements prior to such date: (a) beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries or (b) beverages manufactured by or for KO or any of its Subsidiaries or marketed or sold under the brands of KO or any of its Subsidiaries and included in the KO Asset Transfer.

8.7.7    “Territory Implementation” means the initiation or commencement of any one or more of (a) the process to obtain or satisfy any applicable governmental, regulatory or other industry-related approvals or requirements required for distribution of the applicable Products in the applicable Unserved Territory, (b) due diligence related to determining the feasibility of distribution of Products in the applicable Unserved Territory, or (c) the commencement of negotiations with a KO Distributor with respect to the future distribution of Products in that Unserved Territory.

8.7.8    “Third Party” means any Person other than MBC, MEC, KO or their respective Affiliates.

8.7.9    “Transaction Documents” means the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements (as defined in the Transaction Agreement), the Ancillary Agreements (as defined in the Asset Transfer Agreement), all exhibits and schedules to the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements (as defined in the Asset Transfer Agreement) and any other documents, certificates, agreements or letters executed in connection with the transactions contemplated by the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements.

8.7.10  “Unserved Refused Territory” means any Unserved Territory as follows:  Following the Effective Date, if KO receives a request from a KO Distributor in an Unserved Territory to make an Energy Beverage available to it for distribution in such Unserved Territory, then KO may provide a written notice to MBC of its intention to distribute products of KO or its Affiliates that are Energy Beverages in any Unserved Territory.  If (a) MBC fails to deliver to KO within ninety (90) days after KO provides such notice to MBC a written affirmation that MBC intends in good faith to distribute products that are Energy Beverages in such Unserved Territory, (b) MBC fails to commence a Territory Implementation in respect of such Unserved Territory in good faith within twelve (12) months after delivery to KO of such written affirmation, or (c) (i) MBC ceases to advance, in good faith, the applicable process described in the definition of Territory Implementation in such Unserved Territory after the twelve (12) month period set forth in the foregoing clause (b) and (ii) following the twelve (12) month period

Exhibit H

referred to in the foregoing clause (b), KO provides notice to MBC indicating that MBC has ceased to advance such applicable process and MBC thereafter fails to progress such process in good faith within ninety (90) days of receipt of such notice, then such territory shall become an Unserved Refused Territory; provided, however, that MBC shall be excused from continuing with any Territory Implementation during any period that (A) a governmental or regulatory approval process shall have delayed the commencement of distribution in such territory or (B) economic conditions would reasonably be expected to have an adverse economic impact on MBC’s business of distributing Products in such Unserved Territory or to otherwise delay the commencement of distribution in such territory; provided, further, that if at any time MBC no longer intends in good faith to implement such Territory Implementation in the applicable Unserved Territory, it shall promptly inform KO of such change in intention and thereafter such Unserved Territory shall become an Unserved Refused Territory.

8.7.11  “Unserved Territories” means, as of a given date, a territory where neither of the following are being or have been distributed pursuant to one or more distribution agreements prior to such date: (a) beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries or (b) beverages manufactured by or for KO or any of its Subsidiaries or marketed or sold under the brands of KO or any of its Subsidiaries and included in the KO Asset Transfer.

Exhibit H

EXHIBIT I
Amended and Restated International Distribution Coordination Agreement

4.1.1(b)(i)                                In the event that the New Distribution Agreement being negotiated is an amendment to an Existing Distribution Agreement and the Proposed Distributor is willing to agree to the terms of the Existing Distribution Agreement for the additional Sub-Territories to be added (but not to an amendment implementing terms substantially identical with the form attached as Exhibit A), upon KO’s direction, MEL shall not be permitted to withhold agreement to adding the additional Sub-Territories to the Existing Distribution Agreement.

Exhibit I

EXHIBIT J
Amended and Restated International Distribution Coordination Agreement

KO COMPETITORS

***

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit J

EXHIBIT X

Amended and Restated International Distribution Coordination Agreement

NONE

[KO and MEL shall reasonably agree upon the content and timing of any such letter or email, if any, following the Effective Date.]

Exhibit X

EXHIBIT Z

Amended and Restated International Distribution Coordination Agreement

4.8                            KO Distributors; Distribution Agreements.  Whenever a KO Bottler Agreement with a KO Distributor that is a party to a KO Distribution Agreement expires or is terminated by KO pursuant to either a deficiency termination procedure or any other right of termination stated in such a KO Bottler Agreement, KO shall notify MEL in writing within sixty (60) days after such termination.  In the event that any such former KO Distributor is no longer a party to any KO Bottler Agreement, upon written notice from KO, MEL shall (or shall cause its applicable Affiliate to) terminate all KO Distribution Agreements with such former KO Distributor to the extent that such KO Distribution Agreements can be terminated by MEL (or such applicable Affiliate) upon such occurrence or upon written notice pursuant to and in accordance with the terms of the applicable KO Distribution Agreements. Notwithstanding the foregoing, MEL shall not be required pursuant to this Section 4.8 to (or to cause such applicable Affiliate to) terminate such KO Distribution Agreement (a) under which MEL is obligated to pay a Severance Payment (or other amounts required to be paid for termination) to such former KO Distributor, *** and (b) with respect to any Sub-Territory/ies applicable to the KO Distribution Agreement to be terminated, until such time as MEL receives a Distribution Commitment from a Primary KO Distributor for such Sub-Territory/ies in accordance with the Distributor Negotiation Process (mutatis mutandis).

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit Z